EXECUTION COPY
AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT
Dated as of May 7, 2019
among
SONORAN AUTO RECEIVABLES TRUST 2017-1,
as the Borrower,
CARVANA AUTO RECEIVABLES 2016-1 LLC,
as the Transferor,
CARVANA, LLC,
as the Trust Administrator,
ALLY BANK,
as the Administrative Agent,
and
The Lenders Party Hereto

Certain information has been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.
4852-5338-7414

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TABLE OF CONTENTS
(continued)
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TABLE OF CONTENTS
(continued)

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SCHEDULES

Schedule A	-	Eligible Receivable Criteria
Schedule B	-	Schedule of Receivables
Schedule C	-	Schedule of Documents
Schedule D	-	Tradenames
Schedule E	-	eOriginal System Description
Schedule F	-	Authorized Signatories
Schedule G	-	DocuSign System Description
Schedule H		DocuSign Services Agreement

EXHIBITS

Exhibit A	-	Form of Funding Request
Exhibit B	-	Form of Note
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D	-	Credit Policy
Exhibit E	-	Form of Power of Attorney
Exhibit F	-	Form of Solvency Certificate
Exhibit G-1	-	Form of Settlement Report
Exhibit G-2	-	Form of Funding Report
Exhibit H	-	Form of Permitted Take-Out Release

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AMENDED AND RESTATEDLOAN AND SECURITY AGREEMENT
This Amended and Restated Loan and Security Agreement (as from time to time amended, supplemented or otherwise modified and in effect, this “Agreement”), is made as of May 7, 2019, among SONORAN AUTO RECEIVABLES TRUST 2017-1, a Delaware statutory trust, as borrower (the “Borrower”), CARVANA AUTO RECEIVABLES 2016-1 LLC, a Delaware limited liability company, as Transferor (the “Transferor”), CARVANA, LLC, an Arizona limited liability company (“Carvana”), as Trust Administrator (the “Trust Administrator”), ALLY BANK, a Utah chartered bank (“Ally Bank”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and each Lender from time to time party hereto.
W I T N E S S E T H:
WHEREAS, the Borrower intends from time to time to acquire receivables from the Transferor;
WHEREAS, the Borrower wishes to finance the acquisition of such receivables in part with advances made to the Borrower by the Lenders;
WHEREAS, the Lenders are willing to make such advance on and subject to the terms set forth herein;
WHEREAS, Ally Bank and Ally Financial Inc. (“Ally Financial”) previously entered into that certain Amended and Restated Master Purchase and Sale Agreement, dated as of March 6, 2017 (as amended, supplemented, or otherwise modified from time to time, the “Flow Purchase Agreement”), among the Transferor, Ally Bank, Ally Financial and the other parties thereto, pursuant to which the Transferor will sell certain other receivables to Ally Bank and Ally Financial;
NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
Definitions; Construction
Section 1.1 Definitions.
Whenever used herein, unless the context otherwise requires, the following words and phrases shall have the following meanings:
Account: Any of the Collection Account and the Credit Reserve Account.
Account Bank: Wells Fargo Bank, National Association, or any successor thereto in its capacity as Account Bank under the Account Control Agreement.

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Account Bank Fee: The fee payable to the Account Bank pursuant to the Account Control Agreement.
Account Collateral: With respect to each Account, such Account, together with all cash, securities, financial assets (as defined in Section 8-102(a)(9) of the UCC) and investments and other property from time to time deposited or credited to such Account and all proceeds thereof.
Account Control Agreement: The Securities Account Control Agreement, dated on or about the Closing Date, among the Borrower, the Administrative Agent, the Trust Administrator and the Account Bank, pursuant to which the Borrower grants exclusive control over the Accounts to the Administrative Agent.
Addition Date: Each date on which the Borrower acquires Receivables that are added to the Collateral.
Additional Amount: As defined in Section 2.13(a).
Administrative Agent: As defined in the preamble.
Administrative Agent Fee: As agreed upon by the Parties.
Advance Rate: As agreed upon by the Parties.
Advance Register: As defined in Section 13.1(d).
Advisors: Accountants, attorneys, consultants, advisors, credit enhancers, liquidity providers and Persons similar to the foregoing and the respective directors, officers, employees and managers of each of the foregoing.
Affected Party: The Lenders, the Administrative Agent and their respective successors and assigns.
Affiliate: With respect to any specified Person, any other Person controlling, controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
Aggregate Commitment: On any date of determination, an amount equal to the sum of each Lender’s Commitment hereunder.
Aggregate Unpaids: With respect to any date, an amount equal to the sum of (i) the Outstanding Loan Amount, (ii) all accrued but unpaid Interest, and, without duplication, all other Obligations owed (whether due and payable or accrued as of such date of determination) by the Borrower to the Secured Parties under this Agreement and the other Transaction Documents.

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Agreement: As defined in the preamble.
Ally Bank: Ally Bank, a Utah chartered bank, and its permitted successors and assigns.
Ally Financial: Ally Financial Inc., a Delaware corporation, and its permitted successors and assigns.
Annual Expenses Cap: In the aggregate [***], and in relation to the Administrative Agent [***], the Collateral Custodian and Account Bank [***] and the Owner Trustee [***].
Annual Percentage Rate or APR: With respect to a Receivable, the annual rate of finance charges stated in the Receivable.
Approved Exported Contract: means a Contract (i) that is fully executed by the parties through the E-Vault System, (ii) which Authoritative Copy has been electronically transferred to the Warehouse Vault Partition on the E-Vault System or (iii) which has been Exported by the Collateral Custodian and is held by the Collateral Custodian pursuant to the Collateral Custodian Agreement, together with the document history report prepared by the E-Vault Provider related to such Contract.
Approved Financed Ancillary Products: The products mutually agreed to by the Lender and the Borrower with respect to vehicle service contracts, global positioning systems, gap insurance or waiver, prepaid maintenance, tire & wheel protection, paintless dent repair, and such other products as may be agreed to in writing by the Lender and the Borrower from time to time.
Assignment and Acceptance: An assignment and acceptance agreement between a Lender and an Eligible Assignee, in substantially the form of Exhibit C hereto.
Authoritative Copy: With respect to any Electronic Contract, a copy of such Contract that is unique, identifiable and, except as otherwise provided in Section 9-105 of the UCC, unalterable, and is marked “original” or has no watermark or other marking that would indicate that it is a “copy” or “duplicate” or not an original or not an “authoritative” copy.
Authorized Signatory: With respect to any party hereto, any Person that (i) has been authorized to execute and deliver on behalf of such party any notice, certificate, document, agreement, consent, instruction or other communication to be delivered by such party under or in relation to this Agreement or any other Transaction Document and (ii) has direct responsibility for the administration of this Agreement or any other Transaction Document, the authority of which Person is indicated by inclusion of such Person’s name, title and specimen signature on Schedule F, as the same may be updated or supplemented by any party hereto by delivery of written notice to all other parties hereto of the addition thereto of an additional Person who is an Authorized Signatory of such party or removal therefrom of any Person previously identified as an Authorized Signatory of such party.
Available Amount: With respect to any Draw requested by the Borrower (or deemed requested pursuant to Section 2.3(b)(ii)) the least of (i) an amount equal to the positive excess, if any, of (a)

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the Borrowing Base calculated after giving effect to each Eligible Receivable that will be added to the Collateral since the prior Funding Date and that will be used in the calculation of the Borrowing Base over (b) the Outstanding Loan Amount prior to giving effect to the Draw to be made on such date, (ii) an amount equal to the product of (A) the aggregate Principal Balance of the Eligible Receivables that are to be added to the Collateral on such date minus the increase in the Overconcentration Amount as a result of such Receivables being added to the Collateral times (B) the Advance Rate, and (iii) the Available Commitment.
Available Commitment: With respect to any Draw requested by the Borrower (or deemed requested pursuant to Section 2.3(b)(ii)), the excess, if any, of (x) the sum of (i) the Aggregate Commitment and (ii) plus the aggregate amount funded in any prior Draw and the requested Draw with respect to any Receivable that had been previously included in the Borrowing Base, was repurchased, remediated and resold to the Borrower for inclusion in the Borrowing Base over (y) the aggregate amount of all Draws made prior to giving effect to the Draw to be made on such date less the aggregate amount paid to reduce all Outstanding Loan Amounts.
Available Funds: For any Settlement Date related to a Collection Period, an amount equal to the sum of (i) Collections in respect of Receivables and Collateral on deposit in the Collection Account, to the extent received by the Servicer or the Borrower during or in respect of the related Collection Period, (ii) any Credit Reserve Account Excess Amounts relating to investment earnings described in Section 2.10(e)(ii) for the related Collection Period, and (iii) investment earnings on amounts on deposit in the Collection Account.
Available Funds Shortfall: For any Settlement Date, the positive excess, if any, of (i) the amount necessary to make all distributions required to be made pursuant to clauses (i) through (iv) of Section 2.7 over (ii) the Available Funds for such Settlement Date.
Available Principal Collections: On any date of determination, the aggregate dollar amount of Collections on deposit in the Collection Account on such day, to the extent received by the Servicer or the Borrower during or in respect of the related Collection Period, that the Servicer has identified in the related Settlement Report as constituting a repayment of all or any portion of the Principal Balance of any Receivable.
Bankruptcy Code: The United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.
Baseline Cumulative Net Loss: As agreed upon by the Parties.
Benefit Plan Investor: An employee benefit plan (as defined in Section 3(3) of ERISA), that is subject to the provisions of Title I of ERISA, a plan subject to Section 4975 of the Code, or any entity whose underlying assets include plan assets by reason of investment by an employee benefit plan or plan in such entity.
Borrower: As defined in the preamble.

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Borrowing Base: As of any date of determination, the sum of (a) the product of the Net Receivables Balance on such day multiplied by the Advance Rate plus (b) during the Commitment Period, an amount equal to (i) the amount of Collections on deposit in the Collection Account on such date of determination after giving effect to any deposits or withdrawals therefrom minus (ii) all amounts reasonably expected to be paid pursuant to clauses (i) - (iii) of Section 2.7 on next Settlement Date and, if such date of determination is prior to the Settlement Date in the calendar month in which such determination date occurs, the Settlement Date succeeding such next Settlement Date, in each case, prorated based on the number of calendar days elapsed in such settlement period to such determination and the number of days in such settlement period.
Breakage Costs: Such amount or amounts as shall compensate a Lender for any loss, cost or expense (but excluding lost profits) actually incurred by such Lender (as reasonably determined by such Lender) as a result of any prepayment of a Draw (and interest thereon) without at least five (5) Business Days prior written notice to the Administrative Agent and the Lenders, it being understood that all reductions of principal made pursuant to the provisions of Section 2.7, Section 2.15 and Section 2.16 shall not give rise to any Breakage Costs.”
Bridgecrest: Bridgecrest Acceptance Corporation, an Arizona corporation, and its permitted successors and assigns.
Business Day: Any day other than a Saturday, a Sunday or any other day on which banking institutions or trust companies in New York, New York, Wilmington, Delaware, Minneapolis, Minnesota or Detroit, Michigan may, or are required to, remain closed.
Carvana: As defined in the preamble.
Carvana E-Vault Services Agreement: (a) prior to the E Sign Transition Period, the Carvana E-Vault Services Agreement, and (b) during the E-Sign Transition Period, (i) the Carvana E-Vault Services Agreement with respect to Electronic Contracts originated on such system or (ii) the DocuSign Services Agreement with respect to Electronic Contracts originated on the DocuSign system, and (c) after the E Sign Transition Period, the DocuSign Services Agreement.
Carvana Vault Partition: The segregated partition of the E-Vault System established in the name of Carvana, with Wells Fargo Bank, National Association, as custodian.
Certificate: A certificate issued by the Borrower to a Certificateholder pursuant to the Certificate Purchase Agreement.
Certificate of Title: With respect to a Financed Vehicle, (i) the original Certificate of Title relating thereto, or copies of correspondence to the applicable Registrar of Titles, and all enclosures thereto, for issuance of the original Certificate of Title or (ii) if the applicable Registrar of Titles issues a letter or other form of evidence of lien in lieu of a Certificate of Title (including electronic titling), either notification of an electronic recordation, by either a Title Intermediary or the applicable Registrar of Titles, or the original lien entry letter or form or copies of correspondence to such applicable Registrar of Titles, and all enclosures thereto, for

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issuance of the original lien entry letter or form, which, in either case, shall name the related Obligor as the owner of such Financed Vehicle and a Title Lien Nominee as secured party.
Certificate of Trust: The certificate of trust of the Trust substantially in the form of Exhibit B to the Trust Agreement filed for the Trust pursuant to Section 3810(a) of the Statutory Trust Act.
Certificate Purchase Agreement: The Certificate Purchase Agreement, dated as of the Closing Date, between the Borrower and the initial Certificateholders.
Certificateholders: The owner of the Certificates issued by the Borrower pursuant to the Certificate Purchase Agreement.
Certificate Owner: The owner of an interest in a Certificate.
Change in Control: The (i) failure of the Originator to maintain, directly or indirectly, (A) control of the board of directors (or similar governing body) and (B) a beneficial ownership of 100% percent of the equity interests (having ordinary voting power on an as-converted, fully- diluted basis) of the Transferor or (ii) failure of Persons that, as of the Closing Date, directly or indirectly maintain, (X) control of the board of directors (or similar governing body) and (Y) a beneficial ownership of more than fifty percent (50%) of the equity interests (having ordinary voting power on an as-converted, fully-diluted basis) of the Originator to maintain such control or more than 50% ownership, other than as a result of (1) a registered public offering of securities of the Originator or (2) transfers of equity interests to Affiliates of such Persons or to other Persons that, individually or collectively, as of the Closing Date, owned equity interests (having ordinary voting power on an as-converted, fully-diluted basis) of the Originator representing not less than ten percent (10%) of such equity interests or Affiliates thereof.
Closing Date: November 3, 2017.
Code: The Internal Revenue Code of 1986, as amended from time to time, and the Treasury Regulations promulgated thereunder.
Collateral: With respect to this Agreement, as defined in Section 3.1(a) and with respect to the Transfer Agreement or the Purchase Agreement, the property transferred thereunder.
Collateral Custodian: Wells Fargo Bank, National Association, and its successors and permitted assigns as Collateral Custodian under the Collateral Custodian Agreement.
Collateral Custodian Agreement: The Collateral Custodian Agreement, dated as of the Closing Date, among the Borrower, the Transferor, the Originator and Trust Administrator, the Servicer, the Administrative Agent, the Collateral Custodian and the Account Bank.
Collateral Custodian Fee: The fees set forth in the Collateral Custodian Agreement as the Collateral Custodian Fees.
Collection Account: A segregated account established by the Borrower with Account Bank and subject to the Account Control Agreement, into which all Collections are to be deposited.

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Collection Period: With respect to any Settlement Date, the immediately preceding calendar month or, in the case of the initial Collection Period, the Cut-off Date to and including the last day of the month preceding the month in which the first Settlement Date occurs; provided that in the case of the First Post-Amendment Take-Out Date, the Collection Period shall be the period from December 1, 2018 to the Settlement Date on which such First Post-Amendment Take-Out Date occurs and with respect to the Settlement Date occurring in January 2019, the Collection Period shall be from the day following the First Post-Amendment Take-Out Date to and including December 31, 2018.
Collection Policy: With respect to (i) the initial Servicer, the customary collection guidelines, policies and procedures of the Servicer, including the collection policies of the Servicer, including those attached as Exhibit D to the Servicing Agreement, in effect on the Closing Date, as such guidelines, policies and procedures may be amended, modified, restated, replaced or otherwise supplemented from time to time in accordance with Section 3.1(c) of the Servicing Agreement, and as modified by the Servicing Exceptions and the Process Remediations attached to the Servicing Agreement as Exhibit G, if any, or (ii) any Successor Servicer, the customary collection guidelines, policies and procedures of such Successor Servicer with such changes as shall be required by the Administrative Agent and agreed to in writing by such Successor Servicer and the Administrative Agent, as such agreed upon guidelines, policies and procedures may be changed from time to time in accordance with Section 3.1(c) of the Servicing Agreement.
Collections: All amounts collected by the Servicer or its agents (from whatever source) or otherwise turned over to the Collection Account on or with respect to the related Receivables or the other Collateral.
Commitment: With respect to Ally Bank as Lender signatory to the Third Amendment, as of the Third Amendment Closing Date, the Commitment set forth below Ally Bank’s signature to the Third Amendment, as such amount may be modified in accordance with the terms hereof (including in relation to assignments of Notes); provided, that immediately upon the occurrence of the Commitment Termination Date, the Commitment of each Lender shall be automatically reduced to zero.
Commitment Fee: As agreed upon by the Parties.
Commitment Percentage: With respect to each Lender at any time, a fraction (expressed as a percentage), the numerator of which is the amount of such Lender’s Commitment at such time and the denominator of which is the Aggregate Commitment at such time (or if the Commitments of the Lenders hereunder have terminated, the numerator of which is the Outstanding Loan Amount then owed to such Lender hereunder and the denominator of which is the Outstanding Loan Amount).
Commitment Period: The period beginning on the date on which all conditions specified in Section 4.1 have been satisfied or waived by the Administrative Agent and ending on the Commitment Termination Date.

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Commitment Termination Date: The earliest to occur of (i) the Scheduled Commitment Termination Date, (ii) the date the Available Commitment is zero, (iii) the occurrence of a Commitment Termination Event, (iv) the Termination Date, (v) the Business Day designated as such by the Borrower or the Administrative Agent at any time following ninety (90) days’ prior written notice to the other.
Commitment Termination Event: Shall mean the occurrence of any of the following events: (a) a Turbo Event, (b) a Servicer Termination Event, (c) a Material Adverse Effect shall occur with respect to the Originator, Transferor or Borrower, or (d) for any reason with ninety (90) days’ prior written notice by the Lender to the Borrower or by the Borrower to the Lender.
Concentration Limits: As agreed upon by the Parties.
Confidential Information: All information and material of any type, scope or subject matter whatsoever relating to the Administrative Agent, the Lenders, the Transferor, the Originator the Servicer or any of their subsidiaries, whether oral or written, and howsoever evidenced or embodied, which each Party, each Party’s representatives or agents (including any officers of any Party or any of their subsidiaries) may furnish to the other, or to which either Party is afforded access by the other Party, either directly or indirectly for purposes of such Party’s participation in the transactions contemplated by this Agreement. However, “Confidential Information” shall not include information or material of a Party which (i) becomes generally available to the public other than as a result of a disclosure by the receiving Party or its agents and other representatives, (ii) was available to the receiving Party on a non-confidential basis prior to its disclosure by the disclosing Party, (iii) becomes available to the receiving Party on a non-confidential basis from a source other than the disclosing Party or the disclosing Party’s representatives or agents, provided that such source is not, to receiving Party’s knowledge, bound by a confidentiality agreement or otherwise prohibited from transmitting the information to the Administrative Agent, the Lenders, the Originator, the Servicer or the Transferor by a contractual, legal or fiduciary obligation or (iv) consists of the documents evidencing the consummation of the transactions contemplated by the Transaction Documents so long as all references to the other Party and all information specific to the assets sold or price paid pursuant to the transactions are removed.
Continuing Lender: As defined in Section 2.3.
Contract: Any fully-executed retail installment sale contract, direct purchase money loan or conditional sale contract for a Financed Vehicle under which an extension of credit is made in the ordinary course of business of the Originator to such Obligor and which is secured by the related Financed Vehicle.
Contract Date: For any Contract, the date on which such Contract became effective.
Contractual Obligation: With respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property is bound or is subject.

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Corporate Trust Office: (i) With respect to the Owner Trustee, the principal office of the Owner Trustee at which at any particular time its corporate trust business shall be administered, which office at the Closing Date is located at Rodney Square North, 1100 N. Market Street, Wilmington, Delaware 19890, Attention: Corporate Trust Administration, or at such other address as the Owner Trustee may designate from time to time by notice to the Certificateholders, the Transferor and the Administrative Agent or the principal corporate trust office of any successor Owner Trustee (the address of which the successor Owner Trustee will notify the Certificateholders, the Transferor and the Administrative Agent) and (ii) with respect to the Collateral Custodian and Account Bank, the principal office of Collateral Custodian or Account Bank, as applicable, at which at any particular time its corporate trust business shall be administered, which office at the Closing Date is located at 600 S. 4th Street, MAC N9300-061 Minneapolis, MN 55479, Attention: Corporate Trust Services – Asset-Backed Administration, or at such other address as the Collateral Custodian or Account Bank, as applicable, may designate from time to time by notice to the Borrower, the Transferor and the Administrative Agent or the principal corporate trust office of any successor Collateral Custodian or Account Bank (the address of which the successor Collateral Custodian or Account Bank will notify the Borrower, the Transferor and the Administrative Agent).
Credit Policy: The credit underwriting guidelines, policies and procedures that the Originator and its Subsidiaries utilize in originating or acquiring retail installment sales contracts, including the credit policies as attached as Exhibit D hereto, as such guidelines, policies and procedures may be changed from time to time in accordance with Section 6.2(k).
Credit Reserve Account: A segregated account with the Account Bank for the benefit of the Lenders.
Credit Reserve Account Amount: On any day, the amount on deposit in the Credit Reserve Account.
Credit Reserve Account Excess Amounts: As of any day, amounts released from the Credit Reserve Account pursuant to Section 2.10(e)(ii).
Credit Reserve Account Withdrawal Amount: For any Settlement Date on which an Available Funds Shortfall exists, an amount equal to the lesser of (i) the Credit Reserve Account Amount, and (ii) the Available Funds Shortfall; provided, however, that on and after a Turbo Event or the Termination Date, the Credit Reserve Account Withdrawal Amount shall equal the Credit Reserve Account Amount.
Cumulative Net Losses: As of any date of determination, the expected lifetime net losses on the Receivables included in the Collateral as determined by the Administrative Agent in accordance with the Administrative Agent’s customary policies and procedures for calculating expected net losses on a pool of receivables, without specific deviation for Originator other than deviation with respect to performance of the Receivables resulting from the application of such customary policies and procedures applied consistently.

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Cut-off Date: With respect to any Receivable acquired by the Borrower and made a part of the Collateral, the last day of the preceding calendar week; provided that for the purpose of this definition, Sunday shall be deemed to be the last day of the calendar week.
Defaulted Receivable: Any Receivable upon the first occurrence of any of the following: (i) all, or any part in excess of 10% of any Scheduled Payment (the “Default Threshold”) is one hundred and twenty (120) (or such shorter period as shall be specified in the Collection Policy, it being understood that such period in the Collection Policy shall not be lengthened without the prior written consent of the Administrative Agent) or more days delinquent on the last day of a calendar month (taking into account the application by the Servicer of payments received in any Collection Period to previously unpaid Scheduled Payments or portions thereof in accordance with the Collection Policy), (ii) for which the Financed Vehicle has been surrendered or repossessed and the redemption period granted the Obligor or required by applicable law has expired, or is to be repossessed but is unable to be located or is otherwise subject to being repossessed, (iii) which has been settled for less than the Principal Balance, (iv) which has been liquidated by the Servicer through the sale of the related Financed Vehicle, (v) for which proceeds have been received which in the Servicer’s judgment, constitute the final amounts recoverable in respect of such Receivable, or (vi) which has been charged-off (or should have been charged-off) in accordance with the Collection Policy.
Delinquent Receivable: Any Receivable (other than a Defaulted Receivable) for which all or any part of a Scheduled Payment in excess of 10% of such Scheduled Payment (the “Delinquency Threshold”) is more than thirty (30) days past due, taking into account the application by the Servicer of payments received in any Collection Period to previously unpaid Scheduled Payments or portions thereof in accordance with the Collection Policy. For purposes of determining delinquency, in accordance with the Collection Policy, the Servicer applies payments from Obligors in order of delinquency of outstanding Scheduled Payments, with payments first applied to the longest overdue and outstanding Scheduled Payment or portion thereof.
Default Rate Margin: As agreed upon by the Parties.
Deliver: (x) With respect to a Tangible Contract or Original Contract Document other than an Electronic Contract or an electronic Certificate of Title, to deliver physical possession of such Tangible Contract or other document via reputable overnight delivery service, (y) with respect to an Electronic Contract, to direct Wells Fargo Bank, National Association, to transfer such Electronic Contract to the Warehouse Vault Partition and (z) with respect to electronic Certificates of Title, to cause the applicable Title Intermediary to provide the Custodian with full electronic access to view such electronic Certificates of Title on the records of the Title Intermediary. The terms “Delivery” and “Delivered” shall have corollary meanings.
Determination Date: With respect to any Settlement Date and the related Collection Period, the last day of the related Collection Period.

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Document Receipt: The Document Receipt substantially in the form attached as an exhibit to the Collateral Custodian Agreement executed by the Collateral Custodian and delivered to the Trust Administrator, the Administrative Agent and the Servicer.
DocuSign Services Agreement: means DocuSign Master Services Agreement between the E-Sign Provider and Carvana, dated October 19 and attached hereto as Schedule H.
Dollars or $: The lawful currency of the United States.
Draw: As defined in Section 2.1(a).
DT E-Vault Services Agreement: That certain eOriginal SmartSign Web eCore On Demand Services Agreement, dated March 14, 2012, by and between the E-Vault Provider and Bridgecrest (f/k/a DT Acceptance Corporation) (as assignee of GFC Lending), as the same may be amended, restated, supplemented or otherwise modified from time to time.
Electronic Contract: A Contract that constitutes “electronic chattel paper” under and as defined in Section 9-102(31) of the UCC.
Eligible Assignee: A Person either (x) who is an Affiliate of any Lender or (y)(i) whose short- term rating is at least A-1 from Standard & Poor’s, or P-1 from Moody’s, or whose obligations under this Agreement are guaranteed by a Person whose short-term rating is at least A-1 from Standard & Poor’s or P-1 from Moody’s or (ii) who is satisfactory to the Required Lenders and the Administrative Agent.
Eligible Receivable: On any date of determination, any Receivable which as of such date (i) satisfies each of the eligibility requirements set forth on Schedule A hereto as of such date and (ii) the applicable Contract has a governing law provision approved by the Administrative Agent for use in the jurisdiction where the Obligor (excluding its agents) took delivery of the applicable Financed Vehicle.
ERISA: The Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
ERISA Affiliate: (i) Any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, (ii) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower or (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (i) above or any trade or business described in clause (ii) above.
E-Sign Provider: shall mean DocuSign, Inc.
E-Sign Transition Period: shall mean the period beginning on November 29, 2017 and ending on December 4, 2017 or such other day as the Transferor shall specify in writing to the Administrative Agent.

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E-Vault Access Agreement: That certain eOriginal Vault Access Agreement effective as of December 16, 2014, by and between the E-Vault Provider and Wells Fargo Bank, National Association, as the same may be amended, restated, supplemented or otherwise modified from time to time.
E-Vault Provider: eOriginal, Inc.
E-Vault System: The “eOriginal, Inc. Authoritative Copy System” maintained by the E-Vault Provider.
Exchange Act: The Securities Exchange Act of 1934.
Excluded Taxes: As defined in Section 2.13(a).
Exported: With respect to a Contract, shall mean the Collateral Custodian has decommissioned the related electronic chattel paper and the Authoritative Copy of such Contract is printed out pursuant to a “Paper Out” ™ within the meaning specified in the System Description. “Export” and “Exporting” shall have corollary meanings.
FATCA: Sections 1471 through 1474 of the Code as in effect on the date of this Agreement, and any regulations promulgated thereunder or published administrative guidance implementing such Sections, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such section of the Code.
Federal Reserve Board: The Board of Governors of the Federal Reserve System.
Fee Letter: The fee letter, dated as of the Closing Date, among the Borrower, the Lenders and the Administrative Agent.
FICO: As of any date of determination, the credit score for the applicable Obligor using the Fair, Isaac & Co. FICO Auto Version 3.0 methodology, as provided to the Originator by Experian or such other version as approved by the Administrative Agent, which except for Receivables included in the Collateral as of the initial Funding Date, shall not, without the consent of the Administrative Agent, have been obtained more than 30 days prior to the applicable Contract Date.
Final Maturity Date: The Settlement Date immediately following the Collection Period in which the Receivables with the latest originally-scheduled maturity date has its final originally- Scheduled Payment.
Financed Vehicle: With respect to a Receivable, any new or used automobile, light-duty truck, minivan or sport utility vehicle, together with all accessions thereto, securing such Receivable.
First Post-Amendment Take Out Date: December 21, 2018.
Flow Purchase Agreement: As defined in the recitals.

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Formation Documents: (i) With respect to the Borrower, the Certificate of Trust and the Trust Agreement, (ii) with respect to the Transferor, the certificate of formation and the limited liability company agreement of the Transferor, and (iii) with respect to the Originator, the certificate of formation and the limited liability company agreement, in each case (i) - (iii), as furnished to the Administrative Agent on or prior to the Closing Date, and with respect to any other entity, the charter, bylaws, certificate of formation, company agreement, certificate of trust, trust agreement or other similar documents.
Funding Date: With respect to each calendar week in which Borrower has submitted a Funding Request, the second (2nd) Business Day that follows the day such Funding Request was delivered; provided that such Funding Date shall be in the same calendar week that the Funding Request was delivered; provided, that the Borrower, by written notice to be delivered to the Lenders no later than the second (2nd)) Business Day of each calendar week, may elect to defer the related Funding Date if it reasonably determines in good faith that consummating such borrowing would be administratively burdensome (e.g., due to shortened holiday weeks or other similar events not in its control) and the Receivables that would have been sold to the Borrower on such date will be sold to the Borrower in the following calendar week; provided, further, that the Borrower may not make such an election more than six (6) times per twelve month period and such election may not be made to skip funding in consecutive calendar weeks.
Funding Report: A statement (including a data tape) prepared and delivered to the Administrative Agent and each Lender not less than three Business Days prior to the applicable Funding Date by or on behalf of the Borrower with respect to the Collateral as of the last business day of the preceding calendar week and giving pro forma effect to any Receivables to be added to the Collateral on the applicable Funding Date, which shall be in substantially the form of Exhibit G-2; provided that such form may be amended to add additional information without the consent of any party hereto and may not be amended to remove or materially alter the form or scope of entries contained therein without the prior written consent of the Administrative Agent.
Funding Request: A written notice from the Borrower requesting a Draw and including the items required by Section 2.1(a)(i), substantially in the form of Exhibit A hereto.
GAAP: Generally accepted accounting principles as in effect from time to time in the United States.
Governmental Authority: Any government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and having jurisdiction over the applicable Person.
Holder: The owner of a Note or Certificate, as applicable.
Indebtedness: With respect to any Person and any day, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or which is evidenced by a note, bond, debenture or

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similar instrument, (ii) all obligations of such Person under capital leases, (iii) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (iv) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (v) all indebtedness, obligations or liabilities of that Person in respect of any (A) exchange-traded or over-the-counter forward, future, option, swap, cap, collar, floor or foreign exchange contract or any combination of the foregoing, whether for physical delivery or cash settlement, relating to any interest rate, interest rate index, currency, currency exchange rate, currency exchange rate index, debt instrument, debt price, debt index, depository instrument, depository price, depository index, equity instrument, equity price, equity index, commodity, commodity price or commodity index, (B) similar transaction, contract, instrument, undertaking or security or (C) transaction, contract, instrument, undertaking or security containing any of the foregoing.
Indemnified Amounts: As defined in Section 11.1.
Indemnified Party: As defined in Section 11.1.
Insolvency Event: With respect to a specified Person, such Person shall (A) file a petition or commence a proceeding (1) to take advantage of any Insolvency Law or (2) for the appointment of a trustee, conservator, receiver, liquidator or similar official for or relating to such Person or all or substantially all of its property, or for the winding up or liquidation of its affairs, (B) consent or fail to object to any such petition filed or proceeding commenced against or with respect to it or all or substantially all of its property, or any such involuntary petition or proceeding shall not have been dismissed or stayed within sixty (60) days of its filing or commencement, or a court, agency or other supervisory authority with jurisdiction shall not have decreed or ordered relief with respect to such petition or proceeding, (C) admit in writing its inability to pay its debts generally as they become due, (D) make an assignment for the benefit of its creditors, (E) voluntarily suspend payment of its obligations or (F) take any action in furtherance of any of the foregoing.
Insolvency Laws: The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, arrangement, rearrangement, receivership, insolvency, reorganization, suspension of payments, marshaling of assets and liabilities or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.
Insolvency Proceeding: With respect to any Person, any bankruptcy, insolvency, arrangement, rearrangement, conservatorship, moratorium, suspension of payments, readjustment of debt, reorganization, receivership, liquidation, marshaling of assets and liabilities or similar proceeding of or relating to such Person under any Insolvency Laws.
Insurance Policy: With respect to any Receivable, an insurance policy covering physical damage, warranties, debt cancellation, credit life, credit disability, theft, mechanical breakdown or similar event with respect to the related Financed Vehicle or the related Obligor, as applicable.
Interest: For any Interest Period, interest on the Outstanding Loan Amount computed pursuant to Section 2.6; provided, however, that (i) no provision of this Agreement shall require or permit the

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collection of Interest in excess of the Maximum Lawful Rate, and (ii) no portion of any payment of Interest shall be considered to have been paid by any distribution if at any time such portion of such distribution is rescinded or must otherwise be returned for any reason.
Interest Rate Margin: 1.95% per annum.
Interest Period: For any Settlement Date, the calendar month preceding the Settlement Date for such Interest Period (or, in the case of the first Settlement Date, the period from the Closing Date to and including the last day of the calendar month preceding such Settlement Date); provided, however, that any Interest Period that commences before the Termination Date that would otherwise end after the Termination Date shall end on the Termination Date.
Interest Rate: With respect to any Interest Period during the Commitment Period, LIBOR plus the Interest Rate Margin; provided that if the Commitment Period has terminated, the Interest Rate with respect to any subsequent Interest Period shall be the fixed rate as agreed upon by the Parties; provided, further, notwithstanding the foregoing, if a Servicer Termination Event or Termination Event shall have occurred and be continuing, LIBOR plus the Default Rate Margin.
Investment Company Act: The Investment Company Act of 1940.
Lender: Each signatory hereto as a lender under this Agreement, and the successors and permitted assigns of any lender from time to time that becomes a party hereto by execution of an Assignment and Acceptance.
Liability: Any duty, responsibility, obligation or liability.
LIBOR: With respect to any Interest Period for which the Interest Rate is a variable rate, the per annum rate of interest for one month deposits in U.S. Dollars for each day of the Interest Period that appears on the Bloomberg Screen US0001M Index (London Interbank Offered Rate administered by the British Bankers’ Association, New York Stock Exchange Euronext or other successor administrator for LIBOR) at approximately 11:00 a.m. London time, or if such source becomes unavailable or there is no such successor, the per annum rate of interest for one month deposits in U.S. Dollars for each day of the Interest Period obtained from such other commercially available source providing quotations of LIBOR as the Administrative Agent may designate. The LIBOR rate in effect for an Interest Period will be the arithmetic mean of the LIBOR rate for the calendar days from and including the 26th of the calendar month which is two months prior to the applicable Interest Period and ending with the 25th of the month immediately preceding the applicable Interest Period. The LIBOR rate applicable to any day on which no rate is published will be the rate last quoted prior to such day. Notwithstanding the foregoing, in no event shall LIBOR with respect to any Interest Period be less than zero.
Lien: Any security interest, lien, charge, pledge, equity or encumbrance of any kind.
Liquidating Receivable: A Receivable as to which the Servicer (i) has reasonably determined, in accordance with its customary servicing procedures, that eventual payment of amounts owing on such Receivable is unlikely, or (ii) has repossessed and disposed of the Financed Vehicle.

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Liquidation Proceeds: With respect to a Liquidating Receivable, all amounts realized with respect to such Receivable net of reasonable out-of-pocket costs of liquidation not to exceed [***] (or such greater amount as the Servicer determines reasonably necessary in accordance with its customary procedures to refurbish and dispose of a liquidated Financed Vehicle) and any amounts that are required to be refunded to the Obligor on such Receivable, but in any event not less than zero.
Long-Term Rating Requirement: A long-term unsecured debt rating of not less than A by Standard & Poor’s or A2 by Moody’s.
LTV: With respect to any Receivable, the ratio (expressed as a percentage) of (x) the Original Amount Financed of such Receivable on the date such Receivable was originated by the Originator, to (y) either (i) the KBB Weekly “Good Wholesale” (or “Lending”) value of the Financed Vehicle as determined by Kelly Blue Book as of the date of origination of the related Receivable or, if such value is not available, (ii) the clean trade-in value as determined by National Appraisal Guides, Inc. in the most recent NADA guide, or if neither value identified in clauses (i) or (ii) is available, (iii) the Originator’s acquisition price for the Finance Vehicle; provided, however, that for the avoidance of doubt such acquisition price shall not include fees paid by the Originator that are associated with the acquisition of such Finance Vehicle, or such other source as shall be approved in writing by the Administrative Agent.
Material Adverse Effect: With respect to any Person and to any event or circumstance, a material adverse effect on (i) the business, financial condition, operations, performance or properties of such Person, (ii) the validity or enforceability of this Agreement or any other Transaction Document or the validity, enforceability or collectability of (a) a material portion of the Receivables, or (b) a material portion of the Collections or the security interests in the Financed Vehicles, (iii) the rights and remedies of the Administrative Agent and Secured Parties, (iv) the ability of such Person to perform its obligations under this Agreement or any Transaction Document to which it is a party or (v) the status, existence, perfection, priority or enforceability of the Administrative Agent’s or any Lender’s interest in the Collateral.
Maximum Lawful Rate: The highest rate of interest permissible under Requirements of Law.
Maximum Loan Amount: With respect to any date of determination, the lesser of (i) the Borrowing Base calculated after giving effect to each Eligible Receivable that will be added to the Collateral on such date and that will be used in the calculation of the Borrowing Base and (ii) the Aggregate Commitment.
Monthly Period: With respect to any Settlement Date, the immediately preceding calendar month or, with respect to the initial Settlement Date, the period from the Closing Date until the last day of the calendar month preceding such initial Settlement Date.
Moody’s: Moody’s Investors Service, Inc.

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Multiemployer Plan: A “multiemployer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding five years contributed to by the Borrower or any ERISA Affiliate on behalf of its employees.
Net Receivables Balance: As of any date of determination, the aggregate Principal Balance of all Eligible Receivables that are part of the Collateral on such date minus the Overconcentration Amount as of such date.
Note: As defined in Section 2.4(a).
Obligations: All loans, advances, debts, liabilities and obligations for monetary amounts owing by the Borrower to the Secured Parties or any of their respective assigns, as the case may be, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent and all covenants and duties regarding such amounts, of any kind or nature, present or future, arising under or in respect of any of the Draws, whether or not evidenced by any separate note, agreement or other instrument, including all principal, interest (including interest that accrues after the commencement against the Borrower of any action under the Bankruptcy Code), Breakage Costs, fees, including any and all arrangement fees, loan fees and any and all other fees, expenses, costs or other sums (including attorney fees and disbursements) chargeable to the Borrower under the Transaction Documents.
Obligor: The purchaser or co purchasers of the Financed Vehicle or any other Person who owes payments under a Receivable.
OFAC: The U.S. Department of the Treasury’s Office of Foreign Assets Control.
Officer’s Certificate: With respect to any Person, a certificate signed by a Responsible Officer of such Person.
Opinion of Counsel: A written opinion of counsel, which counsel may be internal or external counsel to a Party, reasonably acceptable to the Party receiving such opinion.
Original Amount Financed: With respect to a Receivable and as of the date on which such Receivable was originated, the aggregate amount advanced under the Receivable toward the purchase price of the Financed Vehicle, including accessories, vehicle delivery fees, insurance premiums, service and warranty contracts and other items customarily financed as part of automobile and light truck retail installment sale contracts or direct purchase money loans and related costs.
Original Contract Documents: With respect to each Receivable, (i) the original Contract and (ii) the Certificate of Title or evidence that such Certificate of Title has been applied for. For the avoidance of doubt, an Authoritative Copy of an electronic document shall constitute an original.
Original Loan and Security Agreement: That certain Loan and Security Agreement dated as of November 3, 2017, as amended, supplemented or otherwise modified from time to time, between the parties hereto.

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Origination Period: Each calendar week beginning with the week containing the Closing Date and ending with the week containing the Commitment Termination Date.
Originator: Carvana, LLC.
Other Facility Transaction Documents: The “Transaction Documents,” as such term is defined in (i) the Flow Purchase Agreement, (ii) the Loan and Security Agreement, dated as of December 22, 2016, as may be amended, restated, supplemented or otherwise modified from time to time, by and among Carvana, Sonoran Auto Receivables Trust 2016-1, the Transferor and Ally Bank and (iii) any similar purchase agreement or loan and security agreement among Carvana, a bankruptcy remote, special purpose purchaser or borrower formed by Carvana or its Affiliates, the Transferor and Ally Bank.
Outstanding Loan Amount: On any date of determination, the aggregate Principal Amount of Draws made by the Lenders on or prior to such date, reduced from time to time by payments and distributions in respect of principal with respect to such Draws in accordance with the terms hereof.
Overconcentration Amount: As of any date of determination, the aggregate Principal Balance of Eligible Receivables that are part of the Collateral on such day that would need to be excluded from the calculation of the Borrowing Base for the Collateral or any applicable portion thereof, so that the Receivables included in such calculation would not exceed any of the Concentration Limits, the election of which Receivables to exclude to be made in the reasonable discretion of the Borrower.
Owner of Record: The meaning set forth in the System Description.
Owner Trustee: Wilmington Trust, National Association, acting not in its individual capacity, but solely as Owner Trustee for the Borrower, or any successor Owner Trust pursuant to the terms of the Trust Agreement.
Party: With respect to each Transaction Document, each Person that is a party to such Transaction Document, and its permitted successors and assigns.
Patriot Act: The USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).
Pension Plan: “Employee pension benefit plans”, as such term is defined in Section 3 of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA, which is maintained or contributed to by the Borrower or any ERISA Affiliate.
Performance Guarantor: DriveTime Automotive Group, Inc. and its successors and permitted assigns under the Servicing Agreement.
Permitted Investments: Negotiable instruments or securities or other investments that (x) as of any date of determination, mature by their terms on or prior to the Business Day preceding the succeeding Settlement Date, and (y) evidence:

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(i)marketable obligations of the United States, the full and timely payment of which are backed by the full faith and credit of the United States and which have a maturity of not more than 270 days from the date of acquisition;
(ii)bankers’ acceptances and certificates of deposit and other interest-bearing obligations (in each case having a maturity of not more than 270 days from the date of acquisition) denominated in Dollars and issued by any bank with capital, surplus and undivided profits aggregating at least one hundred million dollars ($100,000,000), the short-term obligations of which meet or exceed the Short-Term Rating Requirement;
(iii)repurchase obligations with a term of not more than ten (10) days for underlying securities of the types described in clauses (i) and (ii) above entered into with any bank of the type described in clause (ii) above;
(iv)commercial paper rated at least A-1 by Standard & Poor’s and Prime-1 by Moody’s;
(v)money market funds registered under the Investment Company Act having a rating, at the time of such investment, from Standard & Poor’s or Moody’s in the highest investment category granted thereby;
(vi)demand deposits, time deposits or certificates of deposit (having original maturities of no more than three hundred sixty five (365) days) of depository institutions or trust companies incorporated under the laws of the United States or any State (or domestic branches of any foreign bank) and subject to supervision and examination by federal or State banking or depository institution authorities; provided, however, that at the time such investment, or the commitment to make such investment, is entered into, the short-term debt rating of such depository institution or trust company shall meet or exceed the Short-Term Rating Requirement; and
(vii)any other investments approved in writing by the Administrative Agent.
Each of the Permitted Investments set forth above may be purchased by the Account Bank or through an Affiliate of the Account Bank.
Permitted Liens: Any of (a) Liens created pursuant to this Agreement or any other Transaction Document, (b) with respect to each Account, a Lien in favor of the Administrative Agent, as applicable, (c) with respect to any Financed Vehicle, tax liens, mechanics’ liens and other Liens that arise by operation of law that arise solely as a result of an action or omission of the related Obligor or (d) with respect to any Financed Vehicle, the Lien noted on the Certificate of Title related to the Financed Vehicle in favor of a Title Lien Nominee.
Permitted Take-Out: As defined in Section 2.16.

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Permitted Take-Out Cut-off Date: With respect to each Permitted Take-Out, the date specified as the Permitted Take-Out Cut-off Date in the notice provided to the Borrower pursuant to Section 2.16(a)(i) which is the same date as the cut-off date for the related Permitted Take-Out Transaction.
Permitted Take-Out Date: As defined in Section 2.16(a)(i).
Permitted Take-Out Release: A release executed pursuant to Section 2.16, substantially in the form of Exhibit H hereto.

Permitted Take-Out Transaction: means (a) a financing transaction of any sort undertaken by Carvana or any Affiliate of Carvana secured or payable, directly or indirectly, by any Receivables, (b) any other asset securitization, secured loan or similar transaction involving any Receivables or any beneficial interest therein or (c) any sale of any Receivables or any beneficial interest therein.
Person: An individual, partnership, corporation (including a business or statutory trust), limited liability company, joint stock company, trust, unincorporated association, sole proprietorship, joint venture, government (or any agency or political subdivision thereof) or other entity.
Principal Amount: With respect to any Draw, the aggregate amount advanced by the Lenders on the Funding Date in respect of such Draw.
Principal Balance: With respect to a Receivable and as of any date, the Original Amount Financed, less:
(i)payments received from or on behalf of the related Obligor prior to such date allocable to principal;
(ii)any refunded portion of extended warranty protection plan costs, physical damage, credit life or disability, warranties, debt cancellation and other insurance premiums included in the Original Amount Financed and allocable to principal;
(iii)any repurchase payments or indemnity payments to the extent allocable to principal; and
(iv)any Liquidation Proceeds previously received on or prior to the last day of the related Collection Period allocable to principal with respect to such Receivable.
Proceeding: Any suit in equity, action at law or other judicial or administrative proceeding.
Protected Purchaser: As defined in Section 8-303 of the applicable UCC, and provided that the requirements of Section 8-405 of the applicable UCC are met.

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Purchase Agreement: The Master Sale Agreement (Warehouse), dated as of the Closing Date, between the Originator and the Transferor and assigned to the Borrower and the Administrative Agent, including all supplements or assignments with respect thereto.
Purchase Percentage: With respect to any Origination Period, has the meaning set forth in the Purchase Agreement.
Purchasing Guidelines & Parameters: As agreed upon by the Parties to the Master Sale Agreement and this Agreement.
Qualified Institution: Any depository institution or trust company organized under the laws of the United States or any State (or any domestic branch of a foreign bank), (i) (a) that meets or the parent of which meets, either (1) the Long-Term Rating Requirement or (2) the Short-Term Rating Requirement or (b) is otherwise acceptable to the Administrative Agent and (ii) whose deposits are insured by the Federal Deposit Insurance Corporation.
Receivable: A Contract that has been transferred to the Borrower and included in the Collateral and all rights to receive all payments of all amounts due and payable thereunder (including amounts comprising Supplemental Fees) and performance of all other obligations by the Obligor thereunder; provided that once the Administrative Agent has released its security interest in a Receivable and the related Contract in accordance with the terms of this Agreement, such Receivable shall no longer be a Receivable hereunder.
Receivable Structure Constraints: As agreed upon by the Parties.
Receivable File: Has the meaning set forth in the Servicing Agreement.
Receivables Purchase Price: Has the meaning set forth in the Transfer Agreement.
Receivables System: The principal computer system of the Servicer used in the servicing of retail installment sales contracts and direct purchase money loans, including back up archives.
Records: With respect to any Receivable, all documents, books, records and other information (including computer programs, tapes, disks, punch cards, data processing software and related property and rights) maintained with respect to any related item of Collateral and the related Obligor, including the original endorsements or assignments showing the chain of ownership of such Receivable.
Registrar of Titles: With respect to any State, the governmental agency or body responsible for the registration of, and the issuance of certificates of title relating to, motor vehicles and liens thereon.
Release Price: An amount equal to (i) the related Principal Balance, plus (ii) accrued and unpaid interest on such Receivable (at the related APR), plus (iii) all Breakage Costs.
Re-Liening Expenses: Any costs associated with the revision of the Certificates of Title pursuant to Section 2.14.

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Re-Liening Trigger Event: As agreed upon by the Parties.
Reportable Event: Any of the events set forth in Section 4043(c) of ERISA for which the thirty (30) day notice provision has not been waived.
Repurchase Date: As defined in Section 5.3.
Required Credit Reserve Account Amount: As agreed upon by the Parties.
Required Legend: A legend applied by the E-Vault System to every page of a Contract which identifies the Owner of Record as “The original document is owned by Sonoran Auto Receivables Trust 2017-1, pledged to Ally Bank as Administrative Agent, through its designated custodian, Wells Fargo Bank, National Association, and this copy was created on [System to auto-populate date/time of copy creation].”
Required Lenders: At all times where there are (a) two (2) or fewer Lenders, all of the Lenders, and (b) three (3) or more Lenders, those Lenders holding at least sixty-six and two-thirds percent (66 2/3%) of the Outstanding Loan Amount.
Requirements of Law: With respect to any Person, all (a) requirements of applicable federal, state and local laws, and regulations thereunder and (b) orders, decrees, directives, rules and binding guidelines of, or agreements, with any Governmental Authority that are directed to or binding on such Person or such Person’s business, operations, services (including, with respect to the Servicer, the Servicer’s obligation to service the Collateral for the benefit of the Lenders pursuant to the Servicing Agreement) or assets, including, in each case, usury laws, Utah banking laws, the Federal Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Federal Trade Commission Act, the Magnuson-Moss Warranty Act, the Consumer Financial Protection Bureau’s Regulations “B” and “Z,” the Servicemembers Civil Relief Act of 2003, the Texas Consumer Credit Code, the United States Foreign Corrupt Practices Act of 1977, the Patriot Act and state adaptations of the National Consumer Act and the Uniform Consumer Credit Code and other consumer credit laws and equal credit opportunity and disclosure laws; provided, that, in each case with respect to clauses (a) and (b) above, with respect to the Servicer’s obligations described in the Servicing Agreement, “Requirements of Law” shall not include any items described in clauses (a) or (b) above that are directed to or binding on Ally Financial or Ally Bank solely as a result of such Peron’s status as a bank holding company or Utah charted bank, respectively, unless otherwise specified on Exhibit E to the Servicing Agreement. Following the Closing Date during the term of the Servicing Agreement, should the Servicer offer or enter into any subsequent agreement with another Person to service assets on behalf of such Person in compliance with, or provide indemnity for breach of, Requirements of Law applicable to Ally Financial or Ally Bank that are excluded from this definition as a result of the preceding proviso, then this definition shall be deemed to be modified to include such broader provision without any further action of the Parties.
Responsible Officer: (a) When used with respect to any Person other than the Owner Trustee, Collateral Custodian or Account Bank, any officer of such Person, including any president, vice

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president, assistant vice president, secretary, assistant secretary or any other officer thereof customarily performing functions similar to those performed by the individuals who at the time shall be such officers, respectively, or to whom any matter is referred because of such officer’s knowledge of or familiarity with the particular subject, (b) with respect to the Owner Trustee, any officer within the Corporate Trust Administration office of the Owner Trustee with direct responsibility for the administration of the Trust Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of, and familiarity with, the particular subject, (c) with respect to the Borrower, the Owner Trustee or the Trust Administrator, and (d) with respect to the Collateral Custodian or Account Bank, any officer in the Corporate Trust Office of the such Person, including any president, vice president, executive vice president, assistant vice president, treasurer, secretary, assistant secretary, corporate trust officer or any other officer thereof customarily performing functions similar to those performed by the individuals who at the time shall be such officers, respectively, or to whom any matter is referred because of such officer’s knowledge of or familiarity with the particular subject, and, in each case, having direct responsibility for the administration of this Agreement and the other Transaction Agreements to which such Person is a party.
Retiring Lender: As defined in Section 2.3.
Rule 144A: Rule 144A under the Securities Act.
Sanctioned Country: A country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time.
Sanctioned Person: (i) A Person named on the list of “Specially Designated Nationals” or “Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn, or as otherwise published from time to time, or (ii) (a) an agency of the government of a Sanctioned Country, (b) an organization controlled by a Sanctioned Country or (c) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
Schedule of Documents: The schedule of documents attached hereto as Schedule C.
Schedule of Receivables: The schedule of Receivables attached to the Transfer Agreement or a related assignment, as updated from time to time in connection with each sale of Receivables pursuant to the Transfer Agreement, which shall specify, among other things (i) the Contract or account number and (ii) whether such Receivable is a Tangible Contract or an Electronic Contract.
Scheduled Commitment Termination Date: The 364 day anniversary of the Third Amendment Closing Date or such later date to which the Scheduled Commitment Termination Date may be extended in accordance with Section 2.3.
Scheduled Payments: Regularly scheduled payments to be made by an Obligor pursuant to the terms of the related Contract.

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Second Amendment: The Second Amendment to the Original Loan and Security Agreement, dated as of the Second Amendment Closing Date.
Second Amendment Closing Date: October 4, 2018.
Secured Party: (i) The Administrative Agent, (ii) the Lenders and (iii) each other Indemnified Party.
Securities Act: The Securities Act of 1933.
Servicer: Bridgecrest Credit Company, LLC, as the servicer of the Receivables, or any permitted successor or assignee thereto under the Servicing Agreement.
Servicer Termination Event: As defined in the Servicing Agreement.
Servicing Agreement: The Master Servicing Agreement (Warehouse), dated as of the Closing Date, among the Borrower, the Administrative Agent and the Servicer or, in the case of any Successor Servicer, the agreement between such Successor Servicer, the Borrower and the Administrative Agent, pursuant to which such Successor Servicer accepts its appointment as the Successor Servicer and agrees to service the Receivables.
Servicing Exception: Any exceptions or supplements to the Collections Policy specified on Exhibit E to the Servicing Agreement (including any requirement of federal, state or local law, or any regulation or any order, decree, directive, rule and binding guideline of, or agreement, with any Governmental Authority applicable to the Lender solely as a result of the Lender’s status as a bank holding company or Utah charted bank, as applicable, that the Lenders determine requires revisions to the existing Collections Policy), as may be amended or supplemented from time to time by the Lenders.
Servicing Fee: The fee payable to the Servicer in accordance with the Servicing Agreement and Section 2.11(a), which fee shall be equal to the sum of (i) the product of (x) the Servicing Fee Rate, (y) the Principal Balance of the Receivables that were included in the Collateral prior to the Third Amendment Closing Date and held by the Borrower as of the open of business on first Business Day of the related Monthly Period, and (z) a fraction, the numerator of which is thirty (30) and the denominator of which is three hundred sixty (360) and (ii) the product of (x) the Servicing Fee Rate Year Three, (y) the Principal Balance of the Receivables that were included in the Collateral on or after to the Third Amendment Closing Date and held by the Borrower as of the open of business on first Business Day of the related Monthly Period, and (z) a fraction, the numerator of which is thirty (30) and the denominator of which is three hundred sixty (360).
Servicing Fee Rate: As agreed upon by the Parties.
Settlement Date: The fifteenth (15th) day of each calendar month beginning in the calendar month after the Closing Date; provided that with respect to a Permitted Take-Out for which the Permitted Take-Out Date occurs on a date other than the 15th day of such month, the date specified as the Permitted Take-Out Date in the notice provided to the Borrower pursuant to

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Section 2.16(a)(i); provided further provided further that the First Post-Amendment Take-Out Date shall be a Settlement Date.
Settlement Report: A monthly statement (including a data tape) prepared and delivered on or prior to the Business Day preceding the applicable Settlement Date to the Administrative Agent, the Lenders, the Owner Trustee, the Account Bank and the other Persons specified in the Servicing Agreement by the Servicer with respect to the immediately preceding calendar month, which shall be in substantially the form of Exhibit G-1, as such form may be amended from time to time by the Servicer; provided that such form may be amended to add additional information without the consent of any party hereto and may not be (x) amended to remove entries therein without the written consent of the Administrative Agent or (y) amended to remove or materially alter the form or scope of entries contained therein comprising or relevant to the determination or description of amounts that are to be deposited into or withdrawn from the Collection Account or Credit Reserve Account without the written consent of the Administrative Agent.
Short-Term Rating Requirement: A short-term unsecured debt rating of not less than A by Standard & Poor’s or A2 by Moody’s.
Simple Interest Method: The method of allocating each monthly payment (including multiple monthly payments) on a Simple Interest Receivable to principal and interest, pursuant to which the portion of such payment that is allocated to interest is equal to the outstanding Principal Balance thereof multiplied by the fixed rate of interest applicable to such Receivable multiplied by the period of time elapsed (expressed as a fraction of a calendar year) since the preceding payment of interest with respect to such Principal Balance was made.
Simple Interest Receivable: Any Receivable under which the portion of each payment allocable to earned interest and the portion allocable to the principal is determined in accordance with the Simple Interest Method. For purposes hereof, all payments with respect to a Simple Interest Receivable shall be allocated to principal and interest in accordance with the Simple Interest Method.
Solvency Certificate: The certificate substantially in the form attached hereto as Exhibit F.
Solvent: As to any Person at any time, having a state of affairs such that (i) the fair value of the property owned by such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code; (ii) the present fair salable value of the property owned by such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (iii) such Person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (v) such Person is not engaged in business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital.

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Standard & Poor’s: Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
State: Any of the 50 states of the United States of America, or the District of Columbia.
Statutory Trust Act: Chapter 38 of Title XII of the Delaware Code, 12 Del. Code § 3801 et seq., as the same may be amended from time to time.
Subsidiary: With respect to any Person, any corporation, limited liability company, partnership or other legal entity of which such entity directly or indirectly owns or controls at least a majority of the outstanding stock or other equity interest having general voting power. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.
Successor Servicer: Any Person appointed (and who accepts such appointment) to succeed the Servicer in the performance of the duties and obligations of the Servicer under a Servicing Agreement.
Supplemental Fee: With respect to a Settlement Date, all late fees, prepayment charges and other administrative fees and expenses or similar charges allowed by Requirements of Law with respect to Receivables, collected (from whatever source) on the Receivables held by the Borrower during the related Collection Period.
System Description: means (a) prior to the E Sign Transition Period, the written description of the eOriginal e-contract system attached to the Original Loan and Security Agreement as Schedule E, (b) during the E-Sign Transition Period, (i) the written description of the eOriginal e-contract system attached to the Original Loan and Security Agreement as Schedule E or (ii) the written descriptions of the eOriginal, Inc. Authoritative Copy System Description and the DocuSign System Description Authoritative Copy attached to the Original Loan and Security Agreement as Schedule G, and (c) after the E Sign Transition Period, the written descriptions of the eOriginal, Inc. Authoritative Copy System Description and the DocuSign System Description Authoritative Copy attached to the Original Loan and Security Agreement as Schedule G.
Take-Out Month: A calendar month in which a Permitted Take-Out Date occurs.
Tangible Contract: A Contract that constitutes “tangible chattel paper” under and as defined in Section 9-102(78) of the UCC.
Tax or Taxes: Any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties and additions thereto) that are imposed by any Government Authority.
Termination Date: The earlier to occur of (i) the Final Maturity Date and (ii) the date of the declaration of or automatic occurrence of the Termination Date pursuant to Section 10.1(b), following the occurrence of a Termination Event.

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Termination Event: As defined in Section 10.1(a).
Third Amendment: The Third Amendment to the Original Loan and Security Agreement, dated as of the Third Amendment Closing Date.
Third Amendment Closing Date: November 2, 2018.
Title Intermediary: VINTek or another title administration service provider approved in writing by the Borrower or the Trust Administrator.
Title Lien Nominee: Carvana LLC or GFC Lending LLC (or any other name approved in writing by the Administrative Agent).
Transaction Documents: This Agreement, the Purchase Agreement, the Transfer Agreement, the Servicing Agreement, the Collateral Custodian Agreement, the Account Control Agreement, the Certificate Purchase Agreement, the Fee Letter, the Collateral Custodian Fee Letter, the Trust Agreement, and any other document, certificate, opinion, agreement or writing the execution of which is necessary or incidental to carrying out the transactions contemplated by this Agreement or any of the other foregoing documents.
Transfer Agreement: The Master Transfer Agreement, dated as of the Closing Date, between the Transferor and the Borrower and assigned to the Administrative Agent, including all supplements or assignments with respect thereto.
Transferor: As defined in the preamble.
Transition Expenses: All reasonable costs and expenses (including attorneys’ fees, petitioning costs and disbursements) incurred by the Successor Servicer in connection with the transfer and assumption of servicing obligations hereunder from the Servicer to the Successor Servicer, converting the Servicer’s data to such Person’s computer system, amending this Agreement (if necessary) and amending the Servicing Agreement or executing a new Servicing Agreement to reflect such succession as Servicer.
Transition Expenses Cap: As agreed upon by the Parties.
Treasury Constant Maturity Yield Index: The average yield for “This Week” as reported by the Federal Reserve Board in Federal Reserve Statistical Release H.15(519) (“FRB Release”) published during the second full week preceding the prepayment date for instruments having a maturity coterminous with the expected weighted average life of the Outstanding Loan Amount. If the FRB Release is not being published at the time of the prepayment, the Administrative Agent will select a comparable publication to determine the Treasury Constant Maturity Yield Index. If there is no Treasury Constant Maturity Yield Index for instruments having a maturity coterminous with the expected weighted average life of the Outstanding Loan Amount, then the Administrative Agent will use the weighted average yield to maturity of the Treasury Constant Maturity Yield Indices with maturities next longer and shorter than such remaining term to maturity, calculated by averaging (and rounding up to the nearest whole multiple of 1/100 of

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1.00% per annum, if the average is not such a multiple) the yields of the relevant Treasury Constant Maturity Yield Indices (rounded, if necessary, to the nearest 1/100 of 1.00% with any figure of 1/200 of 1.00% or above rounded upward to the nearest hundredth of a percentage point).
Treasury Regulations: The regulations, including proposed or temporary regulations, promulgated under the Code. References herein to specific provisions of proposed or temporary regulations shall include analogous provisions of final Treasury Regulations or other successor Treasury Regulations.
Trust: Sonoran Auto Receivables Trust 2017-1, a Delaware statutory trust created by the Certificate of Trust and the Trust Agreement.
Trust Administrator: Carvana, or any successor Trust Administrator pursuant to this Agreement or the Trust Agreement.
Trust Administrator Fee: As defined in Section 8.6.
Trust Agreement: That certain amended and restated trust agreement of the Borrower, dated on the Closing Date, between the Transferor and the Owner Trustee.
Trust Estate: All right, title and interest of the Borrower in and to the property and rights assigned to the Borrower pursuant to Article II of the Transfer Agreement, all funds on deposit from time to time in the Collection Account and all other property of the Borrower from time to time, including any rights of the Owner Trustee and the Borrower pursuant to the Transfer Agreement and the Servicing Agreement.
Turbo Event: The occurrence of any of the following: (i) as of any Settlement Date, the aggregate Principal Balance of all Eligible Receivables is less than [***]% of the aggregate Principal Balance of all Eligible Receivables as of the last day of the Commitment Period, (ii) Cumulative Net Losses exceed [***]% of Baseline Cumulative Net Loss, (iii) the failure of the Borrower and the Lenders to mutually agree to changes in the Advance Rate within [***] days after the three month rolling Vintage Cumulative Net Loss with respect to the Receivables acquired by the Borrower in each monthly period exceeds [***]% of the Baseline Cumulative Net Loss, (iv) as of the last calendar day of any month, as reported on the applicable Settlement Report, or the last day of any calendar week, as reported on the applicable Funding Report, the Outstanding Loan Amount exceeds the Borrowing Base and such shortfall remains outstanding for a period of two Business Days after the date of such report, (v) a Termination Event (other than as a result of clause (v) of the definition of Commitment Termination Date), (vi) the occurrence of a termination event (other than as a result of the exercise of an optional walk-a- away right), event of default, or servicer default under (A) the Flow Purchase Agreement or the Other Facility Transaction Documents, or (B) any other credit or purchase facility by the Lenders or any of their Affiliates to Carvana, the Borrower or any of their consolidated Affiliates that enables or permits the holder or holders of such indebtedness or any trustee or agent on its or their behalf to cause such indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, or (viii) any indebtedness of

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Carvana or the Borrower or any of their consolidated Affiliates which exceeds [***] in aggregate principal or face amount becoming due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity.
UCC: The Uniform Commercial Code as in effect in any relevant jurisdiction, from time to time.
Unaffiliated Certificateholder: Any Certificateholder other than the Transferor or an Affiliate of the Transferor.
United States: The United States of America.
United States Military Installation: Any base, camp, facility, outpost or other physical location currently occupied and in use by the United States Air Force, Army, Coast Guard, Marine Corps or Navy, whether within or outside the physical boundaries of the United States.
Vehicle Age: With respect to a Financed Vehicle, the year of origination of the Contract for such Financed Vehicle minus the model year of such Financed Vehicle.
Vintage Cumulative Net Losses: With respect to any Monthly Period, the expected lifetime net losses on the Eligible Receivables transferred to the Borrower during such Monthly Period as determined by the Administrative Agent in accordance with the Administrative Agent’s customary policies and procedures for calculating expected net losses on a pool of receivables, without specific deviation for the Originator other than deviation with respect to performance of the Receivables resulting from the application of such customary policies and procedures applied consistently.
Warehouse Vault Partition: The segregated vault partition of the E-Vault System established in the name of the Borrower.
Section 1.2 Accounting Terms and Determinations.
Unless otherwise defined or specified herein, all accounting terms shall be construed herein, all accounting determinations hereunder shall be made, all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP.

Section 1.3 Computation of Time Periods.
Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
Section 1.4 Interpretation.
When used in this Agreement, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) an accounting term not otherwise defined has the meaning assigned to

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it in accordance with GAAP; (iii) “or” is not exclusive; (iv) “including” means including without limitation; (v) words in the singular include the plural and words in the plural include the singular; (vi) any agreement, instrument defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vii) any statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such statute as from time to time amended, modified or supplemented and includes any successor statute and the rules and regulations issued pursuant to such statute; (viii) references to a Person are also to its successors and permitted assigns; (ix) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof; (x) references contained herein to Section, Schedule and Exhibit, as applicable, are references to Sections, Schedules and Exhibits in this Agreement unless otherwise specified; (xi) references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form; and (xii) the term “proceeds” has the meaning set forth in the applicable UCC.
ARTICLE II
Draws
Section 2.1 Draws.
(a) On the terms and conditions set forth herein, including this Section and Article Four, the Trust Administrator, on behalf of the Borrower, may from time to time prior to the Commitment Termination Date, notify the Administrative Agent by 3:00 p.m. (New York, New York Time) on the third Business Day preceding the Funding Date (the “Funding Request”) on which an advance (each, a “Draw”) under this Agreement is to be made to the Borrower. The Trust Administrator on behalf of the Borrower may only request one Draw be funded on the Funding Date in any calendar week. The Administrative Agent shall notify each Lender of a proposed Draw by delivering to each Lender the following information provided by the Trust Administrator on behalf of the Borrower:
(i) a Funding Request and a Funding Report, which will include, among other things, the proposed Funding Date, the Borrowing Base, and the Available Amount (each calculated using (x) the Principal Balance as of the last day of the preceding calendar week of the Receivables added to the Collateral prior the last day of the preceding calendar week and (y) the Principal Balance as of the related Cut-off Date for Receivables added to the Collateral in the calendar week of the Funding Report on or prior to the Funding Date) and the Principal Amount of the Draw requested, which shall be in an amount at least equal to lesser of $250,000 and the Available Commitment; and
(ii) an `updated Schedule of Receivables that includes each Receivable that is the subject of the proposed Draw and such other information as the Administrative Agent may reasonably request with respect to the related Draw.

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Each Funding Request shall include a representation by the Trust Administrator, on behalf of the Trust, that the requested Draw will not, on each related Funding Date, exceed the Available Amount and a representation that all conditions precedent to the making of such Draw shall have been satisfied. Any Funding Request shall be irrevocable.
(b) Following receipt by the Administrative Agent of a Funding Request delivered prior to the Commitment Termination Date, each Lender agrees, subject to the conditions contained herein, that it shall advance an amount equal to such Lender’s Commitment Percentage of the related Available Amount.
(c) Each Lender’s advance of a Draw shall be made available to the Borrower, subject to the fulfillment of the applicable conditions set forth in Article Four, at or prior to 3:00 p.m. (New York, New York Time) on the applicable Funding Date, by deposit of immediately available funds to the account of the Transferor or, at the Borrower’s written direction, to such other account as payment of amounts owed by the Borrower to the Transferor under the Transfer Agreement are to be made. Any Lender that either (i) fails to make any requested Draw as of such time on the applicable Funding Date or (ii) intends not to make any funds available for any requested Draw shall promptly notify the Trust Administrator and the Administrative Agent of such failure or intention. No portion of any advance shall be funded with “plan assets” of any Benefit Plan Investor.
(d) In no event shall any Lender be required on any date to fund any Principal Amount:
(i) that would cause (A) the Outstanding Loan Amount, determined after giving effect to such funding, to exceed the Maximum Loan Amount, (B) in the case of any Lender, such Lender’s portion of the Outstanding Loan Amount, determined in accordance with such Lender’s Commitment Percentage, determined after giving effect to such funding, to exceed such Lender’s Commitment; (C) the total of all Draws funded to exceed the Aggregate Commitment; or (D) the Principal Amount advanced with respect to any Funding Request to exceed the Available Amount on the date of such advance;
(ii) on any date after the Commitment Termination Date; or
(iii) that is the responsibility of another Lender, but which was not advanced by such Lender as of the requested Funding Date.
(e) Amounts repaid under this Agreement may not be reborrowed.

Section 2.2 [Reserved]
Section 2.3 Extensions of Commitments.
(a) Prior to the Commitment Termination Date, the Trust Administrator on behalf of the Borrower may request in a writing sent to the Administrative Agent no more than ninety (90)

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nor fewer than thirty (30) days prior to the applicable Scheduled Commitment Termination Date that each Lender extend the Scheduled Commitment Termination Date for an additional period to a date specified in such request, which request will be granted or denied by each Lender in its sole discretion. Not later than twenty (20) days following receipt by the Administrative Agent of any such request, each Lender shall notify the Borrower of its willingness or refusal to so extend the Scheduled Commitment Termination Date. If all Lenders shall have agreed to extend the Scheduled Commitment Termination Date and no Commitment Termination Event shall have occurred and be continuing prior to the then-applicable Scheduled Commitment Termination Date, the Scheduled Commitment Termination Date then in effect with respect to the Commitment of each Lender shall be extended to the date specified in such request. The Administrative Agent shall send written notice of any such extension of the Scheduled Commitment Termination Date to the Collateral Custodian not fewer than five (5) Business Days prior to the effective date of such extension of the Scheduled Commitment Termination Date.
(b) If any Lender refuses to extend the Scheduled Commitment Termination Date (any such Lender, a “Retiring Lender”), then:
(i) the Administrative Agent may propose an Eligible Assignee or multiple Eligible Assignees to be the assignee or assignees to which the Retiring Lender or Retiring Lenders shall assign the Retiring Lender’s Commitment or the Retiring Lenders’ Commitments, as applicable, in accordance with Section 13.1, but only if such Eligible Assignee is or such Eligible Assignees are (x) acceptable to the remaining Lender or Lenders who agreed to extend the Scheduled Commitment Termination Date (each such Lender, a “Continuing Lender”) and the Trust Administrator and (y) providing a Commitment amount which, in the aggregate, equals or exceeds that of the Retiring Lender or Retiring Lenders; or
(ii) if the Available Amount attributable to the Continuing Lender or Continuing Lenders equals or exceeds the outstanding Principal Balance of the Draws owing to such Retiring Lender or Retiring Lenders, then the Borrower may request that the Continuing Lender or Continuing Lenders make a Draw, the proceeds of which shall be paid directly to the Retiring Lender or Retiring Lenders (in the case of multiple Retiring Lenders, on a pro rata basis, in accordance with each Retiring Lender’s Commitment Percentage in effect immediately prior to the advance of such Draw), in an amount equal to the outstanding Principal Balance of Draws then-owing to each Retiring Lender; provided, however, that no such Continuing Lender shall be obligated to make such a Draw unless the Borrower has paid to the Retiring Lender or Retiring Lenders, in immediately available funds, all other Aggregate Unpaids then due and owing to such Retiring Lender or Retiring Lenders. The decision of each Continuing Lender to extend additional Draws to the Borrower and increase its Commitment under this clause (ii) shall be made in the sole and absolute discretion of each such Continuing Lender.
If a Retiring Lender is replaced pursuant to Section 2.3(b)(i) above, then the intended assignee of such Retiring Lender’s Draws and Commitments shall purchase the Draws of such Retiring Lender and such Retiring Lender’s rights hereunder, without recourse to or warranty by, or

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expense to, such Retiring Lender, for a purchase price equal to the outstanding Principal Balance of the Draws plus any accrued but unpaid Interest on such Draws and all other Aggregate Unpaids owed to such Retiring Lender and any other amounts payable to such Retiring Lender under this Agreement, which purchase price shall be payable to such Retiring Lender in immediately available funds, and shall enter into an Assignment and Acceptance pursuant to which the intended assignee shall assume all the obligations of such Retiring Lender hereunder (including such Retiring Lender’s Commitment), and, upon such purchase and assumption (pursuant to such Assignment and Acceptance), such Retiring Lender shall no longer be a party hereto or have any rights hereunder (other than rights with respect to indemnities and similar rights applicable to such Retiring Lender prior to the date of such purchase and assumption) and shall be relieved from all obligations to the Borrower hereunder, and the assignee of such Retiring Lender shall succeed to the rights and obligation of such Retiring Lender hereunder.
(c) Notwithstanding anything herein to the contrary, no Lender shall be required to extend its Commitment hereunder and the Scheduled Commitment Termination Date shall not be extended, if one or more replacement Lenders in accordance with the provisions of Section 2.3(b)(i) are not available with commitments at least equal to the Commitments of the Retiring Lender or Retiring Lenders or are not willing to take assignments, pursuant to the provisions of the last paragraph of Section 2.3(b) and the other applicable provisions of this Agreement, of the Draws of the Retiring Lender or Retiring Lenders or one or more Continuing Lenders in accordance with the provisions of Section 2.3(b)(ii) are not available with commitments at least equal to the Commitments of the Retiring Lender or Retiring Lenders or such Continuing Lenders are not willing to take assignments, pursuant to the provisions of Section 2.3(b)(ii) and the other applicable provisions of this Agreement, of the Draws of the Retiring Lender or Retiring Lenders.
Section 2.4 Notes.
(a) Form. The Notes shall be in substantially the form set forth in Exhibit B in a principal amount equal to the Commitment of each Lender (each, a “Note”), with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may, consistently herewith, be determined by the Borrower, as evidenced by its execution of the Notes. Any portion of the text of any Note may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Note. The Notes shall be typewritten, printed, lithographed or engraved or produced by any combination of these methods (with or without steel engraved borders), all as determined by the Borrower, as evidenced by its execution of such Notes. The maturity date of each Note shall be the Termination Date. The terms of the Notes set forth in Exhibit B are part of the terms of this Agreement.
(b) Execution, Delivery and Dating. The Notes shall be executed by manual or facsimile signature by the Borrower.
Section 2.5 Optional Principal Repayments.

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(a) Prepayment in Full of Outstanding Loan Amount. The Borrower, at any time prior to the occurrence of a Termination Event, including in connection with the exercise by the Certificateholder of its purchase right pursuant to Section 2.15, may prepay all of the Outstanding Loan Amount on any Business Day, on five (5) Business Days’ prior notice to the Administrative Agent and each Lender; provided, that on such date of repayment, (i) if such prepayment occurs while the Outstanding Loan Amount is accruing interest at a fixed rate (other than prepayments during a Turbo Event), the Borrower will pay to the Lenders a breakage fee equal to the product of (A) the Outstanding Loan Amount as of the date of repayment, (B) the expected weighted average life (in years) of the Outstanding Loan Amount as reasonably determined by the Administrative Agent and (C) the excess, if any, of (1) the fixed Interest Rate then in effect over (2) the Treasury Constant Maturity Yield Index as of the date of repayment, (ii) the Borrower pays to each Secured Party, including each Lender, on the date of any such prepayment, such Secured Parties’ share of (A) accrued Interest, and (B) all other Aggregate Unpaids (including all Breakage Costs) payable to any Indemnified Party under this Agreement through the date of such prepayment, including any fees or other amounts payable pursuant to Section 11.1 and (iii) the Borrower pays to the Administrative Agent, Collateral Custodian, Servicer, Account Bank and Owner Trustee all accrued and unpaid fees, expenses, costs and indemnities then due and payable to each of them.
(b) Notice Requirements. Any notice of a prepayment shall be irrevocable. In connection with a prepayment in full pursuant to Section 2.5(a), upon receipt by each party of all amounts due and owing thereto as set forth above in immediately available funds, (i) the Receivables automatically and without any requirement of further action shall be released from the security interest granted by the Borrower therein in favor of the Administrative Agent, and (ii) the Administrative Agent and Lenders will execute any documents reasonably requested and prepared by Borrower in form and substance reasonably acceptable to the Administrative Agent and Lenders to evidence or effect such release.
Section 2.6 Payments.
(a) The Borrower hereby instructs the Account Bank to pay Interest on the Outstanding Loan Amount for the period from the related Funding Date until the date that such Draw shall be paid in full. Interest shall accrue during each Interest Period and be payable on the Outstanding Loan Amount on each Settlement Date in accordance with Section 2.7, unless earlier paid pursuant to Section 2.5.
(b) The Outstanding Loan Amount shall bear interest at a rate per annum equal to the Interest Rate for the applicable Interest Period.
(c) The principal of and Interest on each Note shall be paid as provided herein. All calculations of interest, periodic fee and other periodic amounts payable hereunder shall be calculated on the basis of a three hundred sixty (360) day year and for the actual days elapsed.
(d) Notwithstanding any other provision of this Agreement or the other Transaction Documents, if at any time the rate of interest payable by any Person under the Transaction Documents exceeds the Maximum Lawful Rate, then, so long as the Maximum Lawful Rate

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would be exceeded, such rate of interest shall be equal to the Maximum Lawful Rate. If at any time thereafter the rate of interest so payable is less than the Maximum Lawful Rate, such Person shall continue to pay Interest at the Maximum Lawful Rate until such time as the total interest received from such Person is equal to the total Interest that would have been received had Requirements of Law not limited the interest rate so payable. In no event shall the total Interest received by any Lender under this Agreement and the other Transaction Documents exceed the amount which such Lender could lawfully have received, had the Interest due been calculated from the Closing Date at the Maximum Lawful Rate.
Section 2.7 Settlement Procedures.
By delivery of each Settlement Report, the Servicer shall be deemed to have instructed the Account Bank to withdraw the following amounts, in each case as set forth in the related Settlement Report: (A) from the Collection Account, Available Funds and (B) from the Credit Reserve Account, any Available Funds Shortfall. By delivery of each Settlement Report, the Servicer shall also be deemed to have instructed the Account Bank to pay or make the following distributions in the following amounts to the following Persons on the related Settlement Date in the following order of priority from (x) the Collection Account, to the extent of Available Funds and (y) the Credit Reserve Account to the extent there is an Available Funds Shortfall, with respect to amounts payable under clauses (i) through (iv):
(i) First, (1) to the Servicer and any Successor Servicer, in an amount equal to the accrued and unpaid Servicing Fee payable to each of them in accordance with the Servicing Agreement, (2) to the Servicer, all reimbursable out-of-pocket costs of liquidation, subject to the limitations in the definition of “Liquidation Proceeds” and then (3) to the Successor Servicer, as applicable, any unpaid Transition Expenses, subject, in the case of any Settlement Date occurring prior to the occurrence of the Termination Date, to the Transition Expenses Cap;
(ii) Second, (A) first, pro rata, to the Administrative Agent in an amount equal to any accrued and unpaid Administrative Agent Fees, the Collateral Custodian, in an amount equal to any accrued and unpaid Collateral Custodian Fees, the Account Bank in an amount equal to any accrued and unpaid Account Bank Fees, the Owner Trustee, in an amount equal to any accrued and unpaid owner trustee fees, to the Trust Administrator, in an amount equal to any accrued and unpaid Trust Administrator Fee, and to the E-Sign Provider and E-Vault Provider in an amount equal to its accrued and unpaid fees in respect of Electronic Contracts (other than the fees required to be paid by the Collateral Custodian under the terms of the E-Vault Access Agreement not incurred in connection with the actions taken at the direction of the Administrative Agent or the Required Lenders) then (B) second, pro rata, to the Servicer, Administrative Agent, Collateral Custodian, Account Bank, Owner Trustee, E-Sign Provider and E-Vault Provider any expense reimbursements and indemnified amounts payable thereto in accordance with this Agreement, the Servicing Agreement, the Collateral Custodian Agreement, the Account Control Agreement, the Trust Agreement or the E-Vault Access Agreement (in the case of the E-Vault Provider, other than the expenses required to be paid by the

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Collateral Custodian under the terms of the E-Vault Access Agreement not incurred in connection with the actions taken at the direction of the Administrative Agent or the Required Lenders), in each of clauses (A) and (B) subject, in the case of any Settlement Date occurring prior to the occurrence of the Termination Date, to the Annual Expenses Cap, as applicable;
(iii) Third, to each Lender, pro rata in accordance with such Lender’s Commitment Percentage, an amount equal to any accrued and unpaid (1) Interest with respect to the Outstanding Loan Amount, (2) Breakage Costs due and owing to the Lenders, and (3) all other Aggregate Unpaids (other than the Outstanding Loan Amount) then due under this Agreement to the Lenders;
(iv) Fourth, to each Lender, pro rata in accordance with such Lender’s Commitment Percentage: (A) an amount equal to the positive excess (if any) of the Outstanding Loan Amount as of the related Determination Date (after giving effect to the distribution made clauses (i) through (iii) above) over the Borrowing Base as of such Determination Date or (B) if a Turbo Event has occurred, an amount equal to the Outstanding Loan Amount;
(v) Fifth, on any Settlement Date occurring prior to the Termination Date, to the Credit Reserve Account, the amount necessary to cause the amount on deposit therein to equal the Required Credit Reserve Account Amount;
(vi) Sixth, pro rata, to the extent not paid pursuant to clauses (i) or (ii) above (whether as a result of the limitations on amounts set forth therein or otherwise) to the Servicer, Successor Servicer, Administrative Agent, Collateral Custodian, Account Bank or Owner Trustee any fees, expenses or indemnities owed to such Person;
(vii) Seventh, to any Person who is due any fee, reimbursable expense or indemnified amount under this Agreement that is accrued or due hereunder and not fully paid, the amount of such fee, expense or indemnified amount; and
(viii) Eighth, any remaining amount shall be distributed to the Certificateholder free and clear of any interest of the Lenders and the Administrative Agent; provided, however, in no event shall distributions pursuant to this clause (viii) be used by the Borrower or the Certificateholder to acquire additional Receivables.
Section 2.8 Repayment Obligation.
The Borrower promises to pay to each Lender in accordance with Section 2.7(iii), (i) on each Settlement Date, all Interest accrued on the Outstanding Loan Amount during the related Interest Period, (ii) upon the written request of such Lender, all Breakage Costs actually incurred by such Lender, the amount of which shall be reasonably determined by such Lender, set forth in a written notice to the Borrower and shall be conclusive absent manifest error and (iii) all other amounts required to be paid by the Borrower in accordance herewith in accordance with the terms of this Agreement.

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Section 2.9 Payments, Computations, Etc.
(a) Unless otherwise expressly provided herein, all amounts to be paid or deposited by the Borrower hereunder shall be paid or deposited in accordance with the terms hereof no later than 2:00 p.m. (New York, New York Time) on the day when due in Dollars in immediately available funds to the Administrative Agent’s account. Except as otherwise provided in Section 2.6, the Borrower shall instruct the Account Bank to, to the extent permitted by law, pay to each Lender, interest on all amounts not paid or deposited when due hereunder at the applicable Interest Rate, payable on demand; provided, however, that such Interest Rate shall not at any time exceed the Maximum Lawful Rate.
(b) Whenever any payment hereunder (i) shall be stated to be due on a day other than a Business Day, such payment shall be made, without penalty, on the next succeeding Business Day, or (ii) is received after 2:00 p.m. (New York, New York Time) such payment shall be deemed to have been received on the next succeeding Business Day, and any such extension of time shall in such case be included in the computation of payment of Interest, other interest or any fee payable hereunder, as the case may be.
(c) If any Draw requested by the Trust Administrator, on behalf of the Borrower, and approved by the Lenders pursuant to Section 2.1 is not made or effectuated, as the case may be, due to the Borrower’s failure to satisfy, or continue to satisfy, the conditions to fund such Draw set forth in Section 2.1(a) on the date specified therefor, the Borrower shall indemnify each Lender against any reasonable loss, cost or expense incurred by each such Lender, including the carrying costs of any funds raised by the Lenders in connection with such request until such funds can be redeployed (net of anticipated profits in the reemployment of such funds in the manner determined by such Lender, but specifically excluding any loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by each such Lender to fund or maintain such Draw.
(d) All payments hereunder shall be made without set-off or counterclaim.
(e) To the extent that (i) any Person makes a payment to the Borrower, the Servicer, the Collateral Custodian, the Account Bank or any Lender or the Administrative Agent or (ii) the Borrower, the Servicer, the Collateral Custodian, the Account Bank or any Lender or the Administrative Agent receives or is deemed to have received any payment or proceeds for application to an obligation, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Insolvency Law, State or United States federal law, common law or for equitable cause, then, to the extent such payment or proceeds are set aside, the obligation or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received or deemed received by the Borrower, the Servicer, the Collateral Custodian, the Account Bank or such Lender or the Administrative Agent, as the case may be.

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Section 2.10 Collections; Investment of Funds.
(a) The Borrower shall, or shall cause the Servicer to, promptly (but in no event later than two (2) Business Days after the receipt thereof) deposit all Collections received by it into the Collection Account. The Borrower shall cause the Servicer to make such deposits or payments by electronic funds transfer, in immediately available funds.
(b) On the Closing Date and on each Addition Date thereafter, the Borrower shall cause the Servicer to deposit (in immediately available funds) into the Collection Account all Collections received after the applicable Cut-off Date and through and including the Closing Date or Addition Date, as the case may be, in respect of Receivables pledged on such date.
(c) On any Settlement Date that occurs on or after the Commitment Termination Date, upon payment in full of all Obligations in relation to the Notes and payment or delivery of any amounts therein that are required to be delivered to the Flow Purchase Agreement pursuant to Section 2.7, by delivery of the Settlement Report, the Administrative Agent is authorized to deliver a notice to the Account Bank certifying that there are no outstanding Obligations to be paid and directing the Account Bank to disgorge from the Credit Reserve Account the Credit Reserve Account Amount, if any, into the Collection Account for payment to, or as directed by, the Certificateholder.
(d) To the extent there are uninvested amounts on deposit in the Collection Account, or the Credit Reserve Account, such amounts shall be invested in Permitted Investments that mature no later than the Business Day before the next Settlement Date, which Permitted Investments shall be selected in writing (i) prior to the occurrence of any Unmatured Termination Event or Termination Event, by the Borrower, or (ii) from and after the occurrence of any Unmatured Termination Event or Termination Event, by the Administrative Agent. Any earnings (and losses) on the foregoing investments shall be for the account of the Borrower. Absent such investment direction, such amounts shall remain uninvested. The Borrower and the Administrative Agent acknowledge that upon either of its written request and at no additional cost, it has the right to receive notification after the completion of each purchase and sale of Permitted Investments or Account Bank’s receipt of a broker’s confirmation. The Borrower and the Administrative Agent agree that such notifications shall not be provided by Account Bank hereunder, and Account Bank shall make available, upon request and in lieu of notifications, periodic account statements that reflect such investment activity. No statement need be made available for any fund/account if no activity has occurred in such fund/account during such period.
(e) All earnings on amounts in the Collection Account shall remain on deposit therein until applied as Available Funds in accordance with Section 2.7. All earnings on amounts in the Credit Reserve Account shall (i) to the extent necessary, remain on deposit in the Credit Reserve Account until the amount on deposit therein is equal to or greater than the Required Credit Reserve Account Amount, and (ii) be deposited into the Collection Account if the amount on deposit in the Credit Reserve Account is greater than the Required Credit Reserve Account Amount after giving effect to all withdrawals and deposits to the Credit Reserve Account on any Settlement Date. So long as no Unmatured Termination Event or Termination Event has

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occurred and is continuing, then, as of any Settlement Date, all other amounts in excess of the Required Credit Reserve Account Amount after giving effect to all withdrawals and deposits to the Credit Reserve Account on such Settlement Date, shall be deposited into the Collection Account as set forth in the applicable Settlement Report.
(f) To the extent that any funds remitted under this Section 2.10 and credited to the Collection Account are in respect of any check or checks returned for insufficient funds or are otherwise dishonored by the drawee bank when presented for payment by the Servicer or the Borrower (or their agents), all such amounts will be refunded to the Servicer from current Collections and reconciled by the Servicer on the next Settlement Report.
Section 2.11 Fees.
(a) From and after the Closing Date, the Servicer shall be entitled to receive the Servicing Fee, the Collateral Custodian shall be entitled to receive the Collateral Custodian Fee, the Administrative Agent shall be entitled to receive the Administrative Agent Fee, the Account Bank shall be entitled to receive the Account Bank Fee, and the Owner Trustee shall be entitled to receive its agreed upon fees, in each case (except as set forth in clause (b) below) payable in accordance with Section 2.7.
(b) For the avoidance of doubt, the reasonable and documented fees and expenses (other than those required to be paid by the Collateral Custodian pursuant to the E-Vault Access Agreement and not incurred in connection with actions taken at the direction of the Administrative Agent) due and payable to the E-Sign Provider and the E-Vault Provider, including those relating to access and management or to Exporting any Contracts (other than an Exporting of Contracts following the termination of the E-Vault Access Agreement either at the election of the Collateral Custodian or due to an event of default with respect to or breach by the Collateral Custodian), shall be the obligation of the Borrower and shall be paid in accordance with Section 2.7 of this Agreement.
(c) None of any Lender or the Administrative Agent shall be responsible for payment to any Person of any fee, reimbursable expense or indemnified amount due to such Person under this Agreement or any other Transaction Document that is not fully paid after performance of the Settlement Procedures specified in Section 2.7.
Section 2.12 Increased Costs; Capital Adequacy; Illegality.
(a) If either (i) the introduction of or any change (including any change by way of imposition or increase of reserve requirements) in or in the interpretation of any Requirements of Law or (ii) the compliance by an Affected Party with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), shall (a) subject an Affected Party to any Tax (except for Excluded Taxes and any Taxes as to which an Additional Amount is payable pursuant to Section 2.13) with respect to a Draw hereunder, or any right or obligation to make Draws hereunder, or on any payment made hereunder, (b) impose, modify or deem applicable any reserve requirement (including any reserve requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve requirement, if

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any, included in the determination of Interest), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, any Affected Party or (c) impose any other condition affecting a Draw or any Affected Party’s rights hereunder or under any other Transaction Document, the result of which is to increase the cost to any Affected Party or to reduce the amount of any sum received or receivable by an Affected Party under this Agreement, under any other Transaction Document, then on the Settlement Date in the calendar month following the calendar month during which such Affected Party demands payment (which demand shall be accompanied by a statement setting forth the basis for such demand and a reasonably estimated calculation of such demand), the Borrower hereby instructs the Account Bank to pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost incurred or such reduction suffered.
(b) If either (i) the introduction of or any change in or in the interpretation of any law, guideline, rule, regulation, directive or request or (ii) compliance by any Affected Party with any law, guideline, rule, regulation, directive or request from any central bank or other governmental authority or agency (whether or not having the force of law), including compliance by an Affected Party with any request or directive regarding capital adequacy (including the transition to and implementation of the Basel III capital adequacy guidelines), but, in each case, excluding Taxes, has or would have the effect of reducing the rate of return on the capital of any Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy) by an amount deemed by such Affected Party to be material, then from time to time, on the Settlement Date in the calendar month following the calendar month during which such Affected Party demands payment (which demand shall be accompanied by a statement setting forth the basis for such demand and a reasonably estimated calculation of such demand), the Borrower hereby instructs the Account Bank to pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such reduction. For the avoidance of doubt, if applicable accounting standards in effect as of the date of this Agreement or hereafter adopted, amended, supplemented or otherwise changed or the issuance of any other pronouncement, release or interpretation, causes or requires the consolidation of all or a portion of the assets and liabilities of the Transferor or the Borrower with the assets and liabilities of the Administrative Agent or the Lenders or shall otherwise impose any loss, cost, expense, reduction of return on capital or other loss, such event shall constitute a circumstance on which such Affected Party may base a claim for reimbursement under this Section 2.12.
(c) In determining any amount provided for in this Section, the Affected Party may use any reasonable averaging and attribution methods. Any Affected Party making a claim under this Section shall submit to the Borrower a certificate describing such additional or increased cost or reduction in reasonable detail, which certificate shall be conclusive absent manifest error.
(d) Each Lender agrees or is deemed to agree that, as promptly as practicable after it becomes aware of any circumstance referred to above that would result in any such Tax, increased cost or reduction, it shall, to the extent not inconsistent with its internal policies of

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general application, use commercially reasonable efforts to minimize costs, expenses and other amounts incurred by it and payable by the Borrower pursuant to this Section 2.12.

Section 2.13 Taxes.
(a) All payments made by or on behalf of the Borrower in respect of any Obligations or otherwise under this Agreement will be made free and clear of and without deduction or withholding for or on account of any Taxes, unless such withholding or deduction is required by law (as determined in accordance with Section 12.1(d)). In such event, the appropriate withholding agent shall pay to the appropriate taxing authority any such Taxes required to be deducted or withheld and the amount payable to a Lender or the Account Bank (as the case may be) will be increased (such increase, the “Additional Amount”) such that every net payment made under this Agreement after deduction or withholding for or on account of any Taxes (including any Taxes on such increase) is not less than the amount that would have been paid had no such deduction or withholding been deducted or withheld. The foregoing obligation to pay Additional Amounts, however, will not apply with respect to Taxes (i) related to the net income or franchise taxes imposed on a Lender or the Account Bank (or other recipient of such payments), respectively, with respect to payments required to be made by the Borrower under this Agreement, by a taxing jurisdiction in which such Lender or the Account Bank (or other recipient) (x) is organized, (y) is paying taxes as of the Closing Date, or (z) has any other present or former connection with (other than a business or other connection deemed to arise solely from such Person having executed, delivered, become a party to, or performed its obligations or received a payment under, or enforced and/or engaged in any activities contemplated with respect to, this Agreement), (ii) attributable to such Lender or the Account Bank’s (or other applicable recipient of such payment’s) failure to comply with Section 2.13(d) and Section 2.13(e) of this Agreement, (iii) imposed pursuant to a law in effect at the time such Lender or the Account Bank (or other applicable recipient of payments) becomes a party to this Agreement or designates a new lending office, except to the extent that such Lender or its assignor, if any, was entitled, immediately prior to such designation of a new lending office or assignment, to receive additional amounts from the Borrower with respect to any Tax pursuant to Section 2.13, (iv) in the nature of the branch profits tax within the meaning of Section 884(a) of the Internal Revenue Code and any similar tax imposed by any jurisdiction described in clause (i), and (v) that would not have been imposed but for a failure by the Lender, the Account Bank or other applicable recipient of such payments (or any financial institution through which any payment is made to such Person) to comply with the applicable requirements of FATCA (clauses (i)-(v) above collectively referred to as “Excluded Taxes”). The Borrower and the Account Bank agree to request from the Lenders, and deliver to the Account Bank any information requested by the Account Bank with respect to the nature of income and tax withholdings (including with respect to FATCA), and acknowledge the right of the Account Bank to withhold in compliance with Requirements of Law.
(b) The Borrower will indemnify each Lender and the Account Bank for the full amount of Taxes (including any required withholding) in respect of which the Borrower is required to pay Additional Amounts (including any Taxes other than Excluded Taxes imposed by

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any jurisdiction on such Additional Amounts) paid by a Lender or the Account Bank (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto; provided, however, that any Lender or the Account Bank making a demand for indemnity payment hereunder shall provide the Borrower with a certificate from the relevant taxing authority or from a Responsible Officer of such Lender or the Account Bank stating or otherwise evidencing that such Lender or the Account Bank has made payment of such Taxes and will provide a copy of or extract from documentation, if available, furnished by such taxing authority evidencing assertion or payment of such Taxes. This indemnification shall be made on the Settlement Date in the calendar month following the calendar month during which a Lender or the Account Bank (as the case may be) makes written demand therefor.
(c) As soon as reasonably practicable after the date of any payment by the Borrower of any Taxes pursuant to this Section, the Borrower will furnish to the relevant Lender or Account Bank, at its address for notices set forth under its name on the signature pages hereof or in Section 15.2, appropriate evidence of payment thereof.
(d) Within thirty (30) days of the written request of the Borrower therefor, the Account Bank and each Lender, as appropriate, shall execute and deliver to the Borrower such certificates, forms or other documents which can be furnished consistent with the facts and which are reasonably necessary to assist the Borrower in applying for refunds of Taxes remitted hereunder; provided, however, that (i) the Account Bank and the Lenders shall not be required to deliver such certificates, forms or other documents if in their respective sole discretion it is determined that the deliverance of such certificate, form or other document would have a Material Adverse Effect on the Account Bank or the applicable Lender and (ii) the Borrower shall reimburse the Account Bank or the applicable Lender for any reasonable expenses incurred in the delivery of such certificate, form or other document.
(e) (i) The Account Bank and each Lender (or other applicable recipient of payments) that is a United States Person (as defined in Section 7701(a)(30) of the Internal Revenue Code) shall deliver to the Borrower and Account Bank (and, in the case of a Lender, also to the Account Bank), on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by law or upon the reasonable request of the Borrower, the Account Bank or the Account Bank, as applicable) two (2) properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that the Account Bank and each such Lender is exempt from U.S. federal backup withholding.
(i) Each Lender (or other applicable recipient of payments) that is not a United States Person (as defined in Section 7701(a)(30) of the Internal Revenue Code) shall, to the extent it is legally entitled to do so, deliver to the Account Bank and the Borrower on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by law or upon the reasonable request of the Account Bank or the Borrower, as applicable) whichever of the following is applicable:
(A) two (2) duly completed copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or any successor form) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

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(B) two (2) duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms),
(C) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a Certificate re Non-Bank Status (any such certificate, a “United States Tax Compliance Certificate”), or any other form approved by the Administrative Agent, to the effect that such Lender is not (I) a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (II) a “10 percent shareholder” within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or (III) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code, and that no payments in connection with the Transaction Documents are effectively connected with such Lender’s conduct of a U.S. trade or business and (y) two (2) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms),
(D) to the extent a Lender or other recipient of payments is not the beneficial owner (for example, where the Lender or other recipient of payments is a partnership, or is a participant holding a participation granted by a participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN, W-8BEN-E, United States Tax Compliance Certificate, Form W-9 (or other successor forms) or any other required information from each beneficial owner, as applicable, or
(E) if a payment made to a Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such payee were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such payee shall deliver to the Account Bank and the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Account Bank or the Borrower as may be necessary for it to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA. Each Lender agrees that (i) the Account Bank and the Borrower may disclose the information contained on such form or certification as reasonably necessary to comply with their respective obligations under FATCA and (ii) if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Account Bank and the Borrower in writing of its legal inability to do so.
Notwithstanding any other provisions of this clause (E), a Lender or the Account Bank or other recipient of payments shall not be required to deliver any

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form that such Lender or the Account Bank or other recipient of payments is not legally eligible to deliver.
(f) Each Lender agrees or is deemed to agree that, as promptly as practicable after it becomes aware of any circumstance referred to above that would result in any Additional Amounts or indemnification for Taxes, it shall, to the extent not inconsistent with its internal policies of general application, use commercially reasonable efforts to minimize costs, expenses and other amounts incurred by it and payable by the Borrower pursuant to this Section 2.13.
Section 2.14 Re-Liening.
Upon the occurrence of a Re-Liening Trigger Event, at the direction of the Administrative Agent, the Borrower shall, and the Borrower shall direct and cause any Affiliate that is a Title Lien Nominee to and shall cooperate with the Servicer to, take all steps necessary to cause the Certificate of Title or other evidence of ownership of the related Financed Vehicles (or if such Re-Liening Trigger Event relates to (i) one or more States, the related Financed Vehicles titled in such States or (ii) a Title Lien Nominee, the related Financed Vehicles liened in the name of such Title Lien Nominee) to be revised to name the Administrative Agent or its designee, on behalf of the Secured Parties, or another designee of the Administrative Agent as lienholder; any Re-Liening Expenses shall be paid by the Servicer pursuant to the Servicing Agreement, and to the extent such costs are not paid by the Servicer but are paid by the Trust Administrator or the Administrative Agent, such costs shall be recovered as described in Section 2.7. In addition, at the sole expense of the Lenders, upon the request of the Administrative Agent, the Borrower shall, and the Borrower shall direct and cause any Affiliate that is a Title Lien Nominee and shall cooperate with the Servicer to, take all steps necessary to cause the Certificate of Title or other evidence of ownership of the related Financed Vehicles identified, individually or by characteristic, by the Administrative Agent to be revised to name the Administrative Agent or its designee, on behalf of the Secured Parties, or another designee of the Administrative Agent as lienholder. The Administrative Agent shall not direct the Servicer or the Borrower to take any steps to cause the Certificate of Title or other evidence of ownership of the related Financed Vehicle to be revised to name any other Person except in relation to a Permitted Take-Out, whereby the Administrative Agent may be instructed to do so by the Borrower based upon the Borrower’s determination that such steps are necessary to complete a Permitted Take-Out.
In no event shall the Servicer be required to expend funds in connection with this Section that will not otherwise be reimbursed pursuant to Section 2.7. The Borrower shall cause any Affiliate that is a Title Lien Nominee to irrevocably appoint the Administrative Agent as its attorney-in-fact, such appointment being coupled with an interest, to take any and all steps required to be performed pursuant to this Section 2.14, including execution of Certificates of Title or any other documents in the name of the Borrower or such Title Lien Nominee and, in connection with the appointment of any Successor Servicer, to execute a power of attorney with respect to such Successor Servicer promptly after its appointment as such, naming such Successor Servicer as its attorney-in-fact for the same purposes.
Section 2.15 Clean Up Call.

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(a) On any Business Day when the aggregate Principal Balance of Eligible Receivables declines to 5.0% or less of the aggregate Principal Balance of Eligible Receivables as of the Commitment Termination Date, the Certificateholder shall have the right to purchase from the Borrower all of the Receivables and other assets of the Borrower at a price equal to the aggregate Principal Balance of all Eligible Receivables provided that the proceeds of such purchase are sufficient and are used to repay the Aggregate Unpaids on such date of purchase pursuant to Section 2.5.
Section 2.16 Permitted Take-Out.
(a) On a Permitted Take-Out Date (as defined below), which shall occur no more than twice per calendar quarter, the Borrower shall prepay the entire aggregate Outstanding Loan Amount and any accrued and unpaid Interest thereon through the next Settlement Date and any fees, expenses and indemnities owed to the Servicer, the Collateral Custodian, the Account Bank, the Owner Trustee and the E-Sign Provider and E-Vault Provider through the next Settlement Date, and the Administrative Agent shall release its security interest and Lien on the related Collateral (the “Permitted Take-Out”), subject to the satisfaction of the following terms and conditions:
(i) Borrower will provide, no more than twice per calendar quarter, the Administrative Agent, the Collateral Custodian and the Servicer with at least five (5) Business Days’ prior written notice of a Permitted Take-Out to occur on the date specified in such notice, which is the same date as the closing date for the related Permitted Take-Out Transaction (a “Permitted Take-Out Date”);
(ii) the proceeds thereof are reflected in the flow of funds for the related Permitted Take-Out Transaction to be directly remitted by the underwriters, initial purchasers or other relevant counterparty to the Permitted Take-Out Transaction into the Collection Account on the Permitted Take-Out Date and applied pursuant to Section 2.7;
(iii) after giving effect to the Permitted Take-Out, the release by the Administrative Agent of the related Receivables on the related Permitted Take-Out Date and the transfer by the Borrower of the related Receivables on the related Permitted Take-Out Date, (A) the representations and warranties contained in Section 5.1 and Section 5.2 shall be true and correct in all material respects, except to the extent relating to an earlier date, (B) neither an Unmatured Termination Event nor a Termination Event shall have occurred and be continuing, and (C) after giving effect to such Permitted Take-Out and the application of the proceeds thereof pursuant to Section 2.7, the Aggregate Unpaids and any other amounts owing hereunder through the next Settlement Date shall be zero; and
(iv) the terms of the Permitted Take-Out do not require the Borrower, the Collateral Custodian, the Administrative Agent or the Account Bank to make any representations, warranties or covenants or to provide any indemnification for the benefit of any party thereto that create material obligations or liabilities for such parties other than customary representations and warranties concerning delivery of the conveyed assets

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free and clear of liens, claims and encumbrances of such parties or persons claiming through such parties unless such party executes an agreement to undertake any such obligations or liabilities pursuant to the terms of the Permitted Take-Out. For the avoidance of doubt, this Section 2.16(a)(iv) shall not nullify or supersede any representations, warranties or covenants made by or any indemnification obligations of the Borrower, the Collateral Custodian, the Administrative Agent or the Account Bank which are contained in this Agreement or any other Transaction Document.
(b) The Borrower hereby agrees to pay the reasonable out-of-pocket legal fees and expenses of the Administrative Agent, the Collateral Custodian, the Trust Administrator, the Account Bank, the Servicer and the Lenders in connection with each Permitted Take-Out (including expenses incurred in connection with the release of the Lien of the Administrative Agent in connection with such Permitted Take-Out).
(c) In connection with each Permitted Take-Out, on the related Permitted Take-Out Date, subject to satisfaction of the conditions referred to in Section 2.16(a), the Administrative Agent shall, at the expense of the Borrower (i) execute and deliver such instruments of release with respect to the portion of the Receivables (and the other related Collateral) to be released as the Borrower may reasonably request, (ii) deliver (or cause to be delivered) all or any portion of the Receivables (and the other related Collateral) to be released to the Borrower in its possession to or as directed by the Borrower and (iii) otherwise take such actions, and cause or permit the Collateral Custodian and the Servicer (or the Successor Servicer (as applicable)) to take such actions, as are necessary and appropriate to release the Lien of the Administrative Agent on the specified Collateral, and to Deliver such Receivables and related Collateral (including Receivable Files and Servicer Files) to or as directed by the Borrower.
(d) The Trust Administrator on behalf of the Borrower shall deliver to the Administrative Agent and the Collateral Custodian, on each Permitted Take-Out Date, a Permitted Take-Out Release substantially in the form of Exhibit H hereto, which shall, subject to satisfaction of the conditions referred to in Section 2.16(a), be acknowledged by the Administrative Agent and the Collateral Custodian.
(e) Any Collections received after the Permitted Take-Out Cut-off Date relating to Receivables released on each Permitted Take-Out Date shall be paid to or at the direction of the Certificateholders, after all fees, expenses and indemnities due and owing to the Owner Trustee have been paid in full.
ARTICLE III
Security
Section 3.1 Collateral.
(a) The parties hereto intend that this Agreement constitute a security agreement and the transactions effected hereby constitute secured loans by the Lenders to the Borrower under Requirements of Law. As collateral security for the prompt, complete and indefeasible payment

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and performance in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations, the Borrower hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a lien on and security interest in all of the Borrower’s right, title and interest in, to and under all of the Borrower’s property, including the following, whether now existing or owned or hereafter arising or acquired by the Borrower (collectively, the “Collateral”):
(i) the Receivables, whether now existing or hereafter acquired, of the Borrower, and any accounts or obligations evidenced thereby, any guarantee thereof, all Collections and all monies due (including any payments made under any guarantee or similar credit enhancement with respect to any such Receivables) or to become due or received by any Person in payment of any of the foregoing on or after the related Cut-off Date;
(ii) all of the Borrower’s interest in the Financed Vehicles (including Financed Vehicles that have been repossessed) or in any document or writing evidencing any security interest in any Financed Vehicle and each security interest in each Financed Vehicle, whether now existing or hereafter acquired, securing each such Receivable, including all proceeds from any sale or other disposition of such Financed Vehicles;
(iii) all of the Borrower’s right, title and interest in and to the Purchase Agreement and the Transfer Agreement and remedies thereunder and the assignment to the Administrative Agent of all UCC financing statements filed by the Borrower against the Transferor under or in connection with the Transfer Agreement and by the Transferor against the Originator (assigned to the Borrower) under or in connection with the Purchase Agreement;
(iv) the Account Collateral;
(v) the Borrower’s rights to the Collection Account;
(vi) all Original Contract Documents, all Receivable Files, all Authoritative Copies, and the Schedule of Receivables, whether now existing or hereafter acquired, and all right, title and interest of the Borrower in and to the documents, agreements and instruments included in the Original Contract Documents and Receivable Files, including rights of recourse of the Borrower against the Transferor;
(vii) all of the Borrower’s interest in all Records, documents and writings evidencing or related to the Receivables;
(viii) all of the Borrower’s interest in all rights to payment under all Insurance Policies with respect to a Financed Vehicle, including any monies collected from whatever source in connection with any default of an Obligor with respect to a Financed Vehicle and any proceeds from claims or refunds of premiums on any Insurance Policy, whether now existing or hereafter acquired, and all proceeds thereof;

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(ix) all of the Borrower’s interest in all guaranties, indemnities, warranties, insurance (and proceeds and premium refunds thereof) and other agreements or arrangements of whatever character from time to time supporting or securing payment of the Receivables, whether pursuant to the related Contracts or otherwise;
(x) all of the Borrower’s interest in all rights to payment under all service contracts and other contracts and agreements associated with the Receivables;
(xi) all security interests, Liens, guaranties and other encumbrances in favor of or assigned or transferred to the Borrower in and to the Receivables, whether now existing or hereafter acquired, and Financed Vehicles, whether now existing or hereafter acquired;
(xii) all of the Borrower’s interest in any Liquidation Proceeds;
(xiii) the Borrower’s rights to the Credit Reserve Account;
(xiv) all deposit accounts, monies, deposits, funds, accounts and instruments relating to the foregoing; and
(xv) all income and proceeds of the foregoing.
(b) The grant under this Section does not constitute and is not intended to result in a creation or an assumption by the Administrative Agent or any of the Secured Parties of any obligation of the Borrower or any other Person in connection with any or all of the Collateral or under any agreement or instrument relating thereto. Anything herein to the contrary notwithstanding, (i) the Borrower shall remain liable under the Contracts to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Administrative Agent of any of its rights in the Collateral shall not release the Borrower from any of its duties or obligations under the Collateral and (iii) none of the Administrative Agent or any Secured Party shall have any obligations or liability under the Collateral by reason of this Agreement, nor shall the Administrative Agent or any Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.
(c) Notwithstanding the foregoing grant of a security interest, no account, instrument, chattel paper or other obligation or property of any kind due from, owned by or belonging to a Person who was a Sanctioned Person at the time the Originator originated or acquired the Receivable shall be Collateral.
Section 3.2 Release of Collateral; No Legal Title.
(a) At the same time as any (i) Receivable expires by its terms and all amounts in respect thereof have been paid by the related Obligor and deposited in the Collection Account or (ii) has been prepaid in full and all amounts in respect thereof have been paid by the related

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Obligor and deposited in the Collection Account, the Administrative Agent will, to the extent requested by the Servicer, release its interest in such Receivable and the related Collateral. In connection with any sale of a related Financed Vehicle on or after the occurrence of an event described in clauses (i) or (ii) above, after the deposit by the Servicer of the proceeds of such sale into the Collection Account, the Administrative Agent will at the sole expense of the Servicer, execute and deliver to the Servicer any assignments, bills of sale, termination statements and any other releases and instruments as the Servicer may reasonably request in order to effect the release and transfer of such Financed Vehicle; provided, that the Administrative Agent will make no representation or warranty, express or implied, with respect to any such Financed Vehicle in connection with such sale or transfer and assignment. Nothing in this Section shall diminish the Servicer’s obligations pursuant to the Servicing Agreement with respect to the proceeds of any such sale.
(b) Upon (i) a reallocation of the Receivables and related Collateral in connection with a purchase of the Receivables pursuant to Section 2.15 or a Permitted Take-Out or (ii) the Termination Date, the Administrative Agent, at the Borrower’s expense, upon payment in full of the related Aggregate Unpaids, shall execute and file such partial or full releases or partial or full assignments of financing statements and other documents and instruments as may be reasonably requested by the Borrower to effectuate the release of the relevant portion of the Collateral; provided that the Administrative Agent will make no representation or warranty, express or implied, with respect to any such Collateral in connection with such assignment or release.
Section 3.3 Protection of Security Interest; Administrative Agent as Attorney-in-Fact.
(a) The Borrower agrees that from time to time, at its expense, it will promptly execute and deliver all instruments and documents, and take all actions, that may reasonably be necessary, or, at the Administrative Agent’s request, that the Administrative Agent may reasonably deem necessary or desirable, to perfect, protect or more fully evidence the security interest granted to the Administrative Agent in the Receivables and the other Collateral, or to enable the Administrative Agent or the Secured Parties to exercise and enforce their rights and remedies hereunder and thereunder.
(b) If the Borrower fails to perform any of its obligations under this Section 3.3 after five (5) Business Days’ notice from the Administrative Agent or any Secured Party, the Administrative Agent or any Secured Party may (but shall not be required to) perform, or cause performance of, such obligation; and the Administrative Agent’s or such Secured Party’s reasonable costs and expenses incurred in connection therewith shall be payable by the Borrower as provided in Article Eleven.
Section 3.4 Collateral Assignment of the Transfer Agreement and the Purchase Agreement.
The Borrower hereby represents, warrants and confirms to the Administrative Agent that the Borrower has collaterally assigned to the Administrative Agent, for the ratable benefit of the Secured Parties hereunder, all of the Borrower’s right and title to and interest in (a) the Purchase

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Agreement and (b) the Transfer Agreement. The Borrower confirms that the Administrative Agent shall have the right to enforce the Borrower’s rights and remedies under the Purchase Agreement and the Transfer Agreement for the benefit of the Secured Parties, but without any obligation on the part of the Administrative Agent, the Secured Parties or any of their respective Affiliates, to perform any of the obligations of the Borrower, Transferor or Originator thereunder.

Section 3.5 Waiver of Certain Laws.
Each of the Borrower and the Collateral Custodian agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any part of the Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and each of the Borrower and the Collateral Custodian for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Administrative Agent or any court having jurisdiction to foreclosure the security interests granted in this Agreement may sell the Collateral as an entirety or in such parcels as the Administrative Agent or such court may determine.
ARTICLE IV
Conditions of Closing and Draws
Section 4.1 Conditions to Closing.
The Closing Date shall not occur, nor shall any Lender or the Administrative Agent be obligated to take, fulfill or perform any other action hereunder, until all of the following conditions have been satisfied in the sole discretion of the Administrative Agent:
(a) On or about the Closing Date, each Transaction Document shall have been duly executed by, and delivered to, the parties hereto and thereto and the Administrative Agent shall have received such other documents, instruments, agreements, legal opinions, searches, and certificates as the Administrative Agent shall request in connection with the transactions contemplated by this Agreement, including all those specified in the Schedule of Documents, each in form and substance satisfactory to the Administrative Agent.
(b) All representations and warranties contained in in this Agreement and the other Transaction Documents shall be true and correct on and as of such day as though made on and as of such day and shall be deemed to have been made on such day (except to the extent any such representation and warranty expressly refers to an earlier date).

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(c) The Borrower, the Originator, the Transferor, the Servicer and the Collateral Custodian each shall have performed all of the agreements contained in this Agreement and/or the other Transaction Documents to be performed by it at or prior to such day.
(d) The Administrative Agent shall have received satisfactory evidence that the Collection Account and Credit Reserve Account have been established.
(e) No Termination Event or Unmatured Termination Event shall have occurred.
(f) No Servicer Termination Event or any event that, with the giving of notice or the lapse of time, or both, would become a Servicer Termination Event shall have occurred.
(g) No Commitment Termination Event or any event that, with the giving of notice or the lapse of time, or both, would become a Commitment Termination Event (other than pursuant to clause (d) of the definition thereof) shall have occurred.
Section 4.2 Conditions Precedent to All Draws.
No Lender shall have any obligation to fund any Draw until all of the following conditions have been satisfied or in the sole discretion of the Administrative Agent and the applicable Lenders waived:
(a) With respect to any Draw (including the first Draw made on or after the Closing Date), the Borrower shall have delivered to the Administrative Agent, on or prior to the date of such Draw in form and substance satisfactory to the Administrative Agent and the Lenders, a Funding Request and a Funding Report (including a data tape).
(b) The Administrative Agent and the Lenders shall have received the most recently required Settlement Report certified by the chief financial officer of the Borrower in form and substance satisfactory to the Administrative Agent and the Lenders.
(c) After giving effect to such Draw, the Outstanding Loan Amount does not exceed the Maximum Loan Amount.
(d) The Scheduled Commitment Termination Date shall not have occurred.
(e) No event has occurred or upon such funding or the application of the proceeds therefrom would occur that constitutes or with the giving of notice of the lapse of time, or both, would constitute a Commitment Termination Event (other than pursuant to clause (d) of the definition thereof), Turbo Event, Termination Event or Servicer Termination Event.
(f) The representations and warranties contained in Section 5.1 and Section 5.2 are true and correct on and as of such day as though made on and as of such day and shall be deemed to have been made on such day (except to the extent any such representation and warranty expressly refers to an earlier date) and the Borrower, the Originator, the Transferor, the Servicer and the Collateral Agent each has performed all of the agreements contained in this Agreement and/or the other Transaction Documents to be performed by it at or prior to such day.

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(g) The amount on deposit in the Credit Reserve Account shall not be less than the Required Credit Reserve Amount, in each case, after giving effect to such Draw.
(h) With respect to all Receivables included in the Borrowing Base, including any Receivables to be acquired by the Borrower on the related Funding Date, the Borrower shall have Delivered each related Original Contract Document to the Collateral Custodian, and the Borrower, the Trust Administrator and the Administrative Agent shall have received the related executed Document Receipt in accordance with the requirements of the Collateral Custodian Agreement, and the Originator, Transferor, Borrower and the Servicer shall have marked their computer files with respect to such Receivables to indicate the interest of the Administrative Agent and the Lenders therein.
(i) With respect to the Receivables to be acquired by the Borrower on the related Addition Date, the Administrative Agent shall have received an Autocheck report (which may be an aggregate report in a data tape format) reflecting no disclosed accidents, title issues or odometer issues with respect to each Financed Vehicle.
(j) The portion of the Receivables Purchase Price of the Receivables to be acquired by the Borrower on the related Addition Date that is not funded by the requested Draws shall have been funded by the Certificateholders.
(k) The Administrative Agent and the Lenders shall have received the AUP letters required to be provided by that date pursuant to Section 6.1(o).
(l) If the Financed Vehicles that are titled in any one State account for ten percent (10%) or more of the Net Receivables Balance, then the Borrower shall, within thirty (30) days of the Funding Date on which such concentration is ten percent (10%) or more, deliver an Opinion of Counsel that is satisfactory in form and substance to the Administrative Agent as to the interest of the Administrative Agent, on behalf of the Secured Parties, in the Certificate of Title related to such Financed Vehicles; provided that the Borrower shall not be required to deliver more than one such Opinion of Counsel for each such State during the term of this Agreement.
(m) The Administrative Agent shall have received such other documents, instruments, agreements, legal opinions, searches, and certificates as the Administrative Agent shall reasonably request in connection with such Draw.
ARTICLE V
Representations and Warranties
Section 5.1 Representations and Warranties.
Each of the Borrower, the Transferor and the Trust Administrator (each solely in each such capacity under the Transaction Documents notwithstanding such parties may act in other

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capacities hereunder) hereby represents and warrants, as of the Closing Date and as of each Funding Date, as follows:
(a) Organization and Good Standing. It has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its formation, with all requisite power and authority to own or lease its properties and conduct its business as such business is presently conducted, and had at all relevant times, and now has all necessary power, authority and legal right to own or lease its properties and conduct its business as such business is presently conducted, including to acquire, own, sell and pledge the Receivables and the other Collateral.
(b) Due Qualification. It is duly qualified to do business and is in good standing and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualifications, licenses or approvals (including, as applicable, the origination, purchase, sale, pledge and servicing of the Receivables) except where the failure to qualify could not reasonably be expected to result in a Material Adverse Effect.
(c) Power and Authority; Due Authorization. It (i) has all necessary power, authority and legal right to (A) execute and deliver the Transaction Documents to which it is a party, (B) carry out the terms of the Transaction Documents to which it is a party and (C) to assign or grant the security interest in the assets transferred or pledged by it on the terms and conditions in the Transaction Documents and (ii) has taken all necessary action to authorize the execution, delivery and performance of the Transaction Documents to which it is a party and to assign or the grant a security interest in the assets transferred or pledged by it on terms and conditions in the Transaction Documents.
(d) Binding Obligation. The Transaction Documents to which it is a party have been duly executed and delivered by it and constitute legal, valid and binding obligations of it enforceable against it in accordance with their terms.
(e) No Violation. The consummation of the transactions contemplated by the Transaction Documents to which it is a party and the fulfillment of the terms thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, its Formation Documents or Contractual Obligations, (ii) result in the creation or imposition of any lien upon any of its properties, other than pursuant to the Transaction Documents, or (iii) violate any Requirements of Law; in each case, except where such failure to comply could not reasonably be expected to have a Material Adverse Effect.
(f) No Proceedings. There is no litigation, proceeding or investigation pending or, to the best of its knowledge, threatened against it, before any governmental authority (i) asserting the invalidity of the Transaction Documents, (ii) seeking to prevent the consummation of any of the transactions contemplated by the Transaction Documents, (iii) challenging the enforceability of a material portion of the Receivables or (iv) seeking any determination or ruling that would reasonably be expected to have a Material Adverse Effect.

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(g) All Consents Required. All approvals, authorizations, consents, orders, licenses or other actions of any Person or of any Governmental Authority required for the due execution, delivery and performance by it of the Transaction Documents to which it is a party have been obtained.
(h) Compliance. It is not in violation in any material respect of the Transaction Documents to which it is a party or any laws, ordinances, governmental rules or regulations to which it is subject.
(i) Bulk Sales. The execution, delivery and performance of the Transaction Documents are in the ordinary course of business and do not require compliance with any “bulk sales” act or similar law.
(j) Solvency. The transactions under the Transaction Documents to which it is a party do not and will not render it not Solvent.
(k) Selection Procedures. No procedures believed by it to be materially averse to the interests of the Lender were utilized by it in identifying or selecting Receivables to be transferred by it. In addition, each Receivable assigned or pledged pursuant to the Transaction Documents has been underwritten in accordance with and satisfies, in all material respects, the standards of the Credit Policies.
(l) Taxes. It has filed, caused to be filed, or received an extension of time for filing that has not yet expired all federal and material state, local or foreign Tax returns that are required to be filed by it. It has paid or made adequate provisions for the payment of all federal or material amounts of state, local or foreign Taxes and all material assessments made against it or any of its property (other than any amount of Tax the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves have been provided on the books of it), and no tax lien has been filed and, to the its knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge.
(m) Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated in the Transaction Documents (including the use of the proceeds from the advances and the pledge of the Collateral) will violate or result in a violation of Section 7 of the Exchange Act, or any regulations issued pursuant thereto, including Regulations T, U and X of the Federal Reserve Board, 12 C.F.R., Chapter II. It does not own or intend to carry or purchase, and no proceeds from the pledge of the Collateral will be used to carry or purchase, any “margin stock” within the meaning of Regulation U or to extend “purchase credit” within the meaning of Regulation U.
(n) Quality of Title. Each Receivable, together with the Contract related thereto, transferred or pledged by it were, prior to the transfer thereof, owned by it free and clear of any Lien except for Permitted Liens, and its assignee or pledgee upon the providing value shall acquire a valid and perfected first priority ownership or security interest in each Receivable and the related Collateral then-existing or thereafter arising, free and clear of any Lien, other than Permitted Liens. No effective financing statement or other instrument similar in effect covering

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any portion of the collateral shall, after the relevant Cut-off Date, be on file in any recording office except such as may be filed in favor of the Transferor, the Borrower or the Lender in accordance with the Transaction Documents.
(o) Security Interest. It has granted a security interest (as defined in the UCC) to its assignee or pledgee in the collateral, which is enforceable in accordance with Requirements of Law upon execution and delivery of the Transaction Documents. Upon the filing of UCC-1 financing statements naming the assignee or pledgee as secured party, or upon the Collateral Custodian obtaining control, in the case of that portion of the collateral which constitutes Tangible Contract or upon the Vault Provider granting control to the assignee, in the case of that portion of the collateral which constitutes electronic chattel paper, the assignee or pledgee shall have a first priority (except for any Permitted Liens) perfected security interest in the collateral. All filings (including such UCC filings) as are necessary in any jurisdiction to perfect the security interest of the assignee in the collateral have been (or prior to the applicable funding will be) made.
(p) Reports Accurate. All Settlement Reports, Funding Reports, information, exhibits, financial statements, documents, books, records or reports (including the data file indicating characteristics of the initial pool of Receivables) furnished or to be furnished by the Borrower to any Secured Party, the Collateral Custodian or the Account Bank under or in connection with this Agreement are true, correct and complete in all material respects as of the date specified therein or the date so furnished (as applicable).
(q) Location of Offices. The principal place of business and chief executive office of it and the office where it keeps all the Records related to the Tangible Contracts are located at the address of it referred to in Section 15.2 (or at such other locations as to which the notice and other requirements specified in Section 6.2(e) shall have been satisfied).
(r) Accounts. None of the Accounts or any interest therein has been pledged or assigned to any party other than as provided in the Transaction Documents.
(s) Tradenames and Place of Business. (i) Except as described in Schedule D, it has no trade names, fictitious names, assumed names or “doing business as” names or other names under which it has done or is doing business and (ii) its principal place of business and chief executive office is located at the address set forth in Section 15.2 of this Agreement and has been so for the last four (4) months.
(t) Transfer Agreement. The Transaction Documents are the only agreements pursuant to which it purchases or sells the Receivables and related Collateral that are transferred to the Borrower.
(u) Value Given. The Borrower has given reasonably equivalent value to the Transferor in consideration for the transfer by the Transferor to the Borrower of each of the Receivables and the related collateral under the Transaction Documents, no such transfer shall have been made for or on account of an antecedent debt owed by the Transferor to the Borrower and no such transfer is or may be voidable or subject to avoidance under any section of the

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Bankruptcy Code. The Transferor shall have given reasonably equivalent value to the Originator in consideration for the transfer by the Originator to the Transferor of the Receivables and the related collateral under the Purchase Agreement, no such transfer shall have been made for or on account of an antecedent debt owed by the Originator to the Transferor and no such transfer is or may be voidable or subject to avoidance under any section of the Bankruptcy Code.
(v) Accounting. The Borrower accounts for the transfers to it from the Transferor of Receivables and related collateral under the Transaction Documents as sales of such Receivables and related collateral in its books, records and financial statements, in each case consistent with the requirements set forth in the Transaction Documents, other than for income tax and consolidated accounting purposes. The Originator accounts for the transfers to the Transferor of Receivables and related collateral and by the Transferor to the Borrower under the Transaction Documents as sales of such Receivables and related collateral in its books, records and financial statements, in each case consistent with the requirements set forth in the Transaction Documents, other than for income tax and consolidated accounting purposes.
(w) Investment Company Act. None of the Borrower, the Transferor or the Originator is an “investment company” registered or required to be registered under the Investment Company Act or “covered fund”.
(x) ERISA. (i) No prohibited transactions or Reportable Events have occurred with respect to any Pension Plan (if any), (ii) no notice of intent to terminate a Pension Plan under Section 4041(c) of ERISA has been filed, nor has any Pension Plan been terminated under Section 4041(c) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appointed a trustee to administer a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, and (iii) no liability under Title IV (other than accrued premiums to the Pension Benefit Guaranty Corporation) has been incurred (whether or not assessed), which individually or in the aggregate with respect to all or any of (i), (ii) and (iii) above, would reasonably be expected to have a Material Adverse Effect on the Borrower (including its rights and interests in, to or under any Contracts or related Receivables), with respect to the Originator, the Transferor or the Borrower.
(y) Accuracy of Representations and Warranties. Each representation or warranty by it contained in the Transaction Documents or in any certificate or other document furnished by the it pursuant thereto or in connection therewith is true and correct in all material respects as of the date made.
(z) OFAC. None of the Borrower, the Transferor or the Originator, or any Affiliate of any of them (i) is a Sanctioned Person, (ii) has more than fifteen percent (15%) of its assets in Sanctioned Countries or (iii) derives more than fifteen percent (15%) of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. The proceeds of any Draw will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

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Section 5.2 Representations and Warranties relating to this Agreement and the Receivables.
Each of the Borrower, the Transferor and the Trust Administrator (each solely in each such capacity under the Transaction Documents notwithstanding such parties may act in other capacities hereunder) hereby represents and warrants, as of the Closing Date and as of each Funding Date, as follows:
(a) Binding Obligation. The Transaction Documents to which it is a party each constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its respective terms, except as such enforceability may be limited by Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).
(b) Security Interest. The Transaction Documents constitute a grant of a security interest by the it to its assigned in all collateral which upon the filing of financing statements in the applicable jurisdictions and, in the case of any additional Receivables in connection with the applicable subsequent funding, shall be a first priority perfected security interest in all collateral, subject only to Permitted Liens.
(c) Eligibility of Receivables. (A) the information contained in any Settlement Date report, Funding Report or Funding Request is an accurate and complete listing in all material respects of the Receivables constituting a portion of the collateral as of such date and the information contained therein with respect to the identity of such Receivables and the amounts owing thereunder is true and correct in all material respects as of the relevant Cut-off Date, (B) each Receivable designated as an Eligible Receivable as of the date of such designation is an Eligible Receivable, (C) each such Receivable and the related Financed Vehicle is free and clear of any lien of any Person (other than Permitted Liens) and in compliance with all Requirements of Laws, (D) with respect to each such Receivable, all consents, licenses, approvals or authorizations of or registrations or declarations with any governmental authority required to be obtained, effected or given by the Borrower in connection with the origination, purchase and pledge of such Receivable and the related collateral to the Lender have been duly obtained, effected or given and are in full force and effect, unless the failure of the same to be obtained, effected or given would not reasonably be expected to have a Material Adverse Effect and (E) the representations and warranties set forth in Section 5.2 are true and correct with respect to each Receivable pledged on such day as if made on such day.
Section 5.3 Breach of Representations and Warranties; Retransfer of Related Receivables.
If it is discovered in good faith by the Borrower, the Servicer, the Transferor, the Trust Administrator, the Administrative Agent or a Lender that a Receivable was not an Eligible Receivable at the time it was transferred to the Borrower or that the any representation or warranty with respect to a Receivable pursuant to Section 5.2(c) has been breached or Borrower, the Lenders or the Administrative Agent shall incur any cost, expense, loss, claim, damage or liability resulting from any conduct or omission of the Originator or the Transferor that results in

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the failure of the Borrower to have a perfected and enforceable security interest against any Obligor in the related Financed Vehicle, including any failure to obtain a first priority perfected security interest in the related Financed Vehicle in connection with the origination of the Receivable, such discovering party shall deliver prompt written notice to the Administrative Agent and the Borrower (if such discovering party is not the Borrower). Such notice shall specify the reason for such ineligibility or breach and shall identify all Receivables that the party preparing such notice knows is so ineligible or in breach as of such date. Upon knowledge thereof by the Borrower, until cured (if curable prior to the required repurchase date), such Receivable shall no longer be included as an Eligible Receivable in the Net Receivables Balance or the Borrowing Base. If the breach cannot be cured by the end of the Collection Period following the Collection Period in which Borrower obtained knowledge of such breach, the Borrower shall cause the Transferor or the Originator, as applicable, to repurchase and accept retransfer of each such Receivable and the Transferor or the Originator, as applicable, shall deposit the Release Price therefor into the Collection Account, and the Administrative Agent shall be deemed, upon receipt of such notice and the Release Price for such Receivables, to convey to the Transferor or the Originator, as applicable, without recourse, representation or warranty, all of its right, title and interest in such Receivable (such date of repurchase, the “Repurchase Date”). The Administrative Agent and the Borrower shall, at the sole expense of the Transferor or the Originator, as applicable, execute such documents and instruments of release as may be prepared by the Trust Administrator on behalf of the Transferor or the Originator, as applicable, and take other such actions as shall reasonably be requested by the Transferor or the Originator, as applicable, to effect the release of such Receivable pursuant to this Section 5.3. Without limiting the generality of any other provision hereof, the Collateral Custodian shall have no duty to conduct any investigation as to, or to enforce any repurchase obligation related to, a breach of any representation and warranty breach claim, the occurrence of any condition requiring the repurchase of any Receivable by the Transferor or the Originator, as applicable, pursuant to this Agreement, or the eligibility of any Receivable for purposes of this Agreement.
ARTICLE VI
Covenants
Section 6.1 Affirmative Covenants.
From the Closing Date until the later of the Termination Date or the date as of which all Obligations have been indefeasibly paid in full, each of the Borrower, the Transferor and the Trust Administrator (each solely in each such capacity under the Transaction Documents notwithstanding such parties may act in other capacities hereunder) covenants and agrees as follows:
(a) Compliance with Laws. It will comply in all material respects with all Requirements of Laws, including those with respect to the Receivables and related Financed Vehicles.

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(b) Preservation of Existence. It will preserve and maintain its existence, rights, franchises and privileges in its State of formation, and qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or would reasonably be expected to have, a Material Adverse Effect and (without suspension or limitation) will not terminate or let lapse any material licenses, consents or approval currently held by it necessary to ensure its performance of any duty contemplated by the Transaction Documents.
(c) Performance and Compliance with Contracts. It will, at its expense, timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts and in and all other agreements related to such Contracts. It shall enforce its rights under the Transaction Documents.
(d) Keeping of Records and Books of Account. It will (or will cause the Servicer to) maintain and implement administrative and operating procedures (including an ability to re- create records evidencing Receivables in the event of the destruction of the originals thereof, in the case of Tangible Contracts, or loss of access to the E-Vault Vault System of the Contracts maintained therein, in the case of Electronic Contracts), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Receivables.
(e) Transferor Assets. With respect to each Receivable transferred or acquired by it, it will: (i) transfer or acquire such Receivable pursuant to and in accordance with the terms of the Transaction Documents, (ii) take all action necessary to perfect, protect and more fully evidence the assignee’s interest in such Receivable, including (A) filing and maintaining, effective financing statements (Form UCC-1) in all necessary or appropriate filing offices, and filing continuation statements, amendments or assignments with respect thereto in such filing offices and (B) executing or causing to be executed such other instruments or notices as may be necessary or appropriate and (iii) taking all additional action that the Lender may reasonably request, including the filing of financing statements to perfect, protect and more fully evidence the respective interests of the parties to the Transaction Documents in the Collateral.
(f) Collection Policy. It will, to the extent applicable, comply and cause the Servicer to comply with the Collection Policy with respect to each Receivable.
(g) Taxes. It will file or cause to be filed all federal and material state, local or foreign tax returns that are required to be filed by it. It will shall pay all federal or material amounts of state, local or foreign taxes and all material assessments made against it or any of its property (other than any amount of tax the validity of which it plans to contest in good faith by appropriate proceedings and with respect to which it retains reserves on its books). The Trust Administrator will instruct the Account Bank to make any such payments contemplated under this Section 6.1(g). The Trust Administrator will deliver to each Lender, as may be required by the Code and applicable Treasury Regulations or otherwise, such information its possession or control or in the possession or control of the Owner Trustee, or otherwise delivered by the Account Bank, as may be required to enable each Lender to prepare its federal and State income tax returns, including without limitation Internal Revenue Service Form 1099.

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(h) Use of Proceeds. The Borrower will use the Principal Amounts only to acquire Receivables.
(i) Liens. It will not create, or participate in the creation of, or permit to exist, any liens with respect to the Collection Account or the Reserve Account or any account into which collections on the Receivables are deposited, except as set forth in the Transaction Documents and except for Permitted Liens.
(j) Reporting. It will distribute, or cause to be distributed, to each Lender and the Administrative Agent (and, with respect to clauses (i) and (vi), the Collateral Custodian and the Account Bank):
(i) Reports. Not later than the second Business Day preceding each Settlement Date, a Settlement Report, and not later than the third Business Day preceding any Funding Date, a Funding Report.
(ii) Income Tax Liability. Within ten (10) Business Days after the receipt of revenue agent reports or other written proposals, determinations or assessments of the Internal Revenue Service or any other taxing authority which propose, determine or otherwise set forth positive adjustments to the Tax liability of any “Affiliated Group” (within the meaning of Section 1504(a)(l) of the Code) which equal or exceed one million dollars ($1,000,000) with respect to Carvana or twenty-five thousand dollars ($25,000) with respect to the Borrower, telephonic or emailed notice (confirmed in writing within five (5) Business Days) specifying the nature of the items giving rise to such adjustments and the amounts thereof.
(iii) Tax Returns. Upon demand by the Administrative Agent, copies of all federal, State and local Tax returns and reports filed by it (excluding sales, use and like taxes), to the extent it is required to file such Tax returns.
(iv) Auditors’ Management Letters. Promptly after any auditors’ management letters are received by its accountants, which refer in whole or in part to any inadequacy, defect, problem, qualification or other lack of fully satisfactory accounting controls utilized by it.
(v) ERISA. Promptly after receiving written notice of any “Reportable Event” (as defined in Title IV of ERISA) with respect to it (or any ERISA Affiliate thereof), a copy of such written notice.
(vi) Notice of Material Events. Promptly after receiving written notice of an event or circumstance that is likely to result in a Commitment Termination Event, a Servicer Termination Event, a Turbo Event or a Termination Event or have a Material Adverse Effect on it, the Collateral, the Lenders or the Certificateholders, notice of such event or circumstance.

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(k) Accounting Policy. It will promptly notify the Administrative Agent of any material change in its accounting policies.
(l) Inspection. Prior to the occurrence of a Termination Event, the Borrower shall permit the Administrative Agent and the Lenders, collectively and not on an individual basis, upon five (5) Business Days’ prior notice and during the Borrower’s regular business hours, to periodically, but prior to the occurrence or continuance of any Termination Event or Servicer Termination Event, not more than two (2) times per year plus any additional occasion requested by the Administrative Agent’s or the Lenders’ regulators, review the Borrower’s performance of its obligations under this Agreement and may conduct an audit of the Borrower’s books and records relating to the Receivables in conjunction with such a review. Such review may include tours of the Borrower’s facilities and discussions with management of the Borrower. At least one (1) of the two (2) permitted annual audits may be conducted by a third-party auditor not affiliated with or related to the Administrative Agent or the Lenders. The reasonable costs and expenses of the inspecting party incurred in connection with any such inspection conducted pursuant to this Section 6.1(l) shall be at the Borrower’s expense. Notwithstanding the foregoing, after the occurrence of a Termination Event, any of the Administrative Agent or any Lender may, on an individual basis, upon one (1) Business Days’ prior notice and during the Borrower’s regular business hours, conduct as many Borrower audits as any such party may deem necessary and may, in such auditing party’s sole discretion, engage external, third-party auditors to perform any such audit on its behalf.
(m) Other. The Borrower will furnish to the Administrative Agent promptly, from time to time, such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Borrower or the Transferor as any Lender or the Administrative Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent or the Secured Parties under or as contemplated by this Agreement.
(n) Compliance with System Description. The Borrower will, and will cause the Servicer to, at all times comply in all material respects with the System Description with respect to matters related to the perfection in the Receivables by “control” (as such term is used in Section 9-105 of the UCC).
(o) Transferor Separateness. It shall not take any action inconsistent with the legal separateness of the Originator and the Transferor and shall or shall cause all actions to be taken to ensure that the Transferor preserves its legal separateness from the Originator, including compliance with all restrictions contained in its Formation Documents or the Transaction Documents and any assumptions or statements of fact in the non-consolidation opinion delivered to the Lenders in connection with the Transaction Documents.
(p) Financial Statements. Within 120 days after the end of each fiscal year and 60 days after each fiscal quarter (or if the Trust Administrator is a reporting company under the Securities Exchange Act of 1934, such period as required thereunder for the filing thereof) provide to the Lender copies of its financial statements (audited with respect to the Trust

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Administrator, unaudited with respect to the Transferor and the Borrower) for the prior fiscal year or unaudited financial statements with respect to each of the first three fiscal quarters.
(q) Quarterly Operations, QA and QC Reviews. The Administrative Agent and each Lender shall be permitted to meet with the Borrower, Transferor, Originator and Servicer on a quarterly basis and on such dates as shall be mutually agreed by the participants to discuss the operations of the Borrower, Transferor, Originator and Servicer in connection with the transactions contemplated by this Agreement and the other Transaction Documents. In connection therewith, the Administrative Agent, the Lenders and their duly authorized representatives, attorneys and auditors, and representatives of banking regulators shall be permitted to perform operations diligence in connection with each quarterly operations review following delivery from the Lender to the Originator or the Servicer of at least five (5) Business days' advance written notice of the exercise of such right. The Administrative Agent and the Lenders shall also have the right at any time to perform additional operations diligence upon reasonable notice to the Borrower, Transferor, Originator and Servicer, at the Lender's sole cost and expense, once each quarter or, at the expense of the Borrower, at any time after a Commitment Termination Event (other than pursuant to clause (d) of the definition thereof), Termination Event or Servicer Termination Event has occurred and is continuing. In addition, the Administrative Agent and the Lenders shall be permitted, at Lender’s sole cost and expense, to perform additional on-site quality assurance and quality control reviews and have access to the appropriate Personnel of the Originator, Transferor, Borrower and Servicer at such times and from time to time, upon at least three (3) business days advance written notice, as the Administrative Agent or any Lender shall request.
(r) Accountant’s Letters. Not later than thirty (30) days at the end of each calendar quarter, upon the request of the Administrative Agent, the Borrower shall have caused a firm of independent certified public accountants, to furnish to the Administrative Agent and the Lenders a letter in form and substance acceptable to the Administrative Agent, stating as of the end of each calendar quarter that they have performed specified procedures with respect to the Receivables held by the Borrower during the preceding calendar quarter. The Borrower shall be responsible for all expenses associated with obtaining such AUP letters up to [***] annually; provided that in the event any AUP letter reveals deviations material in nature or amount, then the Borrower shall be obligated to reimburse up to an additional [***] of AUP letters costs incurred in the following 12-month period.
(s) Certificates of Title. If the Borrower has not received a Certificate of Title related to a Receivable naming a Title Lien Nominee the first lien holder on such Certificate of Title for the related Financed Vehicle or the title application or other documentation necessary to obtain a Certificate of Title thereto noting such lien holder has not been submitted, then, promptly but no later than [***] days after the date of origination, the Borrower shall, or shall cause the Originator, to take all steps necessary to perfect the security interest against each Obligor in the related Financed Vehicle.
(t) Compliance Certificates. It shall cause the Originator to furnish to Lender on an annual basis, within 90 days after the end of each calendar year, after a review of the activities of

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the Originator, Transferor and Borrower and of their performance under the Facility an officer’s certificate stating that the Originator, Transferor and Borrower have complied with all conditions and covenants. In addition, the Borrower shall cause the Servicer to deliver to the Lender on an annual basis, within 90 days after the end of each calendar year, after a review of the activities of the Servicer and of its performance under the Facility an officer’s certificate of the Servicer stating that the Servicer has complied with all conditions and covenants and cause a firm of independent certified public accountants to deliver to the Lender a report of assessment of compliance with servicing criteria that would satisfy the requirements of Rule 13a-18 or Rule 15d-18 under the Exchange Act and Item 1122 of Regulation AB, as if applicable, on the assessment of compliance with Servicing Criteria with respect to the prior calendar year.
(u) Annual Opinion of Counsel. It shall deliver on or before March 15 of each year (or, if such date is not a Business Day, the next succeeding Business Day), beginning March 15, 2019, an Opinion or Opinions of Counsel addressed to the Lenders stating that, in the opinion of such counsel, such action has been taken with respect to the authorization, execution and filing of any financing statements and continuation statements as is necessary to maintain the liens and security interests created under the Basic Documents and reciting the details of such action or stating that in the opinion of such counsel no such action is necessary to maintain the liens and security interests created under the Basic Documents.
(v) Delivery of Receivable Files. To the extent that any portion of the Servicer Files related to any Receivables owned by the Borrower is not in the possession of the Servicer immediately prior to any related Funding Date, it shall cause such portion of the Servicer Files to be delivered promptly to the Servicer.
Section 6.2 Negative Covenants.
From the Closing Date until the later of the Termination Date or the date as of which all Obligations have been indefeasibly paid in full, each of the Borrower, the Transferor and the Trust Administrator (each solely in each such capacity under the Transaction Documents notwithstanding such parties may act in other capacities hereunder) covenants and agrees as follows:
(a) Other Business. The Transferor and the Borrower will not, without Administrative Agent’s written consent, (i) engage in any business other than the transactions contemplated by the Transaction Documents and the Other Facility Transaction Documents, (ii) incur any Indebtedness, obligation, liability or contingent obligation of any kind other than pursuant to or as contemplated by the Transaction Documents and the Other Facility Transaction Documents (excluding any incidental expenses incurred in connection with the performance of its obligations under the Transaction Documents) or (iii) form any Subsidiary or make any investments in any other Person other than pursuant to the Other Facility Transaction Documents.
(b) Receivables Not to be Evidenced by Instruments. It will take no action to cause any Receivable that is not, as of the Closing Date or the related Addition Date, as the case may be, evidenced by an “instrument” (as defined in Article 9 of the UCC), other than an instrument

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that constitutes part of chattel paper, to be so evidenced except in connection with the enforcement or collection of such Receivable.
(c) Security Interests. It will not sell, pledge, assign or transfer to any other Person, or grant, create, incur, assume or suffer to exist any Lien (other than Permitted Liens) on any portion of the Collateral, whether then existing or thereafter transferred under the Transaction Documents, or any interest therein, and it will not sell, pledge, assign or suffer to exist any Lien on its interest, if any, under the Transaction Documents except as permitted by the Transaction Documents. It will promptly notify the Lender of the existence of any Lien (other than Permitted Liens) on any portion of the Collateral and it shall defend the right, title and interest of the Lender in, to and under such Collateral, against all claims of third parties; provided, however, that nothing in this subsection shall prevent or be deemed to prohibit it from suffering to exist Permitted Liens upon any portion of the Collateral.
(d) Mergers, Acquisitions, Sales, Etc. The Transferor and the Borrower will not be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or, sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any portion of the collateral or any interest therein (other than pursuant to the Transaction Documents).
(e) Change of Name or Location of Original Contract Documents or Receivable Files. It shall not (i) change its name or state of organization, (ii) move from the location referred to in the Transaction Documents the location of its principal place of business, chief executive office, or the offices where it keeps the Records, or (iii) move, or consent to the Collateral Custodian or the Servicer moving, the Original Contract Documents or Receivable Files from the location thereof on the Closing Date, unless in each case, (i) through (iii), it has given at least thirty (30) days’ written notice to the Lender and it has taken all actions required under the UCC of each relevant jurisdiction in order to continue the first priority perfected security interest of the Lender in the Collateral (it being understood that amendments to all relevant financing statements will be filed in connection with clause (ii) above), subject only to Permitted Liens.
(f) True Sale. It will not account for or treat (whether in its financial statements or otherwise) the transfers by the Originator to the Transferor or the Transferor to the Borrower in any manner other than as the sale, or absolute assignment, of the Receivables and related assets, other than for income tax and consolidated accounting purposes.
(g) ERISA Matters. The Borrower will not, to the extent it could reasonably result in material liability to or impairment of any assets of or interests of any Secured Parties in assets of the Borrower, will not (i) engage or permit any ERISA Affiliate to engage in any prohibited transaction for which an exemption is not available or has not previously been obtained from the United States Department of Labor, (ii) permit to exist any accumulated funding deficiency, as defined in Section 302(a) of ERISA and Section 412(a) of the Code with respect to any Pension Plan, (iii) fail to make any payments to a Multiemployer Plan that it or any ERISA Affiliate is required to make under the agreement relating to such Multiemployer Plan or any law pertaining

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thereto, (iv) permit the filing of any notice of intent to terminate a Pension Plan under Section 4041(c) of ERISA, (v) permit the termination of any Pension Plan under Section 4041(c) of ERISA or the institution by the Pension Benefit Guaranty Corporation of proceedings to terminate or appoint a trustee to administer a Pension Plan, or (vi) permit any event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, except for non-compliance which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(h) Formation Documents; Transfer Agreement. Without the prior consent of the Administrative Agent, the Transferor and the Borrower will not amend, modify, waive or terminate any provision of its Formation Documents, and the Originator, the Transferor and the Borrower will not amend, modify, waive or terminate any provision of the Transaction Documents.
(i) Changes in Payment Instructions to Obligors. It will not add or make any change, or permit the Servicer to make any change, in its instructions to Obligors regarding payments to be made with respect to the Receivables, unless the Administrative Agent shall have consented to such change and has received duly executed copies of all documentation related thereto, which documentation shall be satisfactory in form and substance to the Administrative Agent.
(j) Extension or Amendment of Receivables. It will not, except as otherwise permitted in pursuant to the Collection Policy, extend, amend or otherwise modify, or permit the Servicer to extend, amend or otherwise modify, the terms of any Receivables.
(k) Credit Policy. It will not and will not permit the Originator to amend, modify, restate or replace, in whole or in part, its identity, income, and payment verification practices, including but not limited to any change to Exhibit D attached hereto, without written notification to the Administrative Agent; provided that the prior written consent of the Administrative Agent shall be required if such amendment, modification, restatement or replacement would impair the collectability of any Receivable or otherwise materially and adversely affect the interests or the remedies of the Secured Parties under this Agreement or any other Transaction Document. At the Administrative Agent’s request, but no more frequently than monthly, it will or shall cause to be provided to the Administrative Agent an explanation of all material changes to the Originator’s policies concerning generation of financing terms over the preceding month. For the avoidance of doubt, changes to the Receivable Structure Constraints shall be considered material changes to policies concerning the generation of financing terms.
(l) Collection Policy. It will not amend, modify, restate or replace, in whole or in part, the Collection Policy, as such guidelines, policies and procedures as may be amended, modified, restated, replaced or otherwise supplemented from time to time in accordance with Section 3.1(c) of the Servicing Agreement, and as modified by the Servicing Exceptions, if any, or with respect to any Successor Servicer, the customary servicing and collection guidelines, policies and procedures of such Successor Servicer with such changes as shall be required by the Administrative Agent and agreed to in writing by such Successor Servicer and the Administrative

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Agent, as such agreed upon guidelines, policies and procedures may be changed from time to time in accordance with Section 3.1(c) of the Servicing Agreement.
(m) No Assignments. It will not assign or delegate, grant any interest in or permit any Lien (other than Permitted Liens) to exist upon any of its rights, obligations or duties under this Agreement without the prior written consent of the Administrative Agent.
ARTICLE VII
Administration and Servicing of Receivables
Section 7.1 Responsibilities of the Borrower.
Anything in the Servicing Agreement to the contrary notwithstanding, the Borrower and the Trust Administrator shall (i) perform (or shall cause the Servicer to perform) all of its obligations under the Receivables to the same extent as if a security interest in such Receivables had not been granted hereunder, and the exercise by the Administrative Agent or any of the Lenders of their rights hereunder shall not relieve the Borrower from such obligations, and (ii) pay, or caused to be paid, when due, from funds available to the Borrower under Section 2.7, all Taxes of the Borrower, including all sales taxes payable in connection with the Receivables and their creation and satisfaction. Neither the Administrative Agent nor any Secured Party shall have any obligation or liability with respect to any Receivable, nor shall any of them be obligated to perform any of the obligations of the Borrower thereunder.

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ARTICLE VIII
The Trust Administrator
Section 8.1 Appointment; Duties of the Trust Administrator
(a) The Administrative Agent, on behalf of the Secured Parties, hereby appoints Carvana, to act as trust administrator (the “Trust Administrator”) hereunder. Carvana hereby accepts its appointment as Trust Administrator hereunder, and acknowledges that it is bound by the terms and conditions of this Agreement and the other Transaction Documents.
(b) The Trust Administrator shall carry out, on behalf of the Borrower, such duties, tasks and procedures specifically assigned to the Trust Administrator in the Transaction Documents and such duties, tasks and procedures assigned to the Borrower under the Transaction Documents, or as otherwise directed by the Borrower, including:
(i) Provide the Secured Parties and the Collateral Custodian at least five (5) Business Days’ prior written notice of the Borrower’s intent to effect a purchase of the Receivables pursuant to Section 2.15; and
(ii) Provide the reports required under Section 6.1(j).
(c) Notwithstanding anything to the contrary in this Agreement, the Trust Administrator shall not be obligated to, and shall not, take any action that the Administrative Agent directs the Trust Administrator not to take or which would result in a violation or breach of the Borrower’s covenants, agreements or obligations under any of the Transaction Documents. Moreover, with respect to matters that in the reasonable judgment of the Trust Administrator are non-ministerial, the Trust Administrator shall not take any action unless, within a reasonable time before the taking of such action, the Trust Administrator shall have notified the Administrative Agent of the proposed action and the Administrative Agent shall not have withheld consent or provided alternative direction. For the purpose of the preceding sentence, “non-ministerial matters” shall include:
(i) the initiation of any claim or lawsuit by the Borrower and the compromise of any action, claim or lawsuit brought by or against the Borrower; and
(ii) the removal of the Owner Trustee.
Section 8.2 Liabilities of the Trust Administrator.
(a) The Trust Administrator shall be liable in accordance herewith only to the extent of the obligations specifically undertaken by the Trust Administrator in such capacity herein. No implied covenants or obligations shall be read into this Agreement against the Trust Administrator and, in the absence of bad faith on the part of the Trust Administrator, the Trust Administrator may conclusively rely on the truth of the statements and the correctness of the opinions expressed in any reports, certificates or opinions furnished to the Trust Administrator pursuant to and conforming to the requirements of this Agreement.

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(b) The Trust Administrator shall not be liable for:
(i) an error of judgment made in good faith by one of its officers; or
(ii) any action taken, suffered or omitted to be taken in good faith in accordance with or believed by it to be authorized or within the discretion or rights or powers conferred, by this Agreement or at the direction of a Secured Party relating to the exercise of any power conferred upon the Trust Administrator under this Agreement, in each case, unless it shall be proved that the Trust Administrator shall have been negligent in ascertaining the pertinent facts.
(c) The Trust Administrator shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if there shall be reasonable ground for believing that the repayment of such funds or adequate indemnity against such risk or liability shall not be reasonably assured to it.
(d) The Trust Administrator may rely and shall be protected in acting or refraining from acting upon any resolution, Officer’s Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.
(e) The Trust Administrator may consult with counsel of its choice and any advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it under this Agreement in good faith and in accordance with the advice or opinion of such counsel.
(f) The Trust Administrator shall be under no obligation to exercise any of the rights, powers or remedies vested in it under this Agreement (except to comply with its obligations under this Agreement and any other Transaction Document to which it is a party) or to institute, conduct or defend any litigation under this Agreement or in relation to this Agreement, at the request, order or direction of the Administrative Agent pursuant to the provisions of this Agreement, unless the Administrative Agent, on behalf of the Secured Parties, shall have offered to the Trust Administrator security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities that may be incurred therein or thereby.
(g) The Trust Administrator shall not be bound to make any investigation into the facts of matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing so to do by the Administrative Agent; provided, that if the payment within a reasonable time to the Trust Administrator of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation shall be, in the opinion of the Trust Administrator, not reasonably assured by the Borrower, the Trust Administrator may require indemnity reasonably satisfactory to it against such cost, expense or liability as a condition to so proceeding. The reasonable

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expense of every such examination shall be paid by the Borrower or, if paid by the Trust Administrator, shall be reimbursed by the Borrower upon demand.
(h) The Trust Administrator may execute any of the trusts or powers hereunder or perform any duties under this Agreement either directly or by or through agents or attorneys or a custodian. The Trust Administrator shall not be responsible for any misconduct or negligence of any such agent or custodian appointed with due care by it hereunder.
Section 8.3 Certain Matters Affecting the Trust Administrator.
(a) If the Trust Administrator shall request instructions from the Administrative Agent with respect to any act, action or failure to act in connection with and as set forth in this Agreement, the Trust Administrator shall be entitled to refrain from taking such action and continue to refrain from acting unless and until the Trust Administrator shall have received written instructions from the Administrative Agent without incurring any liability therefor to the Administrative Agent, the Borrower or any other Person.
(b) If the Trust Administrator shall at any time receive conflicting instructions from the Lenders or the Administrative Agent or any other party to this Agreement and the conflict between such instructions cannot be resolved by reference to the terms of this Agreement, the Trust Administrator shall be entitled to rely on the instructions of the Administrative Agent. In the absence of bad faith, gross negligence or willful misconduct on the part of the Trust Administrator, the Trust Administrator may rely and shall be protected in acting or refraining from acting upon any resolution, officer’s certificate, certificate of auditors, or any other certificate, statement, instrument, opinion, report, notice request, consent, order, appraisal, bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties. The Trust Administrator may rely upon the validity of any documents delivered to it, without investigation as to their authenticity or legal effectiveness, and the Lenders, the Collateral Custodian, the Administrative Agent, the Borrower and the other parties to this Agreement will hold the Trust Administrator harmless from any claims that may arise or be asserted against the Trust Administrator because of the invalidity of any such documents or their failure to fulfill their intended purpose. The Trust Administrator shall not be bound to ascertain or inquire as to the performance or observance of any of the terms of this Agreement or any other agreement on the part of any party, except as may otherwise be specifically set forth herein. The Trust Administrator may consult with counsel of its choice with regard to legal questions arising out of or in connection with this Agreement and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, omitted or suffered by the Trust Administrator in good faith in accordance therewith.
(c) The Trust Administrator is authorized, in its sole discretion, to disregard any and all notices or instructions given by any other party hereto or by any other Person, firm or corporation, except only such notices or instructions as are herein provided for and orders or process of any court entered or issued with or without jurisdiction. If any property subject hereto is at any time attached, garnished or levied upon under any court order or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court

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affecting such property or any part hereof, then and in any of such events the Trust Administrator is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree with which it is advised by legal counsel of its own choosing is binding upon it, and if it complies with any such order, writ, judgment or decree it shall not be liable to any other party hereto or to any other Person, firm or corporation by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without competent jurisdiction.
(d) Before the Trust Administrator acts or refrains from taking any action under or in relation to this Agreement that is not expressly contemplated by the terms and provisions hereof, it may require an officer’s certificate or an Opinion of Counsel from the party requesting that the Trust Administrator act or refrain from acting in form and substance acceptable to the Trust Administrator, the costs of which (including the Trust Administrator’s reasonable attorney’s fees and expenses) shall be paid by the party requesting that the Trust Administrator act or refrain from acting. The Trust Administrator shall not be liable for any action it takes or omits to take in good faith in reliance on such officer’s certificates or Opinions of Counsel.
(e) In no event shall the Trust Administrator be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, any force majeure event, including but not limited to strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, power outages, loss or malfunctions of utilities, communications or computer (software and hardware) services, or other circumstances beyond its control. Notwithstanding anything to the contrary in this Agreement, the Trust Administrator shall not be required to take any action that is not in accordance with Requirements of Law. The right of the Trust Administrator to perform any permissive or discretionary act enumerated in this Agreement or any related document shall not be construed as a duty.
Section 8.4 Limitation on Consequential Damages.
In no event will the Trust Administrator or any of its officers, directors, employees or agents be liable for any consequential, indirect, punitive or special damages regardless of the form of action and regardless of whether the Trust Administrator or any of its officers, directors, employees or agents were warned of the possibility thereof in advance.
Section 8.5 Termination.
(a) The Trust Administrator shall resign only with the prior written consent of the Administrative Agent or if the Trust Administrator provides an Opinion of Counsel to the Administrative Agent to the effect that the Trust Administrator is no longer permitted by Requirements of Law to act as Trust Administrator hereunder. The Trust Administrator may be removed at any time for cause in relation to any material breach by the Trust Administrator of any of its duties or obligations under this Agreement by written notice from the Administrative Agent, or for any other reason upon sixty (60) days’ prior written notice from the Administrative Agent, with such notice in each case delivered to the Trust Administrator, the Borrower and the Servicer. In the event of such resignation or removal, the Administrative Agent shall appoint a

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successor Trust Administrator. Notwithstanding the foregoing, no termination or resignation of the Trust Administrator hereunder shall be effective until a successor Trust Administrator acceptable to the Administrative Agent has accepted its appointment as successor Trust Administrator and has agreed to be bound by the terms of this Agreement.
(b) Any successor Trust Administrator appointed pursuant to subsection (a) above shall (i) execute, acknowledge, and deliver to the Borrower, the Servicer and the Administrative Agent and to the predecessor Trust Administrator an instrument accepting such appointment under this Agreement and (ii) have been approved by the Administrative Agent. Thereupon, the resignation or removal of the predecessor Trust Administrator shall become effective and such successor Trust Administrator, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties, and obligations of its predecessor as Trust Administrator under this Agreement, with like effect as if originally named as Trust Administrator. The predecessor Trust Administrator shall upon payment of its fees and expenses deliver to the successor Trust Administrator all documents and statements and monies held by it under this Agreement; and the Servicer, the Administrative Agent and the predecessor Trust Administrator shall execute and deliver such instruments and do such other things as may reasonably be required for fully and certainly vesting and confirming in the successor Trust Administrator all such rights, powers, duties and obligations.
Section 8.6 Trust Administrator Fee.
The Trust Administrator shall be entitled to receive an annual fee equal to $1,000 per annum (the “Trust Administrator Fee”), which shall be payable monthly pursuant to Section 2.7.
ARTICLE IX
[Reserved]
ARTICLE X
Termination Events
Section 10.1 Termination Events.
(a) Each of the following events shall constitute a “Termination Event”:
(i) failure on the part of the Borrower to make any payment of interest or principal due and payable on the Notes on the day such payment is required to be made;
(ii) failure on the part of the Borrower, the Transferor, or the Originator to make any payment, transfer or deposit required by the terms of any Transaction Document to which it is a party, other than those described in clause (i), on the day such payment or deposit is required to be made and such failure continues for more than five (5) Business Days;

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(iii) the failure of the Administrative Agent and the Lenders to receive a Settlement Report or Funding Report as required under the Transaction Documents and such failure continues for more than five (5) Business Days;
(iv) the failure by the Borrower to indefeasibly pay in full all Aggregate Unpaids on or before the Final Maturity Date;
(v) failure in any material respect on the part of the Borrower, the Trust Administrator, the Transferor or the Originator to observe or perform any of its covenants or agreements set forth in any Transaction Document to which it is a party and, if such failure is capable of being cured and such cure is being pursued in good faith and such failure does not result in the Outstanding Loan Amount exceeding the Borrowing Base or a failure of the Administrative Agent to have a first priority, perfected security interest in a material portion of the Collateral, such failure continues for more than thirty (30) days after notice from the Administrative Agent or actual knowledge thereof by a Responsible Officer of the Borrower, the Trust Administrator, the Transferor or the Originator;
(vi) any representation or warranty made or deemed to be made by the Borrower, the Originator or the Transferor or in connection with this Agreement or any of the other Transaction Documents to which it is a party, or any Settlement Report, Funding Report or any information required to be given by any of them to any Lender or the Administrative Agent to identify or describe any Receivables pursuant to any Transaction Document, shall prove to have been false or incorrect in any material respect when made, deemed made or delivered and, if such failure is capable of being cured and such cure is being pursued in good faith and such failure does not result in the Outstanding Loan Amount exceeding the Borrowing Base or a failure of the Administrative Agent to have a first priority, perfected security interest in a material portion of the Collateral, such breach shall continue uncured for more than thirty (30) days after notice from the Administrative Agent or actual knowledge thereof by a Responsible Officer of the Borrower, the Trust Administrator, the Transferor or the Originator.
(vii) the amount on deposit in the Credit Reserve Account is less than the Required Credit Reserve Account Amount for a period of five (5) Business Days or the amount on deposit in the Credit Reserve Account is zero;
(viii) the removal of the Servicer as a result of a Servicer Termination Event;
(ix) the occurrence of an Insolvency Event relating to the Borrower, the Originator or the Transferor;
(x) a final nonappealable judgment shall be entered against, or settlements by, the Borrower or the Transferor in excess of [***] or the Originator in excess of [***] or [***] in the aggregate for multiple judgments, and, in any such case, such judgment shall not have been discharged or stayed within sixty (60) days; or the commencement of any material litigation, arbitration or investigation against the Borrower, the Transferor, the Originator or the Receivables that could individually or in the aggregate reasonably be

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expected to have a Material Adverse Effect on the Borrower, the Collateral, the Certificateholders or the Lenders; or the Borrower, the Transferor or the Originator shall fail to hold all necessary and appropriate licenses, approvals and consents relevant to the origination, ownership, maintenance or transfer of the Receivables;
(xi) a material event of default occurs, giving effect to all applicable cure periods, under any material Indebtedness, and the acceleration of such outstanding Indebtedness of, or guaranteed by, the Borrower, the Transferor or the Originator, to the extent the same could reasonably be expected to have a Material Adverse Effect on the Borrower, the Collateral, the Certificateholders or the Lenders;
(xii) (A) the Internal Revenue Service shall file notice of a Lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower, the Transferor or the Originator, or (B) the Pension Benefit Guaranty Corporation shall file notice of a Lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower, the Transferor or the Originator, or (C) there shall exist any other Lien against any of the assets of the Borrower or the Transferor (other than Permitted Liens);
(xiii) the Borrower, the Originator or the Transferor shall become an “investment company” within the meaning of the Investment Company Act or the arrangements contemplated by the Transaction Documents shall require any of them to register as an “investment company” within the meaning of the Investment Company Act;
(xiv) any impairment of the ownership interest of the Borrower in any material portion of the Collateral or the Administrative Agent shall fail for any reason to have a first priority perfected security interest in any material portion of the Collateral (other than as a result of the Administrative Agent’s willful action or inaction);
(xv) the occurrence of a “Commitment Termination Event” or a “Termination Event” as defined in the Other Facility Transaction Documents, as applicable;
(xvi) the occurrence of any Change in Control; and
(xvii) (A) any Transaction Document, or any Lien granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower, the Transferor or the Servicer, (B) the Borrower, the Transferor, the Servicer or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability or (C) any security interest securing any obligation under any Transaction Document shall, in whole or in part, cease to be perfected first priority (except for any Permitted Liens) security interest.
(b) Upon the occurrence of any Termination Event, the Administrative Agent or Required Lenders may, by notice to the Borrower (with a copy to the Collateral Custodian, the Account Bank and, if delivered by the Required Lenders, the Administrative Agent), declare the Termination Date to have occurred without demand, protest or future notice of any kind, all of

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which are hereby expressly waived by the Borrower, and, upon such declaration pursuant to this Section 10.1(b) following the occurrence of a Termination Event, all Draws and all other amounts owing by the Borrower under this Agreement shall be accelerated and become immediately due and payable; provided, that in the event that a Termination Event described in Section 10.1(a)(vi) has occurred, the Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. The Administrative Agent (with the consent of the Required Lenders) may waive any Termination Event in writing whereupon such Termination Event shall be deemed to have not occurred for purposes of this Agreement.
(c) Upon the occurrence of the Termination Date following the occurrence of a Termination Event in accordance with Section 10.1(b), the following shall immediately occur without further action: (i) the Commitments shall be terminated and no further Draws will be made, and (ii) all available Collections will be used to reduce the Outstanding Loan Amount and make all other payments in accordance with Section 2.7.
Section 10.2 Actions Upon Declaration of the Occurrence of the Termination Date.
Upon the declaration of the occurrence of the Termination Date following the occurrence of a Termination Event in accordance with Section 10.1(b), the Required Lenders may exercise in respect of the Collateral, in addition to any and all other rights and remedies otherwise available to it, including rights available hereunder and all of the rights and remedies of a secured party upon default under the UCC (such rights and remedies to be cumulative and nonexclusive), and, in addition, may, or at the direction of the Lenders, shall take the following remedial actions:
(a) The Administrative Agent may take any action permitted under the Transaction Documents.
(b) Consistent with the rights and remedies of a secured party under the UCC (and except as otherwise required by the UCC), the Administrative Agent may, without notice except as specified below, solicit and accept bids for and sell the Collateral or any part of the Collateral in one (1) or more parcels at public or private sale, at any exchange, broker’s board or at the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable, and the Administrative Agent shall apply the proceeds from the sale of the Collateral to any amounts payable by the Borrower in accordance with the priorities required by Section 2.7. The Borrower agrees that, to the extent notice of sale shall be required by law, at least ten (10) Business Days’ notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed for such sale, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Every such sale shall operate to divest all right, title, interest, claim and demand whatsoever of the Borrower in and to the

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Collateral so sold, and shall be a perpetual bar, both at law and in equity, against the Borrower or any Person claiming the Collateral sold through the Borrower and its successors or assigns.
(c) Upon the completion of any sale under Section 10.2(b), the Borrower will deliver or cause to be delivered all of the Collateral sold to the purchaser or purchasers at such sale on the date of sale, or within a reasonable time thereafter if it shall be impractical to make immediate delivery, but in any event full title and right of possession to such property shall pass to such purchaser or purchasers forthwith upon the completion of such sale. Nevertheless, if so requested by the Administrative Agent or by any purchaser, the Borrower shall confirm any such sale or transfer by executing and delivering to such purchaser all proper instruments of conveyance and transfer and release as may be designated in any such request.
(d) At any sale under Section 10.2(b), the Originator, the Administrative Agent or any Secured Party may bid for and purchase the property offered for sale and, upon compliance with the terms of sale, may hold, retain and dispose of such property without further accountability therefor. Any Secured Party purchasing property at a sale under Section 10.2(b) may set off the purchase price of such property against amounts owing to such Secured Party in payment of such purchase price up to the full amount owing to such Secured Party.
(e) The Administrative Agent may exercise at the Borrower’s sole expense any and all rights and remedies of the Borrower under or in connection with the Collateral.
Section 10.3 Exercise of Remedies.
No failure or delay on the part of the Administrative Agent to exercise any right, power or privilege under this Agreement and no course of dealing between the Borrower or the Secured Parties, on the one hand, and the Administrative Agent, on the other hand, shall operate as a waiver of such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies expressly provided in this Agreement are cumulative and not exclusive of any rights or remedies which the Administrative Agent or the Secured Parties would otherwise have pursuant to law or equity. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances, or constitute a waiver of the right of the other party to any other or further action in any circumstances without notice or demand.
Section 10.4 Waiver of Certain Laws.
The Borrower agrees, to the full extent that it may lawfully so agree, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisal, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Collateral may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Collateral or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and the Borrower, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws, and any and

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all right to have any of the properties or assets constituting the Collateral marshaled upon any such sale, and agrees that the Administrative Agent or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Collateral as an entirety or such parcels as the Administrative Agent or such court may determine.
Section 10.5 Power of Attorney.
The Borrower hereby irrevocably appoints the Administrative Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the rights and remedies provided for in this Article, including: (i) to give any necessary receipts or acquittance for amounts collected or received hereunder, (ii) to make all necessary transfers of the Collateral in connection with any sale or other disposition made pursuant hereto, (iii) to execute and deliver for value all necessary or appropriate bills of sale, assignments and other instruments in connection with any such sale or other disposition, the Borrower thereby ratifying and confirming all that such attorney (or any substitute) shall lawfully do hereunder and pursuant hereto and (iv) to sign any agreements, orders or other documents in connection with or pursuant to any Transaction Document. Nevertheless, if so requested by the Administrative Agent or a purchaser of any of the Collateral, the Borrower shall ratify and confirm any such sale or other disposition by executing and delivering to the Administrative Agent or such purchaser all proper bills of sale, assignments, releases and other instruments as may be designated in any such request.
ARTICLE XI
Indemnification
Section 11.1 Indemnities by the Borrower.
Without limiting any other rights which the Administrative Agent, the Trust Administrator, any Lender or its assignee or any of their respective Affiliates may have hereunder or under Requirements of Law, the Borrower hereby agrees to indemnify the Administrative Agent, Trust Administrator, Account Bank, Collateral Custodian, the Owner Trustee, each Secured Party or its assignee and each of their respective Affiliates and officers, directors, employees and agents thereof (collectively, the “Indemnified Parties”) from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements, including, court costs, expenses and any losses incurred in connection with (i) the enforcement of this indemnification obligation or (ii) a successful defense, in whole or in part, of any claim that the Indemnified Party breached its standard of care, (collectively, the “Indemnified Amounts”) awarded against or incurred by, any such Indemnified Party or other non-monetary damages of any such Indemnified Party arising out of or as a result of this Agreement, excluding, however, Indemnified Amounts to the extent resulting from the gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction) on the part of such Indemnified Party. Without limiting the foregoing, the Borrower shall indemnify the Indemnified Parties for Indemnified Amounts relating to or resulting from:

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(i) any Receivable represented by the Borrower to be an Eligible Receivable which is not at the applicable time an Eligible Receivable, or the acquisition of any Receivable that exceeds any Concentration Limit;
(ii) reliance on any representation or warranty made or deemed made by the Borrower, the Servicer, any of their respective Affiliates or any of their respective officers under or in connection with this Agreement, which shall have been false or incorrect when made or deemed made or delivered, without giving effect to any materiality qualifier within such representation or warranty;
(iii) the failure by the Borrower to comply with any term, provision or covenant contained in this Agreement or any other Transaction Document or a failure by the Borrower, the Transferor, the Originator or the Servicer to comply with any term, provision or covenant contained in any agreement executed in connection with this Agreement or any other Transaction Document, or with any Requirements of Law with respect to any Contract or Receivable, the related Financed Vehicle or the non- conformity of any Contract with any such Requirements of Law and any failure by the Originator, the Transferor or any Affiliate thereof to perform its respective duties under the Receivables included as a part of the Collateral, in each case, without giving effect to any materiality qualifier within such covenant or provision;
(iv) the failure to vest and maintain vested in the Administrative Agent a valid and enforceable first priority perfected security interest in any or all of the Collateral;
(v) the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Requirements of Laws with respect to the Collateral, whether at the time of a Draw or at any subsequent time and as required by the Transaction Documents;
(vi) any dispute, claim, offset or defense (other than the discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable comprising a portion of the Collateral which is, or is purported to be, an Eligible Receivable (including a defense based on the Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms);
(vii) any failure by the Borrower to perform its duties or obligations in accordance with the provisions of this Agreement;
(viii) any products liability claims or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with any Contract or the related Financed Vehicle;
(ix) the failure by the Borrower to pay when due any Taxes for which the Borrower is liable, including sales, excise or personal property taxes payable in connection with the Collateral;

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(x) any repayment by the Administrative Agent or a Secured Party of any amount previously distributed in reduction of the Outstanding Loan Amount or payment of Interest, any obligation or any other amount due hereunder, in each case which amount such entity believes in good faith is required to be repaid;
(xi) any litigation, arbitration, proceeding or investigation by or before any Governmental Authority (A) in respect of any Contract or Receivable included as part of the Collateral or the related Financed Vehicle included as part of the Collateral, (B)relating to the use of the proceeds of any Draw or (C) related to this Agreement (including any assertion that the execution and delivery of this Agreement or any other Transaction Document contemplated hereby, or performance of any agreements or obligations hereunder or thereunder by the Originator, Transferor or Borrower reach or
(xii) conflict with any material financing agreement or asset sale agreement of the Originator or Transferor) (1) that is not commenced by the Indemnified Party or (2) if so commenced, in which such Indemnified Party is not the prevailing party;
(xiii) the use of the proceeds of any Draw;
(xiv) any failure by the Borrower or Transferor to give reasonably equivalent value to the Transferor or to the Originator, as appropriate, in consideration for the transfer by the Transferor to the Borrower or by the Originator to the Transferor of any of the Receivables and the related Collateral, or any attempt by any Person to void or otherwise avoid any such transfer under any statutory provision or common law or equitable action, including any provision of the Bankruptcy Code;
(xv) the failure of the Borrower or Servicer to remit to Administrative Agent, Collections remitted to the Borrower or Servicer in accordance with the terms hereof or of the Servicing Agreement, or the commingling by the Borrower, the Transferor or the Originator of any Collections with other funds;
(xvi) any and all civil penalties or fines assessed by OFAC against, and all reasonable costs and expenses (including attorneys’ fees and disbursements) incurred in connection with the defense thereof by the Administrative Agent or any Lender as a result of funding all or any portion of the Draws or the acceptance of payments or of Collateral due under the Transaction Documents;
(xvii) any and all fees, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any amendment, supplement, waiver or petitioning of a court related to this Agreement, or incurred in connection with any enforcement (including any action, claim, or suit brought) by an Indemnified Party of any indemnification or other obligation of the Indemnifying Party,
(xviii) the conduct by the Originator, Bridgecrest Credit Company, LLC, as Servicer, the Transferor, the Borrower and any Obligor of any transaction by electronic means, (b) the creation, generation, communication or transfer of Contracts by electronic

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means, (c) the utilization by the Originator, Bridgecrest Credit Company, LLC, as Servicer, the Transferor, the Borrower or the Servicer of the web portal, the E-Vault System or software of the E-Sign Provider or E-Vault Provider, (d) the failure of the E-Vault System to create and maintain a single Authoritative Copy of an Electronic Contract or to otherwise conform (including the Carvana Vault Partition and the Warehouse Vault Partition) to the System Description, (e) the negligence, or fraudulent or willful misconduct of the E-Sign Provider or the E-Vault Provider in connection with the Electronic Contracts, or the failure of the E-Sign Provider, the E-Vault Provider, the Originator, Bridgecrest Credit Company, LLC, as Servicer, the Transferor, the Borrower or the Servicer to comply with any term, provision or covenant contained in the DocuSign Services Agreement, the Carvana E-Vault Services Agreement or the DT E-Vault Services Agreement, (f) any system failure, loss of data, data breach or other impairment with respect to, or any inability of the Collateral Custodian, the Servicer or the Borrower to access, the E-Vault System or the Warehouse Vault Partition or the Contracts therein or the records of any Title Intermediary; or
(xix) the conduct or omission of the Originator, the Transferor or the Borrower results in the failure of the Borrower to have a perfected and enforceable security interest against each Obligor in the related Financed Vehicle, including any failure to obtain a first priority perfected security interest in the related Financed Vehicle in connection with the origination of the Receivable.
Notwithstanding the foregoing, in no event shall any Indemnified Party be indemnified by the Borrower against: (i) Excluded Taxes; or (ii) except as otherwise provided herein, (A) nonpayment by an Obligor of an amount due and payable with respect to a Receivable, or (B) any loss in value of any Financed Vehicle or Permitted Investment due to changes in market conditions.
Any amounts subject to the indemnification provisions of this Section shall be paid by the Borrower solely pursuant to the provisions of Section 2.7 in the order and priority set forth therein.
Section 11.2 Indemnities by the Transferor.
Without limiting any other rights which the Administrative Agent, any Lender or its assignee or any of their respective Affiliates, Collateral Custodian, Owner Trustee or Account Bank may have hereunder or under Requirements of Law, the Transferor hereby agrees to indemnify the Administrative Agent, the Lenders, the Owner Trustee and each other Secured Party or its assignee and each of their respective Affiliates and officers, directors, employees and agents thereof from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements awarded against or incurred by, any such Indemnified Party or other non-monetary damages (including, court costs, expenses and any losses incurred in connection with (i) the enforcement of this indemnification obligation or (ii) a successful defense, in whole or in part, of any claim that the Indemnified Person breached its standard of care) of any such Indemnified Party arising out of or as a result of any breach by of the representations, warranties, covenants or agreements of the Transferor

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under the Transaction Documents, including to the extent the conduct or omissions of the Originator, the Transferor or the Borrower results in the failure of the Borrower to have a perfected and enforceable security interest against each Obligor in the related Financed Vehicle, including any failure to obtain a first priority perfected security interest in the related Financed Vehicle in connection with the origination of the Receivable, in each case without giving effect to any materiality qualifier, and any breach by the Transferor of Requirements of Law or the gross negligence, bad faith or willful misconduct of the Transferor, excluding, however, Indemnified Amounts to the extent resulting from the gross negligence, bad faith or willful misconduct on the part of such Indemnified Party (as determined by a court of competent jurisdiction).
Notwithstanding the foregoing, in no event shall any Indemnified Party be indemnified by the Transferor against: (i) Excluded Taxes; or (ii) except as otherwise provided herein, (A) nonpayment by an Obligor of an amount due and payable with respect to a Receivable, or (B) any loss in value of any Financed Vehicle or Permitted Investment due to changes in market conditions.
Section 11.3 Indemnities by the Trust Administrator.
Without limiting any other rights which the Administrative Agent, any Lender or its assignee or any of their respective Affiliates, the Collateral Custodian, the Owner Trustee or Account Bank may have hereunder or under Requirements of Law, the Trust Administrator hereby agrees, subject to Section 8.2, to indemnify the Administrative Agent, the Lenders and each other Secured Party or its assignee and each of their respective Affiliates and officers, directors, employees and agents thereof from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements awarded against or incurred by, any such Indemnified Party or other non-monetary damages (including, court costs, expenses and any losses incurred in connection with (i) the enforcement of this indemnification obligation or (ii) a successful defense, in whole or in part, of any claim that the Indemnified Person breached its standard of care) of any such Indemnified Party arising out of or as a result of any breach by of the representations, warranties, covenants or agreements of the Trust Administrator under the Transaction Documents, including to the extent the conduct or omissions of the Originator, the Transferor or the Borrower results in the failure of the Borrower to have a perfected and enforceable security interest against each Obligor in the related Financed Vehicle, including any failure to obtain a first priority perfected security interest in the related Financed Vehicle in connection with the origination of the Receivable, in each case without giving effect to any materiality qualifier, any breach by the Trust Administrator of Requirements of Law or the gross negligence, bad faith or willful misconduct of the Trust Administrator, each, solely in its capacity as Trust Administrator, excluding, however, amounts to the extent resulting from the gross negligence, bad faith or willful misconduct on the part of such Indemnified Party (as determined by a court of competent jurisdiction).
Notwithstanding the foregoing, in no event shall any Indemnified Party be indemnified by the Trust Administrator against: (i) Excluded Taxes; or (ii) except as otherwise provided herein, (A) nonpayment by an Obligor of an amount due and payable with respect to a

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Receivable, or (B) any loss in value of any Financed Vehicle or Permitted Investment due to changes in market conditions.
ARTICLE XII
The Administrative Agent
Section 12.1 Authorization and Action.
(a) Each Lender hereby designates and appoints Ally Bank (and Ally Bank accepts such designation and appointment) as Administrative Agent hereunder, and authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this Agreement together with such powers as are reasonably incidental thereto. In performing its functions and duties hereunder, the Administrative Agent shall act solely as agent for the Lenders and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or any other party hereto (including any Indemnified Party), or any of their respective successors or assigns. The Administrative Agent shall not be deemed to be a party to or bound by any other agreement between the Borrower and any Lender. The Administrative Agent shall not be required to take any action which exposes it to personal liability or which is contrary to this Agreement or Requirements of Law. The appointment and authority of the Administrative Agent hereunder shall terminate at the indefeasible payment in full of the Aggregate Unpaids.
(b) Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any party hereto (including any Indemnified Party), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent. The right of the Administrative Agent to perform any permissive or discretionary acts enumerated in this Agreement or any related document shall not be construed as a duty.
(c) The Administrative Agent shall promptly distribute to each Lender all notices, requests for consent or approval and other information received by the Administrative Agent under this Agreement from or on behalf of the Borrower, Servicer, Collateral Custodian, Trust Administrator, Transferor or Account Bank.
(d) The Trust Administrator shall (i) determine whether it has received all appropriate forms regarding the deduction or withholding for or on account of any Taxes, as required by Requirements of Law, for any payment made by the Account Bank on behalf of the Borrower in respect of any Obligations or otherwise under this Agreement or any agreement relating to the Certificates, and (ii) communicate such determination in writing to the Administrative Agent and Account Bank.
(e) The Administrative Agent shall approve and appoint any successor Owner Trustee in accordance with the Trust Agreement or consent to the assignment by the Owner Trustee of its obligations under the Transaction Documents.

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Section 12.2 Delegation of Duties.
The Administrative Agent may execute any of its duties under any of the Transaction Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
Section 12.3 Exculpatory Provisions.
Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be (i) liable for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement (except for its, their or such Person’s own gross negligence or willful misconduct or, in the case of the Administrative Agent, the breach of its obligations expressly set forth in this Agreement) or (ii) responsible in any manner to any Person for any recitals, statements, representations or warranties made by, or for the accuracy or completeness of any information (including any statistical information, calculations, financial information, tax information or other information set forth in any Schedule of Receivables, Funding Request, Settlement Report, Funding Report, financial statements or other report, certification, notice or other communication) delivered by the Borrower, the Servicer, the Transferor, the Originator, the Account Bank or the Collateral Custodian contained in this Agreement or any other Transaction Document, or in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with, this Agreement or any other Transaction Document, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document or any other document furnished in connection herewith or therewith, or for any failure of the Borrower or any other party hereto to perform its obligations hereunder, or for the satisfaction of any condition specified in Article Four. Beyond complying with the standard of care set forth herein, the Administrative Agent shall have no duty as to any Original Contract Documents, Receivable Files or other items of Collateral in its possession or control as to preservation of rights against third parties or any other rights pertaining thereto. In no event shall the Administrative Agent be responsible or liable for any failure or delay in the performance of their respective obligations hereunder arising out of or caused by, directly or indirectly, any force majeure event, including strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, power outages, loss or malfunctions of utilities, communications or computer (software and hardware) services or other circumstances beyond its control. The Administrative Agent shall not be under any obligation to any Person to recalculate, ascertain or to inquire as to the accuracy or completeness of any of the information described in the preceding sentence, unless specifically required, the satisfaction of any conditions specified in Article Four, the occurrence or absence of any Commitment Termination Event, Turbo Event, Termination Event or Servicer Termination Event, or for performance of any of the agreements or covenants of any other Person contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Borrower, the Originator, the Transferor or the Servicer. In no event shall the Administrative Agent or any of its officers, directors, employees or agents be liable for consequential, indirect, punitive or special damages regardless of the form of action

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and regardless of whether the Administrative Agent was warned of the possibility thereof in advance.

Section 12.4 Reliance.
(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, message, written statement, order or other document or communication believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Administrative Agent), independent accountants and other experts selected by the Administrative Agent.
(b) The Administrative Agent shall be fully justified in failing or refusing to take any action under any of the Transaction Documents unless it shall first receive such direction, advice, consent or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders, on a joint and several basis, against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.
(c) The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Transaction Documents in accordance with a request of the Required Lenders or any Lender, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all present and future Lenders.
(d) The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any breach of this Agreement or any default, Commitment Termination Event, Turbo Event, Termination Event, Servicer Termination Event unless it has received notice from the Borrower, the Servicer or any Lender, referring to this Agreement and describing such event. In the event that the Administrative Agent receives such a notice, it shall promptly give notice thereof to each Lender. The Administrative Agent shall take such action with respect to such event as shall be reasonably directed in writing by the Required Lenders.
(e) If, with respect to a proposed action to be taken by it at the direction of the Required Lenders, the Administrative Agent shall determine in good faith that the provisions of this Agreement or any other Transaction Document relating to the functions or responsibilities or discretionary powers of the Administrative Agent are or may be ambiguous or inconsistent, the Administrative Agent shall be entitled, at their option, to notify such Lenders, identifying the proposed action and the provisions that they consider are or may be ambiguous or inconsistent, and may decline either to perform such function or responsibility or to exercise such discretionary power unless they have received the written confirmation of such Lenders that such Lenders concur in the circumstances that the action proposed to be taken by the Administrative Agent is consistent with the terms of this Agreement (or other applicable Transaction Document) is otherwise appropriate, and, if necessary, indemnify the Administrative Agent and Paying to the Administrative Agent’s reasonable satisfaction. The Administrative Agent shall be fully

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protected in acting or refraining from acting upon the confirmation of the Required Lenders (or, if applicable, all of the Lenders) in this respect, and such confirmation shall be binding upon the Administrative Agent and all Lenders.
(f) The Administrative Agent is authorized to obey and comply, in any manner they or their respective counsel deem appropriate, with all writs, orders, judgments, awards, decrees issued or process entered by any court or arbitral tribunal with respect to this Agreement and any other Transaction Document and if the Administrative Agent so comply, they shall not be liable to any party hereto or to any other party or Person notwithstanding that any such writ, order, judgment, award, decree or process may be subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without competent jurisdiction.
Section 12.5 Non-Reliance.
Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates, has made any representations or warranties to it, and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower, the Transferor, the Servicer, the Originator, the Account Bank and the Collateral Custodian shall be deemed to constitute any representation or warranty by the Administrative Agent to the Lenders. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Servicer, the Transferor, the Originator, the Account Bank and the Collateral Custodian and the Receivables and made its own decision to purchase its interest in its Note hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis, appraisals and decisions in taking or not taking action under any of the Transaction Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, the Servicer, the Transferor, the Originator, the Account Bank and the Collateral Custodian and the Receivables. Except for notices, reports and other documents received by the Administrative Agent hereunder, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower, the Servicer, the Transferor, the Originator, the Account Bank and the Collateral Custodian or the Receivables which may come into its the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.
Section 12.6 Indemnification.
Each Lender agrees to indemnify, severally, in proportion to each such Lender’s then- applicable Commitment Percentage, the Administrative Agent in its capacity as such (without limiting the obligation (if any) of the Borrower or the Servicer to reimburse the Administrative Agent for any such amounts) in its capacity as such (without limiting the obligation (if any) of

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the Borrower or the Servicer to reimburse the Administrative Agent for any such amounts), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the obligations under this Agreement, including the Outstanding Loan Amount) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or the other Transaction Documents, or any documents contemplated by or referred to herein or therein, or the transactions contemplated hereby or thereby, or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of the Administrative Agent resulting from its own gross negligence or willful misconduct. The provisions of this Section shall survive the payment of the obligations under this Agreement, including the Outstanding Loan Amount, the termination of this Agreement, and any resignation or removal of the Administrative Agent.
Section 12.7 Administrative Agent in its Individual Capacity.
The Administrative Agent, and its Affiliates, may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and any other party to a Transaction Document as though it were not the Administrative Agent hereunder. None of the provisions to this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

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Section 12.8 Successor Agents.
The Administrative Agent may resign upon thirty (30) days’ notice to each Lender, the Borrower, the Trust Administrator and the Collateral Custodian with such resignation becoming effective upon a successor agent succeeding to the rights, powers and duties thereof pursuant to this Section. If the Administrative Agent shall resign under this Agreement, then the Required Lenders shall appoint a successor administrative agent, which may be a Lender, and, if not a Lender, with the prior written consent of the Borrower (such consent not to be unreasonably withheld or delayed). Any successor administrative agent shall succeed to the rights, powers and duties of resigning Administrative Agent, and the term “Administrative Agent” shall mean such successor administrative agent effective upon its appointment, and the former Administrative Agent’s rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of the former Administrative Agent or any of the parties to this Agreement. Notwithstanding the foregoing, the provisions of this Article shall continue to inure to the benefit of the Administrative Agent as to any actions taken or omitted to be taken by it while it was acting in such capacity under this Agreement.

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ARTICLE XIII
Assignments; Participations
Section 13.1 Assignments and Participations.
(a) Each Lender agrees that the advanced made hereunder and Notes issued to each Lender pursuant to this Agreement will be made and acquired for investment only and not with a view to any public distribution thereof, and that such Lender will not offer to sell or otherwise dispose of its Note or the interest therein so acquired by it (or any interest therein) in violation of any of the registration requirements of the Securities Act or any applicable State securities laws. Each Lender hereby confirms and agrees that, in connection with any syndication, offering, transfer or sale by it of any interest in its Note, it has not engaged and will not engage in a general solicitation or general advertising.
(b) Each Lender may upon at least ten (10) days’ notice to each other Lender and the Administrative Agent (with a copy to the Collateral Custodian and the Account Bank), and, upon receipt of the written consent of the Administrative Agent, assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement; provided, however, that any assignment to another party which is already a Lender hereunder (or any Affiliate of any Lender), shall not require the assigning Lender to obtain any consents and provided, further, that (i) each such assignment shall be of a constant, and not a varying percentage of all of the assigning Lender’s rights and obligations under this Agreement, (ii) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than the lesser of (A) five million dollars ($5,000,000) or an integral multiple of one million dollars ($1,000,000) in excess of that amount and (B) the full amount of the assigning Lender’s Commitment, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent (with a copy to the Collateral Custodian and the Account Bank), for its acceptance and recording in the Advance Register, an Assignment and Acceptance, together with a processing and recordation fee of three thousand five hundred dollars ($3,500) or such lesser amount as shall be approved by the Lenders, (v) the parties to each such assignment shall have agreed to reimburse the Administrative Agent for all reasonable fees, costs and expenses (including the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent) incurred by the Administrative Agent in connection with such assignment, (vi) each Person that becomes a Lender under an Assignment and Acceptance shall agree to be bound by the confidentiality provisions of Article Fourteen, (vii) there shall be no increased costs, expenses or taxes incurred by the Administrative Agent upon assignment, (viii) each Person that becomes a Lender under an Assignment and Acceptance shall provide the Borrower (with a copy to the Collateral Custodian and Account Bank) with documentation required by Section 2.13 hereof and prescribed by Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower (or the Account Bank, as applicable) to comply with its obligations under FATCA and to determine that such Person has complied with its obligations under FATCA and (ix) no portion

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of the assigned Commitment shall be acquired or held with “plan assets” of Benefit Plan Investors. Upon such execution, delivery and acceptance by the Administrative Agent and the recording by the Administrative Agent, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be the date of acceptance thereof by the Administrative Agent, unless a later date is specified therein, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). As set forth in the Trust Agreement, the Borrower agrees that it shall, in connection with any such Assignment and at the assigning Lender’s cost and expense, accept return for destruction and replacement of the Note which (or any portion of which) is being assigned, and, acting up on the instructions and information provided by the assigning Lender and Assignee in or concurrently with such Assignment and Assumption, promptly will execute, authenticate and deliver one or more replacement (x) in the name of the Assignee (or its designee) to or as directed by such Assignee and (y) if an assignment of less than 100% of the Note of the assigning Lender is effected, in the name of the assigning Lender (or its designee) to or as directed by such assigning Lender, which replacement Notes, collectively, will represent the same aggregate Commitment Amount and Principal Amount as was represented by the surrendered Note.
(c) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assignee confirms that it has received a copy of this Agreement, together with copies of such financial statements and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iii) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (iv) such assigning Lender and such assignee confirm that such assignee is an Eligible Assignee; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

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(d) The Administrative Agent, acting in such capacity as a non-fiduciary agent of the Borrower, shall maintain at its address in the United States a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names, addresses and Commitment of each Lender and the Principal Amount (and stated interest) of each Draw made by each Lender from time to time (the “Advance Register”). The entries in the Advance Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Account Bank and each Lender may treat each Person whose name is recorded in the Advance Register as a Lender hereunder for all purposes of this Agreement. The Advance Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.
(e) Subject to the provisions of Sections 13.1(a) and (b), upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, accept such Assignment and Acceptance, and the Administrative Agent shall then record the information contained therein in the Advance Register.
(f) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of the Commitment and each Draw owned by it); provided, however, that (i) such Lender’s obligations under this Agreement (including its Commitment hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Notwithstanding anything herein to the contrary, each participant shall have the rights of a Lender (including any right to receive payment) under Sections 2.12 and 2.13; provided, however, that no participant shall be entitled to receive payment under either such Section in excess of the amount that would have been payable under such Section by the Borrower to any Lender granting its participation had such participation not been granted, and such Lender so granting a participation shall not be entitled to receive payment under either such Section in an amount which exceeds the sum of (i) the amount to which such Lender is entitled under such Section with respect to any portion of any Draw owned by such Lender which is not subject to any participation plus (ii) the aggregate amount to which its participants are entitled under such Sections with respect to the amounts of their respective participations. With respect to any participation described in this Section, the participant’s rights as set forth in the agreement between such participant and each Lender to agree to or to restrict such Lender’s ability to agree to any modification, waiver or release of any of the terms of this Agreement or to exercise or refrain from exercising any powers or rights which each Lender may have under or in respect of this Agreement shall be limited to the right to consent to any of the matters set forth in Section 13.1. Each Lender that sells a participation shall, acting solely for this purpose as a non- fiduciary agent of the Borrower, maintain a register substantially identical to the Advance Register set forth in Section 13.1(d) on which it enters the name and address of each Participant and the Principal Amounts (and stated interest) of each participant’s interest in a Draw (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person except to the extent that such disclosure is

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necessary (including upon audit or IRS guidance) to establish that such Draw or obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall, subject to the other provisions of this Agreement, treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(g) Each Lender may, disclose to any assignee or participant or, in the case of any proposed assignment or participation pursuant to this Section, after consultation with the Borrower, disclose to the proposed assignee or participant, in each case, on a confidential basis, any Confidential Information, relating to the Borrower furnished to such Lender by or on behalf of the Borrower.
(h) Nothing herein shall prohibit any Lender from pledging or assigning as collateral any of its rights under this Agreement to any Federal Reserve Bank in accordance with Requirements of Law and any such pledge or collateral assignment may be made without compliance with Section 13.1(a) or Section 13.1(b).

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ARTICLE XIV
Mutual Covenants Regarding Confidentiality
Section 14.1 Confidentiality of This Agreement.
Each party hereto, severally and with respect to itself only, covenants and agrees to hold in confidence, and not disclose to any Person, the terms of this Agreement (including any fees payable in connection with this Agreement or the identity of any Lender under this Agreement), except as the Borrower, the Administrative Agent and all Lenders may have consented to in writing prior to any proposed disclosure and except that any party hereto may disclose such information (i) to its Affiliates, officers, directors, employees, investors, potential investors, creditors, potential creditors, potential or existing purchasers of Collateral, agents, counsel, accountants, subservicers, auditors, advisors, any actual or potential Assignee or Participant, any rating agency in connection with a securitization transaction or representatives (such Persons, “Excepted Persons”); provided, that each Excepted Person shall, as a condition to any such disclosure, agree for the benefit of other parties hereto that such information shall be used solely in connection with such Excepted Person’s performance of its duties hereunder or under any Transaction Document, or its evaluation of, or relationship with, the disclosing party, (ii) to the extent such information has become available to the public other than as a result of a disclosure by the disclosing party, or (iii) to the extent it is (a) required by Requirements of Law (including filing a copy of this Agreement and the other Transaction Documents (other than the Fee Letter and excluding from any such copy the identity of the Lender)) as exhibits to filings required to be made with the Securities and Exchange Commission, or in connection with any legal or regulatory proceeding or (b) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (iii)(a), the disclosing party will use all reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by law) notify each other party hereto of its intention to make any such disclosure prior to making such disclosure.
Section 14.2 Other Confidential Information.
(a) Each party hereto covenants and agrees that it will not disclose any Confidential Information of any other party now or hereafter received or obtained by it without the prior written consent of such other party except as permitted by this Section 14.2; provided, however, that any party may disclose any such Confidential Information to those of its employees or Affiliates directly involved in the transactions contemplated by the Transaction Documents.
(b) Each party hereto acknowledges and understands that the Confidential Information may contain “nonpublic personal information” as that term is defined in Section 6809(4) of the Gramm-Leach-Bliley Act (the “Act”), and each party hereto agrees to maintain such nonpublic personal information received hereunder in accordance with the Act and other applicable federal and state privacy laws. Each party hereto shall, and shall direct employees, Affiliates directly involved in the transaction contemplated by the Transaction Documents and its respective Advisors to (i) not disclose such nonpublic personal information to any third party, that is not a party to a Transaction Document, including third party service providers, without the

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prior written consent of the Borrower; (ii) agree not to use nonpublic personal information for any purpose not reasonably contemplated by their respective roles in the transactions contemplated by the Transaction Documents; (iii) protect against any unauthorized access to or use of such nonpublic personal information; (iv) in the event of any actual or apparent theft, unauthorized use or disclosure of such nonpublic personal information, immediately commence all reasonable efforts to investigate and correct the causes and remediate the results thereof; and (v) as soon as practicable following its having actual knowledge or receipt of written notice of any event described in clause (iv) hereof, provide notice thereof to the Borrower, the Trust Administrator and the Servicer, and such further information and assistance as may be reasonably requested by the Borrower, the Trust Administrator or Servicer in relation thereto.
(c) Each party hereto may also disclose any such Confidential Information to Excepted Persons, provided each such Person is informed of the confidential nature of such information and applicability of the Act to the use, maintenance and protection thereof by the recipient thereof.
(d) Notwithstanding anything herein to the contrary, nothing herein shall be construed to prohibit (i) disclosure of any and all information that is or becomes publicly known; (ii) disclosure of any and all information (A) if required to do so by any applicable statute, law, rule or regulation, (B) to any government agency or regulatory body having or claiming authority to regulate or oversee any aspects of such party’s business or that of their Affiliates, (C) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration having jurisdiction over such party or an officer, director, employer, shareholder or Affiliate of such party, (D) in any preliminary or final offering circular, registration statement or contract or other document approved in advance by the Borrower and the Originator, or (E) to any Affiliate, independent or internal auditor, agent (including any potential sub-or-successor servicer), employee or attorney of each Party having a need to know the same, provided that such Party advises such recipient of the confidential nature of the information being disclosed and such Person agrees to maintain the confidentiality thereof for the benefit of the party whose Confidential Information is proposed to be disclosed; or (iii) any other disclosure authorized by the party whose Confidential Information is proposed to be disclosed.
(e) It is understood that the Administrative Agent and each Lender or its Affiliates may be required to disclose (and may so disclose, without liability hereunder) the Confidential Information or portions thereof at the request of a bank examiner, insurance commissioner or other regulatory authority or in connection with an examination of it or its Affiliates by a bank examiner, insurance commissioner or other regulatory authority, including in connection with the regulatory compliance policy of Administrative Agent or any Lender.
(f) Each party hereto agrees that (i) its obligations under this Article 14 shall survive the termination of this Agreement for a period of (A) with respect to the Credit Policy and the Collection Policy, four (4) years and (B) with respect to all other Confidential Information, two (2) years and (ii) it will, upon the termination of this Agreement and the repayment of all Obligations owing by the Borrower hereunder, return any copies of the Credit Policy and the Collection Policy (and any Confidential Information related thereto) then in its possession to the

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Servicer, except such copies and related materials as are required to be retained by Requirements of Law, regulation, professional standard or internal compliance policies, which copies shall remain subject to the terms of this Article 14 for so long as they are so retained.
(g) To the extent not prohibited by Requirements of Law, each party hereto shall use commercially reasonable efforts to give advance notice to each other party of any disclosure of such other party’s Confidential Information made pursuant to Requirements of Law, regulation, court order or other legal process.
Section 14.3 Non-Confidentiality of Tax Treatment and Tax Structure.
Notwithstanding anything to the contrary contained herein or in any document related to the transactions contemplated hereby, in connection with Treasury Regulations Section 1.6011-4, Section 301.6111-1T and Section 301.6112-1 of the Code, the parties hereby agree that, from the commencement of discussions with respect to the transactions described herein, each party hereto (and each of its employees, representatives, Advisors, Affiliates or agents) is permitted to disclose to any and all Persons of any kind (other than limitations imposed by State or federal securities laws), the structure and tax aspects of the transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to each such party related to such structure and tax aspects. In this regard, each party hereto acknowledges and agrees that this disclosure of the structure or tax aspects of the transactions is not limited in any way by an express or implied understanding or agreement, oral or written (whether or not such understanding or agreement is legally binding) except as is reasonably necessary to comply with state and federal securities laws. Furthermore, each party hereto acknowledges and agrees that it does not know or have reason to know that it use or disclosure of information relating to the structure or tax aspects of the transactions is limited in any other manner (such as where the transactions are claimed to be proprietary of exclusive) for the benefit of any other Person (other than as it may be limited by State or federal securities laws).
ARTICLE XV
Miscellaneous
Section 15.1 Amendments and Waivers.
Except as provided in this Section, and subject to the provisions of Section 10.1(b), no amendment, waiver or other modification of (i) the “Concentration Limits” defined under Section 1.1 shall be effective without the written agreement of the Borrower and the Administrative Agent or (ii) any other provision of this Agreement or any schedule or exhibit hereto shall be effective without the written agreement of the Borrower, the Administrative Agent and the Lenders; provided that no amendment, waiver or other modification which adversely affects the Account Bank, Collateral Custodian or Owner Trustee shall be effective against the Account Bank, Collateral Custodian or Owner Trustee, as applicable unless consented to in writing by the Account Bank, Collateral Custodian or Owner Trustee, as applicable; and provided, further, that no amendment, waiver or other modification which adversely affects the

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Transferor shall be effective against the Transferor unless consented to in writing by the Transferor.

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Section 15.2 Notices, Etc.
All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telex communication and communication by facsimile copy) and mailed, transmitted or delivered, as to each party hereto, at its address set forth below or specified in such party’s Assignment and Acceptance or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, upon receipt, or in the case of (i) notice by mail, five days after being deposited in the United States mail, first class postage prepaid, (ii) notice by email, upon receipt of answer back, or (iii) notice by overnight courier, one Business Day after being deposited with such overnight courier service.
(a) in the case of the Administrative Agent, at the following address:
Ally Bank
500 Woodward Avenue
Detroit, MI 48226
Attn: [***]
Email: [***]
(b) in the case of the Borrower, at the following address:
Sonoran Auto Receivables Trust 2017-1
c/o Carvana, LLC as Trust Administrator
1930 W. Rio Salado Pkwy
Tempe, AZ 85281
Attention: General Counsel
Email: [***]
(c) in the case of the Transferor, at the following address:
Carvana Auto Receivables 2016-1 LLC
c/o Carvana, LLC, its sole member
1930 W. Rio Salado Pkwy
Tempe, AZ 85281
Attention: General Counsel
Email: [***]
(d) in the case of the Collateral Custodian and the Account Bank, at the following address:
Wells Fargo Bank, National Association
600 S 4th Street
MAC: N9300-061
Minneapolis, MN 55479
Attention: Corporate Trust Services — Asset-Backed Administration
Telephone: (612) 667-8058

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With copies of notices and Delivery of Original Contract Documents to:
Wells Fargo Bank, National Association
ABS Custody Vault
1055 10th Avenue SE
MAC N9401-011
Minneapolis, MN 55414
Attention: Corporate Trust Services – Asset-Backed Securities Vault
Telephone: (612) 667-8058
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(e) in the case of the Trust Administrator, at the following address:
Carvana, LLC
1930 W. Rio Salado Pkwy
Tempe, AZ 85281
Attention: General Counsel
Email: [***]
(f) in the case of the Owner Trustee, at the following address:
Wilmington Trust, National Association
Rodney Square North
1100 North Market Street
Wilmington, Delaware 19890
Attention: Corporate Trust Administration - Sonoran Auto Receivables
Trust 2017-1
Email: [***]
Each party hereto agrees that every other party hereto (or to any other Transaction Document) shall have behaved reasonably in accepting and relying upon, as having been properly authorized and delivered by the first party, any notice, certificate, instruction, consent, agreement, report or other communication that appears on its face to have been executed by a Person identified on Schedule F as an Authorized Signatory for such first party.
Section 15.3 No Waiver, Rights and Remedies.
No failure on the part of the Administrative Agent or any Secured Party or any assignee of any Secured Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

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Section 15.4 Binding Effect.
This Agreement shall be binding upon and inure to the benefit of the Borrower, the Transferor, the Collateral Custodian, the Account Bank, the Administrative Agent, the Secured Parties and their respective successors and permitted assigns.
Section 15.5 Term of this Agreement; Third Party Beneficiary.
This Agreement shall remain in full force and effect until the Termination Date; provided, however, that the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower pursuant to Article Five and the indemnification and payment provisions of Article Eleven, the confidentiality provisions of Article Fourteen, the provisions of Section 15.9 and any other provision of this Agreement expressly stated to survive, shall be continuing and shall survive any termination or assignment of this Agreement, or the resignation or removal of any party. The parties agree that each of the Account Bank, Collateral Custodian and Owner Trustee is an intended third party beneficiary of the provisions of this Agreement that expressly or implicitly refer to the Account Bank, Collateral Custodian and Owner Trustee, as applicable.
Section 15.6 GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF OBJECTION TO VENUE.
THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PROVISIONS (OTHER THAN §§5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW)). EACH OF THE PARTIES HERETO HEREBY AGREES TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, LOCATED IN THE BOROUGH OF MANHATTAN AND THE FEDERAL COURTS LOCATED WITHIN THE STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER IN ANY OF THE AFOREMENTIONED COURTS AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.
Section 15.7 WAIVER OF JURY TRIAL.
TO THE EXTENT PERMITTED BY REQUIREMENTS OF LAW, EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

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Section 15.8 No Insolvency Proceedings.
Notwithstanding any prior termination of this Agreement, no party hereto shall, prior to the date which is one year and one day after the final payment of the Notes, petition or otherwise invoke the process of any Governmental Authority for the purpose of commencing or sustaining an Insolvency Proceeding against the Borrower under any United States federal or State Insolvency Laws or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Borrower or any substantial part of its property or ordering the winding up or liquidation of the affairs of the Borrower.
Section 15.9 Recourse Against Certain Parties.
(a) No recourse under or with respect to any obligation, covenant or agreement (including the payment of any fees or any other obligations) of the Administrative Agent or any Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by it pursuant hereto or in connection herewith shall be had against any manager or administrator of such Person or any incorporator, Affiliate, stockholder, officer, employee or director of such Person or of any such manager or administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of the Administrative Agent and any Secured Party contained in this Agreement and all of the other agreements, instruments and documents entered into by it pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such Person, and that no personal liability whatsoever shall attach to or be incurred by any administrator of any such Person or any incorporator, stockholder, Affiliate, officer, employee or director of such Person or of any such administrator, as such, or any other of them, under or by reason of any of the obligations, covenants or agreements of such Person contained in this Agreement or in any other such instruments, documents or agreements, or that are implied therefrom, and that any and all personal liability of every such administrator of such Person and each incorporator, stockholder, Affiliate, officer, employee or director of such Person or of any such administrator, or any of them, for breaches by such Person of any such obligations, covenants or agreements, which liability may arise either at common law or at equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.
(b) Notwithstanding anything in this Agreement to the contrary, all amounts owed by the Borrower on, under or in respect of its obligations and liabilities under this Agreement shall be recoverable only from and to the extent of the Collateral in accordance with Section 2.7 hereof and upon final realization of all Collections, the Borrower shall have no further liability and all claims in respect of amounts owed but still unpaid shall be extinguished.
(c) The provisions of this Section 15.9 shall survive the termination of this Agreement.
Section 15.10 Patriot Act Compliance.

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The Administrative Agent hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it, and each other Lender, may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower, organizational documentation, director and shareholder information, and other information that will allow the Administrative Agent and the Lenders to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Administrative Agent and the Lenders.
Further, the parties hereto acknowledge that in accordance with the Customer Identification Program (CIP) requirements under the USA PATRIOT Act and its implementing regulations, the Collateral Custodian and Account Bank, in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each Person or legal entity that establishes a relationship or opens an account with the Collateral Custodian and Account Bank. Each party hereby agrees that it shall provide the Collateral Custodian and Account Bank with such information as the Collateral Custodian and Account Bank may request that will help the Collateral Custodian and Account Bank to identify and verify each party’s identity, including each party’s name, physical address, tax identification number, organizational documents, certificate of good standing, license to do business or other pertinent identifying information.
Section 15.11 Execution in Counterparts; Severability; Integration.
This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than any fee letter contemplated hereby.
Section 15.12 Concerning the Owner Trustee.
It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by Wilmington Trust, National Association (“WTNA”), not individually or personally but solely as Owner Trustee of the Borrower, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Borrower is made and intended not as personal representations, undertakings and agreements by WTNA but is made and intended for the purpose of binding only the Borrower, (c) nothing herein contained shall be construed as creating any liability on WTNA, individually or personally, to perform any covenant either expressed or implied contained herein of the Borrower, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto, (d) WTNA has made

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no investigation as to the accuracy or completeness of any representations and warranties made by the Borrower in this Agreement and (e) under no circumstances shall WTNA be personally liable for the payment of any indebtedness or expenses of the Borrower or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Borrower under this Agreement or any other Transaction Documents.
[signatures appear on the following pages]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SONORAN AUTO RECEIVABLES TRUST 2017-1, as Borrower

By: WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity but solely as Owner Trustee

By:	/s/ Nancy E. Hagner

CARVANA AUTO RECEIVABLES 2016-1 LLC, as Transferor

By:	/s/ Paul W. Breaux

CARVANA, LLC, as the Trust Administrator

By:	/s/ Paul W. Breaux
Name:	Paul W. Breaux
Title:	Vice President
[SIGNATURES CONTINUE]

ALLY BANK, as Administrative Agent

By:	/s/ T.E. Elkins
Name:	T.E. Elkins
Title:	Authorized Representative
[SIGNATURES CONTINUE]
[Signature page to Amended and Restated Loan and Security Agreement]
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ALLY BANK, as Lender

By:	/s/ T.E. Elkins
Name:	T.E. Elkins
Title:	Authorized Representative

Commitment: $350,000,000

Address for Notices:

Ally Bank 500 Woodward Avenue Detroit, MI 48226 Attention: [***]
[SIGNATURES CONTINUES]

Acknowledged, Accepted and Agreed To With Respect To Section 2.7

By: WILMINGTON TRUST, NATIONAL ASSOCIATION, non in its individual capacity but solely as Owner Trustee

By:	/s/ Nancy E. Hagner
Name:	Nancy E. Hagner
Title:	Assistant Vice President
[END OF SIGNATURES]
[Signature page to Amended and Restated Loan and Security Agreement]
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